                                                Filed pursuant to Rule 424(b)(3)
                                                    Registration No.'s 333-83037
                                                                  & 333-83037-01

PROSPECTUS

                     R.J. REYNOLDS TOBACCO HOLDINGS, INC.,
                                     ISSUER

                         R.J. REYNOLDS TOBACCO COMPANY,
                                   GUARANTOR

                               OFFER TO EXCHANGE
               NOTES THAT ARE REGISTERED UNDER THE SECURITIES ACT
                       FOR ANY AND ALL OF OUR OUTSTANDING
                             7 3/8% NOTES DUE 2003,
                           7 3/4% NOTES DUE 2006 AND
                             7 7/8% NOTES DUE 2009
                             ---------------------

    We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A under the Securities Act and therefore not registered with the SEC.

    The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

    To exchange your old notes for new notes:

    - You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 p.m., New York time, on November 9, 1999.

    - If your old notes are held in book-entry form at The Depository Trust Company (DTC), you must instruct DTC through your signed letter of transmittal that you wish to exchange your old notes for new notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of old notes for new notes.

    - Please read the section "The Exchange Offer" beginning on page 72 for additional information on how to exchange your old notes for new notes.

    The notes and the guarantees are general obligations of R.J. Reynolds Tobacco Holdings, Inc. and R.J. Reynolds Tobacco Company, respectively, and rank equally with all other existing and future unsecured and unsubordinated obligations of R.J. Reynolds Tobacco Holdings, Inc. and R.J. Reynolds Tobacco Company, respectively, including any borrowings under our credit facility.

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF RISK FACTORS AFFECTING US, OUR BUSINESS AND THE NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 8, 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
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
Where You Can Find More Information........................................................................           3
Forward-Looking Information................................................................................           4
Prospectus Summary.........................................................................................           5
Risk Factors...............................................................................................          10
The Reorganization.........................................................................................          15
Use of Proceeds............................................................................................          15
Selected Historical Financial Data.........................................................................          16
Unaudited Pro Forma Consolidated Condensed Financial Statements............................................          18
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          22
Business...................................................................................................          32
Management.................................................................................................          43
Security Ownership of Significant Beneficial Owners and Management.........................................          57
Description of the Notes...................................................................................          58
The Exchange Offer.........................................................................................          72
Plan of Distribution.......................................................................................          79
Certain U.S. Federal Income Tax Considerations For Non-U.S. Holders........................................          80
Certain U.S. Federal Income Tax Considerations For U.S. Holders............................................          81
Validity of the Notes and the Guarantee....................................................................          81
Experts....................................................................................................          81
Index to Financial Statements..............................................................................         F-1

                            ------------------------

    Throughout this prospectus, we refer to R.J. Reynolds Tobacco Holdings, Inc. as "RJR Tobacco Holdings," and we refer to R.J. Reynolds Tobacco Company as "RJR Tobacco Company." The words "we," "us," "our" and "ours," and related words, refer to R.J. Reynolds Tobacco Holdings, Inc. and its consolidated subsidiaries, which include R.J. Reynolds Tobacco Company.

                      WHERE YOU CAN FIND MORE INFORMATION

    RJR Tobacco Holdings files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. RJR Tobacco Holdings' SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, because RJR Tobacco Holdings' common stock is listed on the New York Stock Exchange, reports and other information concerning RJR Tobacco Holdings can be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    This prospectus is a part of a registration statement filed by us with the SEC under the Securities Act. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference includes important business and financial information that is not included in this document and is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Any statement, including financial statements, contained in our Form 10-K for the year ended December 31, 1998 shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below (SEC File No. 1-6388) and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering under this prospectus.

    (1) Current Reports on Form 8-K dated
           March 9, 1999,
           April 13, 1999,
           May 12, 1999,
           June 14, 1999 and
           September 22, 1999

    (2) Registration Statement on Form 8-A filed May 19, 1999

    (3) Forms 10-Q for the Quarterly Periods ended March 31, 1999 and June 30, 1999

    (4) Form 10-K for the year ended December 31, 1998

    You may request a copy of these filings at no cost by writing or telephoning us at the following address:

           Corporate Secretary
           R.J. Reynolds Tobacco Holdings, Inc.
           401 North Main Street
           Winston-Salem, North Carolina 27102
           Telephone: 336-741-5500

To obtain timely delivery of copies of any such filings, you must make your request no later than November 1, 1999.

    We have not included or incorporated by reference in this prospectus separate financial statements of RJR Tobacco Company because we do not believe that those financial statements would be material to noteholders. However, we have included summarized financial information for RJR Tobacco Company at December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 in note 15 to RJR Tobacco Holdings' consolidated financial statements included elsewhere in this prospectus.

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                          FORWARD-LOOKING INFORMATION

    Certain statements contained in this prospectus and in the documents incorporated by reference are forward-looking statements, particularly with respect to the level of settlement and restructuring-related expenses, the amount of savings related to restructuring and cost-reduction programs, the amount of capital expenditures and the impact of litigation settlements, including the Master Settlement Agreement with state attorneys general and other settlement agreements. These forward-looking statements reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, the effect on financial performance and future events of competitive pricing for products, the success of new product innovations, the effects of government regulation, the ratings of our securities, and litigation, legislative and regulatory developments. Due to these uncertainties and risks, you are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this document or the relevant incorporated document. Some economic, competitive, governmental, technological, legal and other factors that may affect RJR Tobacco Company's operations are discussed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD READ THE ENTIRE DOCUMENT CAREFULLY, INCLUDING "RISK FACTORS," THE INFORMATION UNDER "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                                  OUR COMPANY

    RJR Tobacco Holdings is a holding company that owns 100% of the stock of RJR Tobacco Company. RJR Tobacco Company is the second largest cigarette manufacturer in the United States. RJR Tobacco Company had an approximate 24.41% overall share of retail domestic consumer cigarette sales for the first quarter of 1999, and an approximate 25.17% overall share in 1998. RJR Tobacco Company's largest selling cigarette brands include DORAL, WINSTON, CAMEL, SALEM and VANTAGE. WINSTON, CAMEL and SALEM are its largest selling premium brands, while DORAL is its largest selling savings brand. RJR Tobacco Company markets its other brands, including MONARCH, MORE, NOW, BEST VALUE and CENTURY, to meet a variety of smoker preferences.

    STRATEGY

    RJR Tobacco Company's primary long-term objective is to increase earnings and cash flow through selective marketing investments in key brands and continual improvements in our cost structure and operating efficiency.

    RJR Tobacco Company has several new products, product-line extensions and brand repositionings in process, such as:

    - revision of the WINSTON blend and packaging as part of the "No Bull" campaign,

    - revision of the SALEM blend and packaging as well as implementation of the "It's Not What You Expect" advertising campaign, and

    - ECLIPSE, a cigarette currently in test market that reduces second-hand smoke and ash by primarily heating rather than burning tobacco.

    RJR Tobacco Company is in the course of important strategic cost-reduction projects undertaken in response to the changing business conditions we expect will result from the Master Settlement Agreement with state attorneys general and other existing settlement agreements, such as:

    - a 15% work force reduction and

    - a write-down of one of RJR Tobacco Company's production facilities and certain other equipment to fair value.

    We expect the cost-reduction projects to generate significant annual cost savings in future years.

                               THE REORGANIZATION

    Nabisco Group Holdings Corp. (formerly named RJR Nabisco Holdings Corp.) and RJR Tobacco Holdings have recently completed a series of reorganization transactions constituting a fundamental restructuring of their businesses and capital structures. The principal transactions in this reorganization are the following:

    - On May 12, 1999, RJR Tobacco Holdings and RJR Tobacco Company substantially completed the sale of the international tobacco business to Japan Tobacco Inc. for $8 billion, including the assumption of approximately $200 million of net debt. As a result of this sale, RJR Tobacco

      Company's only cigarette market is the United States and its territories, commonwealths, protectorates and possessions;

    - On May 18, 1999, RJR Tobacco Holdings used a portion of the net proceeds from the international tobacco sale to repurchase approximately $4 billion of public debt;

    - On May 18, 1999, RJR Tobacco Holdings transferred its 80.5% interest in Nabisco Holdings Corp., together with approximately $1.6 billion in cash proceeds from the international tobacco sale, to Nabisco Group Holdings through a merger transaction that is intended to be tax-free;

    - On May 7 and May 18, 1999, respectively, RJR Tobacco Holdings entered into a $1.235 billion revolving credit agreement with a syndicate of commercial banks and completed a private placement of $1.25 billion in debt securities (the notes that are subject to the exchange offer described in this prospectus). RJR Tobacco Company has guaranteed RJR Tobacco Holdings' obligations under those debt securities and that credit agreement; and

    - On June 14, 1999, Nabisco Group Holdings distributed all of the outstanding RJR Tobacco Holdings common stock to Nabisco Group Holdings common stockholders in a spin-off transaction that is intended to be tax-free.

                               THE EXCHANGE OFFER

Securities offered...........................  $550,000,000 principal amount of 7 3/8%
                                               Series B notes due 2003.
                                               $500,000,000 principal amount of 7 3/4%
                                               Series B notes due 2006.
                                               $200,000,000 principal amount of 7 7/8%
                                               Series B notes due 2009.
The exchange offer...........................  We are offering to issue the new notes in exchange for a like principal amount of your
                                               old notes. We are offering to issue the new
                                               notes to satisfy our obligations contained in
                                               the registration rights agreement entered
                                               into when the old notes were sold in
                                               transactions permitted by Rule 144A under the
                                               Securities Act and therefore not registered
                                               with the SEC. For procedures for tendering,
                                               see "The Exchange Offer."
Tenders, expiration date, withdrawal.........  The exchange offer will expire at 5:00 p.m.
                                               New York City time on November 9, 1999 unless
                                               we extend it. If you decide to exchange your
                                               old notes for new notes, you must acknowledge
                                               that you are not engaging in, and do not
                                               intend to engage in, a distribution of the
                                               new notes. If you decide to tender your old
                                               notes in the exchange offer, you may withdraw
                                               them at any time prior to November 9, 1999.
                                               If we decide for any reason not to accept any
                                               old notes for exchange, your old notes will
                                               be returned to you without expense to you
                                               promptly after the exchange offer expires.
Federal income tax consequences..............  Your exchange of old notes for new notes in the exchange offer will not result in any
                                               income, gain or loss to you for U.S. federal
                                               income tax purposes.
Use of proceeds..............................  We will not receive any proceeds from the issuance of the new notes in the exchange
                                               offer.
Exchange agent...............................  The Bank of New York is the exchange agent for the exchange offer.
Failure to tender your old notes.............  If your old notes are eligible for exchange in the exchange offer and you fail to tender
                                               your old notes in the exchange offer, you
                                               will not have any further rights under the
                                               registration rights agreement, including any
                                               right to require us to register your old
                                               notes or to pay you additional interest.

PLEASE REVIEW THE FOLLOWING REGULATORY REQUIREMENTS IN CONSIDERING WHETHER TO EXCHANGE OLD NOTES IN THE EXCHANGE OFFER.

    Based on interpretations by the SEC's staff, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus so long as:

    - you are not one of our "affiliates", which is defined in Rule 405 of the Securities Act;

    - you acquire the new notes in the ordinary course of your business;

    - unless you are a broker-dealer, you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

    - unless you are a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the new notes.

    If you are an affiliate of RJR Tobacco Holdings or RJR Tobacco Company, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction.

    If you are a broker-dealer and receive new notes for your own account in the exchange offer:

    - you must represent to us that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

    - you must acknowledge to us that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

    - you may use this prospectus, as it may be amended or supplemented, for the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities. For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

Issuer.......................................  R.J. Reynolds Tobacco Holdings, Inc.
Guarantors...................................  Payment of principal, premium, if any, and interest is guaranteed by R.J. Reynolds
                                               Tobacco Company. If and when any additional
                                               subsidiaries of RJR Tobacco Holdings become
                                               guarantors of the obligations of RJR Tobacco
                                               Holdings under its new bank credit agreement,
                                               those subsidiaries will also guarantee the
                                               notes.
Interest.....................................  Interest is payable in cash on May 15 and
                                               November 15 of each year, beginning November
                                               15, 1999.
Optional redemption..........................  We may redeem any or all notes at any time, subject to the payment of a "make-whole"
                                               premium as described in "Description of the
                                               Notes".
Ranking......................................  The notes and the guarantees are unsecured and unsubordinated obligations of RJR Tobacco
                                               Holdings and RJR Tobacco Company,
                                               respectively, and rank equally with all other
                                               existing and future unsecured and
                                               unsubordinated obligations of RJR Tobacco
                                               Holdings and RJR Tobacco Company (except
                                               those obligations preferred by operation of
                                               law). The notes effectively rank junior to
                                               any secured debt of RJR Tobacco Holdings, and
                                               the guarantee effectively ranks junior to any
                                               secured debt of RJR Tobacco Company, in each
                                               case to the extent of the assets securing
                                               such debt. As of March 31, 1999, neither RJR
                                               Tobacco Holdings nor RJR Tobacco Company had
                                               any secured debt outstanding.
Restrictive covenants........................  The indenture governing the notes contains covenants relating to (1) limitations on
                                               liens, (2) limitations on sale and lease-back
                                               transactions and (3) consolidations, mergers
                                               and transfers of all or substantially all of
                                               our assets. All of these covenants are
                                               subject to a number of important quali-
                                               fications and exceptions.

                                  RISK FACTORS

    See "Risk Factors," immediately following this summary, for a discussion of certain factors relating to us, our business and an investment in the notes.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW IN ADDITION TO ALL OTHER INFORMATION PROVIDED IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

WE ARE DEPENDENT ON THE DOMESTIC TOBACCO BUSINESS.

    We no longer derive revenues from or have any affiliation with the food businesses of Nabisco, and RJR Tobacco Company's only cigarette market is the United States and its territories, commonwealths, protectorates and possessions. RJR Tobacco Company's domestic tobacco business has experienced declining cigarette sales volumes and market share in recent years and is subject to extensive litigation settlement payment obligations. If the U.S. cigarette market continues to contract, we will not have food sales or tobacco sales abroad to offset these effects. This trend could adversely affect RJR Tobacco Company's sales volumes, operating income and cash flows, which in turn could adversely affect our ability to meet payment obligations under the notes.

LAWSUITS MAY AFFECT OUR ABILITY TO PAY INTEREST AND PRINCIPAL ON THE NOTES.

    Various legal actions, proceedings and claims arising out of the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes are pending or may be instituted against RJR Tobacco Company, its affiliates (including RJR Tobacco Holdings) and its indemnitees. There has been a noteworthy increase in the number of these cases pending. As of June 11, 1999, 639 active cases were pending against RJR Tobacco Company and/or its affiliates or indemnitees in the United States. Punitive damages, often in amounts ranging into the hundreds of millions, or even billions of dollars, are specifically pleaded in a number of cases in addition to compensatory and other damages.

    On September 22, 1999, the U.S. Department of Justice brought an action in the United States District Court for the District of Columbia against various industry members, including RJR Tobacco Company. The government seeks to recover federal funds expended in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related and, in addition, seeks, pursuant to the federal Racketeer Influenced and Corrupt Organization Act ("RICO"), disgorgement of profits the government contends were earned as a consequence of a RICO racketeering "enterprise". An unfavorable resolution of this action could have a significant adverse effect on the financial condition of RJR Tobacco Holdings and RJR Tobacco Company.

    For a discussion of tobacco litigation, see "Business -- Litigation and Regulation -- Litigation", note 4 to our unaudited consolidated condensed financial statements as of March 31, 1999 and notes 10 and 17 to our consolidated financial statements as of December 31, 1998, included elsewhere in this prospectus.

RJR TOBACCO COMPANY HAS SUBSTANTIAL PAYMENT OBLIGATIONS UNDER LITIGATION
  SETTLEMENT AGREEMENTS.

    Under various settlement agreements, including the Master Settlement Agreement with state attorneys general, RJR Tobacco Company is obligated to pay amounts that we estimate to be $1.6 billion in 1999 ($316 million of which was paid as of March 31, 1999) and more than $2 billion per year in subsequent years. To satisfy its payment obligations under these settlements, RJR Tobacco Company has raised prices on cigarettes, and the price increases have adversely affected its sales volumes, operating income and cash flows. These obligations and consequences may affect our ability to meet payment obligations under the notes.

THE MASTER SETTLEMENT AGREEMENT AND OTHER SETTLEMENT AGREEMENTS IMPOSE NEW
  LIMITATIONS ON ADVERTISING AND MARKETING CIGARETTES THAT COULD HARM RJR TOBACCO COMPANY'S COMPETITIVE POSITION.

    Under the Master Settlement Agreement and other settlement agreements, RJR Tobacco Company is generally no longer able to use billboard advertising, cartoon characters, sponsorship of concerts, non-tobacco merchandise bearing its brand names and various other advertising and marketing techniques that RJR Tobacco Company has used in the past. These limitations may adversely affect RJR Tobacco Company's competitive position, sales volumes, operating income and cash flows, which in turn could adversely affect our ability to meet payment obligations under the notes.

THE CIGARETTE INDUSTRY IS SUBJECT TO SUBSTANTIAL AND INCREASING REGULATION AND
  TAXATION.

    A wide variety of federal, state and local laws limits the advertising, sale and use of cigarettes, and these laws have proliferated in recent years. If this trend continues, it may have material adverse effects on RJR Tobacco Company's competitive position, sales volumes, operating income and cash flows, which in turn could adversely affect our ability to meet payment obligations under the notes.

    In addition, cigarettes are subject to substantial and increasing excise taxes. The federal excise tax on cigarettes will rise from $.24 per pack to $.34 in 2000, and to $.39 in 2002. President Clinton has proposed a further increase of $.55 per pack. Additional state excise taxes range from $.025 per pack in Virginia to $1.00 per pack in Alaska. Increased excise taxes may result in declines in overall sales volume and shifts by consumers to less expensive brands. Both of these results could adversely affect RJR Tobacco Company's operating income and cash flows, which in turn could adversely affect our ability to meet payment obligations under the notes.

    The U.S. Food and Drug Administration has asserted jurisdiction over cigarettes and adopted regulations that would, among other things, limit advertising in print to black and white text. The U.S. Court of Appeals for the Fourth Circuit held in 1998 that the FDA had exceeded its authority by regulating tobacco products. On April 26, 1999, the U.S. Supreme Court agreed to hear the FDA's appeal of the Fourth Circuit's ruling. If the Supreme Court holds that the FDA has authority to regulate cigarettes, the FDA's exercise of jurisdiction could lead to more expansive FDA-imposed restrictions on cigarette operations than those set forth in the regulations and could materially adversely affect RJR Tobacco Company's sales volumes, operating income and cash flows, and hence our ability to meet payment obligations under the notes.

RJR TOBACCO COMPANY'S MARKET SHARE HAS DECLINED IN RECENT PERIODS.

    In 1998, RJR Tobacco Company's share of the U.S. cigarette market declined to approximately 25.17% from approximately 25.41% in 1997. For the first quarter of 1999, RJR Tobacco Company's share declined to approximately 24.41%. If this trend continues, it could adversely affect RJR Tobacco Company's sales volumes, operating income and cash flows, which in turn could adversely affect our ability to meet payment obligations under the notes.

THE DOMESTIC CIGARETTE INDUSTRY HAS EXPERIENCED DECLINING SALES IN RECENT
  PERIODS.

    As a result of the 1997 and 1998 litigation settlements, increases in regulation and excise taxes, health concerns and other factors, sales of cigarettes in the United States declined by 4.6% in 1998 compared to 1997 and by 9.6% in the first quarter of 1999 compared to the first quarter of 1998. At least in part because RJR Tobacco Company's brands are more price sensitive than those of some of its competitors, its sales volume decreased more significantly (5.5% in 1998 and 14.4% in the first quarter of 1999) than the industry average. In addition, price increases may encourage smokers to switch from premium to savings brands. RJR Tobacco Company's profit margins on the less expensive savings brands are generally less than its profit margins on the more expensive premium brands. If these trends continue or accelerate and RJR Tobacco Company is unable to capture market share from its competitors, its sales volumes, operating income and cash flows could be adversely affected, which in turn could adversely affect our ability to meet payment obligations under the notes.

COMPETITION FROM OTHER CIGARETTE MAKERS COULD ADVERSELY AFFECT US.

    The cigarette industry is highly competitive. Some of RJR Tobacco Company's competitors have substantially greater financial, marketing, personnel and other resources than RJR Tobacco Company has. This may enable competitors to compete more aggressively in offering retail discounts. Aggressive discounting can adversely affect RJR Tobacco Company's sales volumes, operating income and cash flows, which in turn could adversely affect our ability to meet payment obligations under the notes.

WE MAY BE RESPONSIBLE FOR CERTAIN HISTORICAL LIABILITIES OF THE NABISCO GROUP
  HOLDINGS GROUP.

    Until the spin-off of RJR Tobacco Holdings by Nabisco Group Holdings, we were members of the consolidated group of Nabisco Group Holdings (formerly known as RJR Nabisco Holdings Corp.) for U.S. federal income tax purposes. Each member of a consolidated group is liable for the U.S. federal income tax liability of the other members of the group, as well as for pension and benefit funding liabilities of the other group members. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Cash Flows." We continue to be liable for these Nabisco Group Holdings liabilities for the period prior to the spin-off.

    We, Nabisco Group Holdings and Nabisco have entered into (1) a tax sharing agreement which generally seeks to allocate tax liabilities ratably based upon our taxable income and that of Nabisco Group Holdings had we been separate taxpayers and (2) a distribution agreement which seeks to allocate pension and benefit funding liabilities. Under these agreements, Nabisco Group Holdings generally retains the authority to file returns, respond to inquiries and conduct proceedings on our behalf with respect to consolidated returns for years beginning before the spin-off. These arrangements may result in conflicts of interest between Nabisco Group Holdings and ourselves. In addition, if Nabisco Group Holdings were unable to satisfy its liabilities, we could be responsible for satisfying them, notwithstanding the existence of the tax sharing agreement and the distribution agreement.

    RJR Tobacco Holdings and Nabisco Group Holdings have received an opinion of counsel that the spin-off of RJR Tobacco Holdings by Nabisco Group Holdings and the transfer of RJR Tobacco Holdings' interest in Nabisco to Nabisco Group Holdings should be tax-free. We did not and do not intend to seek a ruling from the IRS that these transactions will be tax-free. An opinion of counsel is not binding on the IRS or the courts, and it is possible that the IRS could seek to assert claims in connection with the spin-off and Nabisco transfer that would be material in amount. Our counsel has opined that we should prevail if the IRS asserted any claims. In the tax sharing agreement, Nabisco Group Holdings agreed to indemnify us for taxes arising from the spin-off or the Nabisco transfer, although we would be responsible for taxes if our own act, omission or misrepresentation caused such tax liability to arise.

OUR BUSINESS AND SYSTEMS MAY BE AFFECTED BY THE YEAR 2000 COMPUTER PROBLEM.

    RJR Tobacco Company uses software and related computer technologies essential to its operations that use two digits rather than four to specify the year, which could result in a date recognition problem with the transition to the year 2000. RJR Tobacco Company is currently remedying the year 2000 problem as it affects the software and business systems that are critical to its business. If RJR Tobacco Company is not successful in this effort, or third parties with whom it interfaces are unsuccessful, RJR Tobacco Company could experience business interruptions that could have a material adverse effect on its operations. As of March 31, 1999, RJR Tobacco Company had incurred $28 million to be year 2000 compliant. The current estimated cost to complete RJR Tobacco

Company's year 2000 program is an additional $9 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

THE NOTES ARE UNSECURED OBLIGATIONS.

    The notes are unsecured and unsubordinated obligations of RJR Tobacco Holdings and rank equally in right of payment with all other existing and future unsecured and unsubordinated obligations of RJR Tobacco Holdings. The guarantee by RJR Tobacco Company is, and guarantees, if any, by any other subsidiaries of RJR Tobacco Holdings will be, unsecured and unsubordinated obligations of the relevant guarantor and will rank equally with all other existing and future unsecured and unsubordinated obligations of each such guarantor. Neither the notes nor the guarantees are or will be secured by any assets of RJR Tobacco Holdings or the guarantors. Accordingly, the notes and the guarantees will effectively rank junior to any secured obligations of RJR Tobacco Holdings and the guarantors to the extent of the assets securing such obligations. If RJR Tobacco Holdings or a guarantor becomes insolvent or is liquidated, or if payment under any secured obligation is accelerated, the lenders under that secured obligation will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the agreement securing that obligation. Any claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. Accordingly, it is possible that there would be insufficient assets remaining to satisfy noteholders' claims fully. As of March 31, 1999, on a pro forma basis after giving effect to the reorganization, the offering and the application of the estimated net proceeds from the offering, RJR Tobacco Holdings would have had approximately $2.03 billion of total consolidated indebtedness outstanding, including $1.25 billion outstanding under the notes and approximately $776 million of other unsubordinated debt, none of which would have been secured. As of March 31, 1999, RJR Tobacco Company had no third-party debt.

FRAUDULENT TRANSFER LAWS MAY LIMIT YOUR RIGHTS AS A NOTEHOLDER.

    Federal or state fraudulent transfer laws permit a court, if it makes certain findings, to:

    - avoid all or a portion of the guarantors' obligations under the guarantees;

    - subordinate all or a portion of the guarantees to other obligations of the guarantors, entitling other creditors to be paid in full before any payment is made on the guarantees; and

    - take other action detrimental to noteholders, including invalidating the guarantees under some circumstances.

    Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, when a subsidiary became a guarantor, the relevant guarantor:

    (1) issued the guarantee with the intent of hindering, delaying or defrauding current or future creditors or

    (2) received less than fair consideration or reasonably equivalent value for incurring the debt represented by the guarantee and

           - was insolvent or was rendered insolvent by reason of the issuance of the guarantee;

           - was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small; or

           - intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature.

    Different jurisdictions define "insolvency" differently. However, a guarantor generally would be considered insolvent at the time it issued its guarantee if:

    - the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability for contingent liabilities) as they become absolute or matured or

    - it was incurring debts beyond its ability to pay as such debts mature.

    We cannot assure you what standard a court would apply in order to determine whether a particular guarantor was "insolvent" as of the date its guarantee is issued. There is a litigation risk that a court might also determine, regardless of whether the guarantor was insolvent on the date the guarantee was issued, that payments under the guarantee constituted fraudulent transfers on another ground.

NO PUBLIC TRADING MARKET FOR THE NOTES EXISTS.

    We are offering the new notes to holders of the old notes, which we issued on May 18, 1999 to a limited number of investors. There is currently no active trading market for the notes, and it is not possible to predict how the notes will trade in the secondary market or whether the secondary market will be liquid or illiquid. If a trading market does develop, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects.

                               THE REORGANIZATION

    Nabisco Group Holdings and RJR Tobacco Holdings have recently completed a series of reorganization transactions constituting a fundamental restructuring of their businesses and capital structures. The principal transactions in this reorganization are the following:

    - On May 7, 1999, RJR Tobacco Holdings entered into a 30-month $1.235 billion floating rate revolving credit agreement with a syndicate of commercial banks. RJR Tobacco Company has guaranteed the obligations of RJR Tobacco Holdings under this credit agreement.

    - On May 12, 1999, RJR Tobacco Holdings and RJR Tobacco Company substantially completed the sale of the international tobacco business to Japan Tobacco for $8 billion, including the assumption of approximately $200 million of net debt. As a result of this sale, RJR Tobacco Company's only cigarette market is the United States and its territories, commonwealths, protectorates and possessions.

    - On May 18, 1999, RJR Tobacco Holdings completed tender offers and consent solicitations relating to its then outstanding public debt obligations. In these transactions,

           - the bondholders agreed to amend the indentures relating to these debt obligations to remove substantially all of the restrictive covenants. Removing these restrictions facilitated the completion of the international tobacco sale, the spin-off and our new financing arrangements, which are described below; and

           - RJR Tobacco Holdings used a portion of the net proceeds from the international tobacco sale to repurchase approximately $4 billion of its public debt.

    - On May 18, 1999, RJR Tobacco Holdings completed an offering of $1.25 billion in debt securities (the notes that are subject to the exchange offer described in this prospectus). RJR Tobacco Company has guaranteed the obligations of RJR Tobacco Holdings under the indenture relating to these debt securities. These securities were not registered under the Securities Act and may not be offered or sold in the United States, absent registration or an applicable exemption from the registration requirements. This prospectus relates to our offer to exchange these securities for securities registered under the Securities Act.

    - On May 18, 1999, RJR Tobacco Holdings transferred its approximately 80.5% interest in Nabisco Holdings Corp., together with approximately $1.6 billion in net cash proceeds from the international tobacco sale, to Nabisco Group Holdings through a merger transaction.

    - On June 14, 1999, Nabisco Group Holdings distributed all of the outstanding shares of RJR Tobacco Holdings common stock to Nabisco Group Holdings common stockholders of record as of May 27, 1999. This spin-off is intended to be tax-free for U.S. federal income tax purposes.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange of the notes.

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected historical consolidated financial data presented below as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 are derived from our consolidated financial statements and accompanying notes, which have been audited by Deloitte & Touche LLP, independent auditors. The selected historical consolidated financial data presented below as of December 31, 1996, 1995 and 1994 and for each of the years in the two-year period ended December 31, 1995 are derived from unaudited consolidated financial statements not presented or incorporated herein by reference. The data as of and for the quarters ended March 31, 1999 and 1998 are derived from our unaudited consolidated condensed financial statements. These financial statements segregate the account balances and activities of the international tobacco business and Nabisco and report those account balances and activities as discontinued operations. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

                                            THREE MONTHS ENDED
                                                MARCH 31,                      YEARS ENDED DECEMBER 31,
                                           --------------------  -----------------------------------------------------
                                             1999       1998       1998       1997       1996       1995       1994
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS
  Net sales..............................  $   1,693  $   1,213  $   5,716  $   5,044  $   4,702  $   4,612  $   4,730
  Income (loss) from continuing
    operations...........................         30       (141)      (519)        19        226         65        111
PER SHARE DATA
  Basic income (loss) per share from
    continuing operations................        .28      (1.30)     (4.77)       .17       2.08        .60       1.02
  Diluted income (loss) per share from
    continuing operations................        .28      (1.30)     (4.77)       .17       2.08        .60       1.02
  Average number of common shares
    outstanding (in thousands):
    Basic................................    108,691    108,691    108,691    108,691    108,691    108,691    108,691
    Diluted..............................    108,691    108,691    108,691    108,691    108,691    108,691    108,691
BALANCE SHEET DATA
  (AT END OF PERIODS)
  Total assets...........................  $  19,476  $  20,184  $  19,401  $  20,251  $  20,747  $  21,391  $  22,138
  Long-term debt (excluding current
    maturities)..........................      4,743      5,013      4,861      4,944      4,928      4,944      4,878
  Stockholder's equity...................      9,874     11,067      9,886     11,079     11,669     12,153     11,410
OTHER DATA
  Ratio of earnings to fixed charges
    (1)..................................        1.6         --         --        1.5        2.2        1.7        1.5
  Deficiency in the coverage of fixed
    charges by earnings before fixed
    charges (1)..........................         --  $    (184) $    (679)        --         --         --         --

------------------------------

(1) For purposes of these computations, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt issuance costs, and that portion of operating rental expense representative of the interest factor.

    During the three months ended March 31, 1998, RJR Tobacco Company recorded $312 million, $199 million after-tax, for initial, up-front tobacco settlement costs relating to agreements between RJR Tobacco Company and the Minnesota state attorney general and Blue Cross and Blue Shield of Minnesota.

    During the year ended December 31, 1998, RJR Tobacco Company recorded $1.442 billion, $928 million after-tax, for initial, up-front tobacco settlement and other related expenses, including the $312 million referred to above, $620 million related to the Master Settlement Agreement with various state attorneys general, $145 million for the most favored nation adjustments for previously settled states and $365 million for the rationalization of manufacturing operations and workforce reductions resulting from the Master Settlement Agreement.

    During the year ended December 31, 1997, RJR Tobacco Company recorded $359 million, $218 million after-tax, for initial, up-front tobacco settlement costs relating to agreements reached with the Florida, Mississippi and Texas state attorneys general and in certain class action cases. Also, RJR Tobacco Company recorded a restructuring charge of $80 million, $52 million after-tax, to reorganize its operations.

    During the year ended December 31, 1995, RJR Tobacco Company recorded a restructuring charge of $100 million, $65 million after-tax, in connection with a program to streamline its operations. Also, RJR Tobacco Holdings and Nabisco completed a debt exchange in that year that resulted in a pre-tax charge by RJR Tobacco Holdings of approximately $103 million for fees and expenses.

    Net sales and costs of products sold exclude excise taxes of $260 million and $304 million for the three months ended March 31, 1999 and 1998, respectively, and $1.292 billion, $1.369 billion, $1.401 billion, $1.447 billion and $1.526 billion for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively.

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

    The unaudited pro forma consolidated condensed financial statements reflect the effects of adjustments to our historical results of operations and financial condition, using the assumptions described below. You should read the unaudited pro forma consolidated condensed financial statements in conjunction with our consolidated financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and our unaudited consolidated condensed financial statements as of June 30, 1999 and for the six months ended June 30, 1999 and 1998, included elsewhere in this prospectus or incorporated by reference in this prospectus.

    The unaudited pro forma consolidated condensed statements of income give effect to the following transactions as if they had occurred on January 1, 1998:

    - the issuance by RJR Tobacco Holdings of $1.25 billion in debt securities at an effective average annual interest rate of 7.829% (the notes that are subject to the exchange offer described in this prospectus);

    - the application of a portion of the net proceeds from the international tobacco sale to reduce debt and for general corporate purposes;

    - the transfer of RJR Tobacco Holdings' interest in Nabisco to Nabisco Group Holdings;

    - the distribution of RJR Tobacco Holdings common stock to Nabisco Group Holdings stockholders;

    - the adjustment to selling, advertising, administrative and general expenses to reflect the estimated level of administrative expense of RJR Tobacco Holdings after the completion of the transfer of RJR Tobacco Holdings' interest in Nabisco to Nabisco Group Holdings and the distribution;

    - the elimination of miscellaneous expenses that will not be incurred after the spin-off; and

    - the tax effects of the foregoing transactions or items.

    Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma consolidated condensed financial statements. RJR Tobacco Holdings is providing the unaudited pro forma consolidated condensed financial statements to you for informational purposes only. You should not construe them to be indicative of RJR Tobacco Holdings' results of operations or financial position had the transactions and events described above been consummated on the dates assumed. These pro forma financial statements also do not project the results of operations or financial position for any future period or date.

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                   RJRTH                       APPLICATION       ADJUSTMENT OF      RJRTH PRO
                                                 HISTORICAL     NOTES(1A)    OF PROCEEDS(1B)     EXPENSES(1C)        FORMA(2)
                                               --------------  -----------  -----------------  -----------------  --------------
NET SALES....................................  $        3,600   $      --       $      --          $      --      $        3,600

COSTS AND EXPENSES
  Cost of products sold......................           1,593          --              --                 --               1,593
  Selling, advertising, administrative and
    general expenses.........................           1,426          --              --                (29)              1,397
  Amortization of intangibles................             183          --              --                 --                 183
  Headquarters close-down and related
    charges..................................             143          --              --                 --                 143
                                               --------------         ---           -----                ---      --------------
Operating income.............................             255          --              --                 29                 284

Interest and debt expense....................            (182)        (50)            142                 --                 (90)
Other income (expense), net..................              (8)         --              --                  8                  --
                                               --------------         ---           -----                ---      --------------

Income (loss) before taxes...................              65         (50)            142                 37                 194

Provision (benefit) for income taxes (1d)....              74         (18)             50                 13                 119
                                               --------------         ---           -----                ---      --------------

Income (loss) from continuing operations.....  $           (9)  $     (32)      $      92          $      24      $           75
                                               --------------         ---           -----                ---      --------------
                                               --------------         ---           -----                ---      --------------

Basic income per share from continuing
  operations.................................  $         (.08)                                                    $          .69
                                               --------------                                                     --------------
                                               --------------                                                     --------------

Diluted income per share from continuing
  operations.................................  $         (.08)                                                    $          .69
                                               --------------                                                     --------------
                                               --------------                                                     --------------

Average number of shares of common stock outstanding:

    Basic....................................     108,697,287                                                        108,697,287

    Diluted..................................     108,697,287                                                        108,736,377
                                               --------------                                                     --------------
                                               --------------                                                     --------------

SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME SET
                            FORTH IN THIS DOCUMENT.

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                   RJRTH                       APPLICATION       ADJUSTMENT OF      RJRTH PRO
                                                 HISTORICAL     NOTES(1A)    OF PROCEEDS(1B)     EXPENSES(1C)        FORMA(2)
                                               --------------  -----------  -----------------  -----------------  --------------
NET SALES....................................  $        5,716   $      --       $      --          $      --      $        5,716

COSTS AND EXPENSES
  Cost of products sold......................           1,353          --              --                 --               1,353
  Selling, advertising, administrative and
    general expenses.........................           2,780          --              --                (61)              2,719
  Tobacco settlement and related expenses....           1,442          --              --                 --               1,442
  Amortization of intangibles................             366          --              --                 --                 366
                                               --------------         ---           -----                ---      --------------
Operating income (loss)......................            (225)         --              --                 61                (164)

Interest and debt expense....................            (426)        (98)            348                 --                (176)
Other income (expense), net..................             (28)         --              --                 28                  --
                                               --------------         ---           -----                ---      --------------

Income (loss) before taxes...................            (679)        (98)            348                 89                (340)

Provision (benefit) for income taxes (1d)....            (160)        (34)            122                 31                 (41)
                                               --------------         ---           -----                ---      --------------

Income (loss) from continuing operations.....  $         (519)  $     (64)      $     226          $      58      $         (299)
                                               --------------         ---           -----                ---      --------------
                                               --------------         ---           -----                ---      --------------

Basic income (loss) per share from continuing
  operations.................................  $        (4.77)                                                    $        (2.75)
                                               --------------                                                     --------------
                                               --------------                                                     --------------

Diluted income (loss) per share from
  continuing operations......................  $        (4.77)                                                    $        (2.75)
                                               --------------                                                     --------------
                                               --------------                                                     --------------

Average number of shares of common stock
  outstanding................................     108,691,347                                                        108,691,347
                                               --------------                                                     --------------
                                               --------------                                                     --------------

SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME SET
                            FORTH IN THIS DOCUMENT.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(1) The following is a summary of the assumptions and adjustments reflected in the unaudited pro forma consolidated condensed statements of income:

    (a) Adjust historical interest and debt expense, as applicable, based on the issuance by RJR Tobacco Holdings of $1.25 billion in debt securities at an effective average annual interest rate of 7.829% (the notes that are subject to the exchange offer described in this prospectus);

    (b) Adjust historical interest and debt expense, as applicable, based on the application of a portion of the net proceeds from the international tobacco sale to repay $4.099 billion of outstanding RJR Tobacco Holdings borrowings, including, among other things, approximately 91% ($4 billion) of the debt securities that RJR Tobacco Holdings offered to purchase on April 13, 1999;

    (c) Adjust historical selling, advertising, administrative and general expenses to reflect the estimated level of administrative expense of RJR Tobacco Holdings after the completion of the transfer of RJR Tobacco Holdings' interest in Nabisco Holdings Corp. to Nabisco Group Holdings, the distribution of RJR Tobacco Holdings common stock to Nabisco Group Holdings stockholders and adjust historical other income (expense), net to eliminate miscellaneous expenses that would not be incurred after the completion of the distribution; and

    (d) Recognize income taxes on the pro forma adjustments at the U.S. statutory rate of 35%.

(2) The unaudited pro forma consolidated condensed statements of income do not give effect to:

    - the one-time net gain recognized upon completion of the international tobacco sale of approximately $3.0 billion for the six months ended June 30, 1999 and for the year ended December 31, 1998, subject to any post-closing adjustments;

    - the one-time loss of approximately $260 million, net of tax, that would be recognized for the six months ended June 30, 1999 and for the year ended December 31, 1998 for

           - the repayment of a portion of the outstanding borrowings of RJR Tobacco Holdings on a pro forma basis and

           -  certain other transaction costs;

    - the one-time costs and expenses of approximately $100 million after-tax to eliminate corporate headquarters; and

    - interest income on the net proceeds from the issuance by RJR Tobacco Holdings of $1.25 billion in debt securities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION IS BASED ON OUR HISTORICAL FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THESE FINANCIAL STATEMENTS SEGREGATE THE ACCOUNT BALANCES AND ACTIVITIES OF THE INTERNATIONAL TOBACCO BUSINESS AND NABISCO AND REPORT THOSE ACCOUNT BALANCES AND ACTIVITIES AS DISCONTINUED OPERATIONS. YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THOSE FINANCIAL STATEMENTS AND THE NOTES TO THEM.

OVERVIEW

    RJR Tobacco Company is the second largest cigarette manufacturer in the United States. For the first quarter of 1999, RJR Tobacco Company had an approximate 24.41% overall share of retail domestic consumer cigarette sales and an approximate 25.17% overall share for 1998. RJR Tobacco Company's largest selling cigarette brands include DORAL, WINSTON, CAMEL, SALEM and VANTAGE. WINSTON, CAMEL and SALEM are its largest selling premium brands, while DORAL is its largest selling savings brand. RJR Tobacco Company markets its other brands, including MONARCH, MORE, NOW, BEST VALUE and CENTURY, to meet a variety of smoker preferences.

    LITIGATION AND SETTLEMENTS

    Numerous legal actions, proceedings and claims are pending or may be instituted against RJR Tobacco Company, its affiliates (including RJR Tobacco Holdings) or its indemnitees that allege damages arising out of the use of or exposure to RJR Tobacco Company's products. This prospectus describes this litigation under "Risk Factors" and "Business--Litigation and Regulation--Litigation" and in note 4 to our unaudited consolidated condensed financial statements as of March 31, 1999 and notes 10 and 17 to our consolidated financial statements as of December 31, 1998, included elsewhere in this prospectus. We believe that, notwithstanding the quality of defenses available to us and our affiliates in litigation matters, it is possible that our results of operations or cash flows in particular quarterly or annual periods could be materially affected by the ultimate outcome of various pending or future litigation matters, including litigation costs. Management is unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate.

    In November 1998, RJR Tobacco Company and the other major U.S. cigarette manufacturers entered into the Master Settlement Agreement with attorneys general representing most U.S. states, territories and possessions. As described under "Business--Litigation and Regulation--Litigation", the Master Settlement Agreement imposes a stream of future payment obligations on RJR Tobacco Company and the other major U.S. cigarette manufacturers and places significant restrictions on their ability to market and sell cigarettes in the future. The Master Settlement Agreement may have a significant negative impact on our results of operations or cash flows in particular quarterly or annual periods. We expect the cash payments to be made by RJR Tobacco Company under the Master Settlement Agreement and other existing settlement agreements in 1999 to be approximately $1.6 billion, $316 million of which RJR Tobacco Company paid as of March 31, 1999. In future years, RJR Tobacco Company estimates those payments to exceed $2.0 billion per year. However, these payments will be subject to, among other things, the volume of cigarettes sold by RJR Tobacco Company, RJR Tobacco Company's market share and inflation adjustments. RJR Tobacco Company cannot predict the impact on its business, competitive position and results of operations of the Master Settlement Agreement and the other existing settlement agreements, the business activity restrictions to which it is subject under these agreements or the price increases that it may be required to make as a result of these agreements.

    PRICING AND VOLUME

    In order to fund its obligations under the Master Settlement Agreement and the other existing settlement agreements, RJR Tobacco Company implemented a series of cigarette price increases in 1997 and 1998. As a result, RJR Tobacco Company's manufacturer's list price increased by an average of $0.70 per pack from August 1997 to December 1998. Other cigarette manufacturers took similar steps. In absolute terms, this series of price increases exceeded the net amount of price increases taken by RJR Tobacco Company over the period from 1981 through July 1997. These price increases, coupled with excise tax increases, have resulted in lower overall cigarette demand, leading to lower volumes. We expect these effects to be more pronounced in the premium market, where operating margins have tended to be higher, compared to the savings market. The price increases have also stimulated competition among manufacturers to discount prices at the consumer level. Because RJR Tobacco Company's brands are more price sensitive than those of some of its competitors, RJR Tobacco Company's sales volume decreased more significantly--5.5% in 1998 compared to 1997 and 14.4% in the first quarter of 1999 compared to the first quarter of 1998--than the industry average of 4.6% in 1998 and 9.6% in the first quarter of 1999. We cannot predict how RJR Tobacco Company's results of operations and financial condition in future periods will be affected by price increases, demand and volume reduction, a shift in mix from premium consumption to savings consumption and competitive discounting. In addition, to the extent some manufacturers, including RJR Tobacco Company, have significantly discounted prices to offset the impact of rapid price increases, the full impact of price increases may not be seen until the second half of 1999 or beyond.

RESULTS OF OPERATIONS

    The following table sets forth specific items from the historical financial statements included elsewhere in this prospectus and shows percentage changes in those items.

                                            QUARTER ENDED                                                       PERCENTAGE CHANGE
                                              MARCH 31,         PERCENTAGE        YEAR ENDED DECEMBER 31,        FROM PRIOR YEAR
                                         --------------------   CHANGE FROM   -------------------------------  --------------------
                                           1999       1998     PRIOR QUARTER    1998       1997       1996       1998       1997
                                         ---------  ---------  -------------  ---------  ---------  ---------  ---------  ---------
                                             (DOLLARS IN
                                              MILLIONS)                            (DOLLARS IN MILLIONS)
Net sales..............................  $   1,693  $   1,213         39.6%   $   5,716  $   5,044  $   4,702       13.3%     7.3%
Cost of products sold (1)..............        750        318        135.8        1,353      1,209      1,186       11.9      1.9
Selling, advertising, administrative
  and general expenses.................        673        564         19.3        2,780      2,361      2,095       17.7     12.7
                                         ---------  ---------                 ---------  ---------  ---------
Operating company contribution (based
  on ongoing results)..................        270        331        (18.4)       1,583      1,474      1,421        7.4      3.7
Tobacco settlement and related expenses
  (1)..................................         --        312       (100.0)       1,442        359         --      301.7       n/a
                                         ---------  ---------                 ---------  ---------  ---------
Operating company contribution.........        270         19      1,321.1          141      1,115      1,421      (87.4)   (21.5)
Amortization of intangibles............         92         91          1.1          366        366        366         --     --
Restructuring expense..................         --         --           --           --         80         --     (100.0)      n/a
                                         ---------  ---------                 ---------  ---------  ---------
Operating income (loss)................  $     178  $     (72)       347.2    $    (225) $     669  $   1,055     (133.6)   (36.6)
                                         ---------  ---------                 ---------  ---------  ---------
                                         ---------  ---------                 ---------  ---------  ---------

------------------------------

(1) $505 million and $37 million of ongoing settlement expense was recorded in cost of products sold in the first quarter of 1999 and 1998, respectively, and $148 million was recorded during the year ended December 31, 1998. Tobacco settlement and related expenses include only initial, up-front tobacco settlement and other related expenses.

    FIRST QUARTER OF 1999 COMPARED TO FIRST QUARTER OF 1998

    NET SALES. Net sales of $1.7 billion in the first quarter of 1999 increased 39.6% from $1.2 billion in the comparable 1998 period. The increase was driven by higher prices offset in part by lower volumes.

    Unit sales volumes for premium brands decreased an average of 14.4%, while average volume for savings brands decreased 14.5%. Overall industry volume decreased by 9.6% from the first quarter of 1998 compared to the first quarter of 1999. Volumes for premium brands could decline at a faster rate than volumes for savings brands. The mix between RJR Tobacco Company's premium and savings brands remained steady, with premium shipments representing 61.9% of total shipments in both the first quarter of 1999 and 1998.

    RJR Tobacco Company's overall retail share of market for the first quarter of 1999 decreased to 24.41% from 25.44% in the first quarter of 1998. RJR Tobacco Company's premium share for the first quarter of 1999 decreased to 15.54% from 16.47% in the first quarter of 1998, while its savings share for the first quarter of 1999 decreased to 8.87% from 8.97% in the first quarter of 1998.

    COST OF PRODUCTS SOLD. Cost of products sold of $750 million in the first quarter of 1999 more than doubled from $318 million in the first quarter of 1998. The increase was due primarily to an increase of $468 million in ongoing settlement costs in the first quarter of 1999.

    SELLING, ADVERTISING, ADMINISTRATIVE AND GENERAL EXPENSES. Selling, advertising, administrative and general expenses of $673 million in the first quarter of 1999 increased 19.3% from $564 million in the first quarter of 1998. The increase was due primarily to a 35.3% increase in promotional expense, chiefly competitive discounts provided directly to retailers and passed through to the consumer.

    TOBACCO SETTLEMENT AND RELATED EXPENSES. In the first quarter of 1998, RJR Tobacco Company recorded $312 million, $199 million after-tax, for initial, up-front tobacco settlement costs relating to the agreements between RJR Tobacco Company and the Minnesota state attorney general and Blue Cross and Blue Shield of Minnesota. Ongoing tobacco settlement costs recorded in the first quarter of 1999 are included in cost of products sold.

    PROVISION (BENEFIT) FOR INCOME TAXES. RJR Tobacco Company recorded a tax provision of $36 million, or a 54.5% effective rate, in the first quarter of 1999 compared to a tax benefit of $43 million, or a 23.4% effective rate, recorded in the first quarter of 1998. The rate increase is primarily due to the relative impact of nondeductible goodwill amortization on income (loss) before income taxes.

    1998 COMPARED TO 1997

    NET SALES. Net sales of $5.7 billion in 1998 increased 13.3% from $5.0 billion in 1997. The increase was driven by higher prices offset in part by lower volumes. RJR Tobacco Company's manufacturer's list prices increased in 1998 by approximately $0.64 per pack.

    Unit sales volumes for premium brands decreased an average of 6.7%, compared to an average volume decrease of 3.4% for savings brands. Overall industry volume decreased by 4.6% from 1997 to 1998. Volumes for premium brands could decline at a faster rate than volumes for savings brands. Although the mix between RJR Tobacco Company's premium and savings brands changed only slightly, with premium shipments representing 62.6% of total shipments in 1998 compared to 63.4% in 1997, the trend away from premium towards savings brands may accelerate in future periods as price increases are absorbed and premium volumes are affected to a greater extent than savings volumes.

    RJR Tobacco Company's overall retail share of market for 1998 decreased to 25.17% from 25.41% in 1997. RJR Tobacco Company's premium share for 1998 decreased to 16.27% from 16.65% in 1997, while its savings share for 1998 increased to 8.90% from 8.76% in 1997.

    COST OF PRODUCTS SOLD. Cost of products sold of $1.4 billion in 1998 increased 11.9% from $1.2 billion in 1997. The increase was due primarily to the inclusion of $148 million in ongoing settlement costs in 1998, with no corresponding charge in 1997.

    SELLING, ADVERTISING, ADMINISTRATIVE AND GENERAL EXPENSES. Selling, advertising, administrative and general expenses of $2.8 billion in 1998 increased 17.7% from $2.4 billion in 1997. The increase was due primarily to a 26.8% increase in promotional expense, chiefly competitive discounts provided directly to retailers and passed through to the consumer.

    TOBACCO SETTLEMENT AND RELATED EXPENSES. RJR Tobacco Company recorded $1.4 billion in tobacco settlement and related expenses in 1998 compared to $359 million in 1997. The 1998 expenses relate primarily to amounts payable under the Master Settlement Agreement with state attorneys general representing most U.S. states, territories and possessions and other existing settlement agreements. The 1998 expenses also include (1) $214 million for rationalizing manufacturing operations, primarily representing a charge to write down the book value of one of RJR Tobacco Company's production facilities and various equipment to fair value and (2) $151 million in employee severance and related benefits, representing a charge for work force reductions totaling approximately 1,300 employees. RJR Tobacco Company took both of these charges in response to the changing business conditions it expects to result from the Master Settlement Agreement and other existing settlement agreements. RJR Tobacco Company anticipates that the 1998 price increases, which were necessary to satisfy its ongoing obligations under the Master Settlement Agreement and other existing settlement agreements, may adversely affect volumes and results of operations. A breakdown of initial, up-front tobacco settlement and other related expenses recorded in 1998 is as follows:

                                                                                (DOLLARS IN
                                                                                 MILLIONS)
                                                                            -------------------
Master Settlement Agreement...............................................       $     620
Minnesota settlement agreement............................................             312
"Most favored nation" adjustments for previously settled states...........             145
Rationalization of manufacturing operations...............................             214
Employee severance and related benefits...................................             151
                                                                                    ------
                                                                                 $   1,442
                                                                                    ------
                                                                                    ------

    RJR Tobacco Company anticipates that cash expenditures related to the termination of employees will be approximately $100 million, which will be paid from operations into the year 2000. RJR Tobacco Company expects pre-tax savings in 1999 and 2000 relating to employee terminations and rationalizing manufacturing operations to be approximately $75 million and $110 million, respectively. As of December 31, 1998, RJR Tobacco Company used $268 million of the accrual as follows: $54 million for severance and related benefits and $214 million for rationalizing manufacturing operations.

    As noted above, RJR Tobacco Company recorded ongoing settlement expenses of $148 million in 1998 relating to other tobacco litigation, principally settlements involving the attorneys general of Florida, Mississippi and Texas, in cost of products sold.

    RESTRUCTURING EXPENSE. RJR Tobacco Company recorded $80 million in restructuring expense in 1997, with no corresponding expense in 1998. This expense consisted of $30 million in employee severance and related benefits, $30 million for rationalizing manufacturing operations and $20 million for contract termination and other costs. RJR Tobacco Company undertook the 1997 restructuring program to enhance its competitive position and improve its long-term earnings growth prospects.

    The charge for employee severance and related benefits related to work force reductions of 192 full-time positions and 217 seasonal positions at a manufacturing facility and in staff-related areas. RJR

Tobacco Company employed the severed employees primarily at its now-closed Brook Cove, North Carolina stemmery.

    The charge for rationalizing manufacturing operations was primarily related to the closing of the Brook Cove stemmery, which took place in February 1998 after RJR Tobacco Company finished processing tobacco purchased from the 1997 burley crop. Beginning with the 1998 flue-cured crop, RJR Tobacco Company began contracting with a third party to perform leaf processing. The costs expensed in connection with exiting this activity included the write-down to fair value of the building and equipment held for sale, and the write-off of equipment to be abandoned.

    The charge for contract termination and other costs represented the loss on termination of a contract obligation. During 1997, management decided and committed to a plan of termination of a leaf supply contract. The loss represented the shortfall between the contract cost and the amount that was recovered upon sale of the leaf inventory. RJR Tobacco Company, acting as a broker, exercised all of its remaining obligations under the leaf supply contract and transferred title to a third party without taking possession of the tobacco.

    Of the $80 million total restructuring charge, cash outlays will aggregate approximately $40 million. We expect the program to be substantially completed in 1999. Pre-tax savings in 1998 were $33 million and, after completion of the program, we expect them to be approximately $18 million annually. For the year ended December 31, 1998, RJR Tobacco Company used $63 million of the 1997 tobacco restructuring accruals as follows: $15 million for employee severance and related benefits, $28 million for rationalizing manufacturing operations, and $20 million for contract terminations and other costs. Of the charges applied against the restructuring reserve in 1998, cash expenditures amounted to $35 million, which were provided from operations.

    PROVISION (BENEFIT) FOR INCOME TAXES. A tax benefit of $160 million, at a 23.6% effective rate, was recorded in 1998 compared to a tax provision of $185 million, or a 90.7% effective rate, that was recorded in 1997. The rate decrease is primarily due to the relative impact of nondeductible goodwill amortization on income (loss) before income taxes.

    1997 COMPARED TO 1996

    NET SALES. Net sales of $5.0 billion in 1997 increased 7.3% from $4.7 billion in 1996. The increase was driven by higher prices offset in part by lower volumes. RJR Tobacco Company's manufacturer's list prices increased in 1997 by approximately $0.12 per pack.

    Unit sales volumes for premium brands decreased an average of 1.1%, compared to an average volume decrease of 3.0% for savings brands. The mix between RJR Tobacco Company's premium and savings brands changed slightly, with premium shipments representing 63.4% of total shipments in 1997 compared to 63.0% in 1996. Overall industry volume decreased by 0.6% from 1996 to 1997. RJR Tobacco Company believes that both its rate and the industry rate of volume decline were slowed by wholesale trading activity that took place by the end of 1997 in anticipation of settlement-driven price increases in 1998.

    RJR Tobacco Company's overall retail market share for 1997 decreased to 25.41% from 25.90% in 1996. RJR Tobacco Company's premium share for 1997 decreased to 16.65% from 16.81% in 1996, while its savings share for 1997 decreased to 8.76% from 9.09% in 1996.

    COST OF PRODUCTS SOLD. Cost of products sold remained flat at $1.2 billion in 1997 and 1996.

    SELLING, ADVERTISING, ADMINISTRATIVE AND GENERAL EXPENSES. Selling, advertising, administrative and general expenses of $2.4 billion in 1997 increased 12.7% from $2.1 billion in 1996. The increase was due primarily to a 22.0% increase in promotional expense, chiefly competitive discounts.

    TOBACCO SETTLEMENT AND RELATED EXPENSES. RJR Tobacco Company recorded $359 million in initial, up-front tobacco settlement and related expenses in 1997, with no corresponding expense in 1996. The 1997 expense related primarily to settlements arising from litigation involving the attorneys general of Florida, Mississippi and Texas.

    RESTRUCTURING EXPENSE. RJR Tobacco Company recorded $80 million in restructuring expense in 1997, with no corresponding expense in 1996. For discussion of the 1997 expense, see "--1998 Compared to 1997--Restructuring expense".

    PROVISION FOR INCOME TAXES. A tax provision of $185 million, reflecting a 90.7% effective rate, was recorded in 1997 compared to a tax provision of $337 million or a 59.9% effective rate in 1996. The increase in the rate is primarily due to the relative impact of nondeductible goodwill amortization on income before income taxes.

    PRO FORMA RESULTS OF OPERATIONS

    Based on the transactions assumed in the pro forma consolidated financial statements, operating income would be higher than the corresponding amounts reflected in the historical results of operations as a result of the adjustment to reflect the estimated level of administrative expense of RJR Tobacco Holdings after the completion of the transfer of RJR Tobacco Holdings' interest in Nabisco and the distribution of RJR Tobacco Holdings common stock.

    Interest and debt expense would be substantially lower compared to the amount included in the historical results of operations primarily as a result of the application of a portion of the net proceeds from the international tobacco sale to repay outstanding borrowings assumed in the pro forma consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

    RJR Tobacco Company believes that cash flows from operating activities will be sufficient for the foreseeable future to enable it to meet its obligations under the Master Settlement Agreement with attorneys general for most U.S. states, territories and possessions and other existing settlement agreements, to fund its required debt-service payments, to fund its budgeted capital expenditures and to make payments to RJR Tobacco Holdings that will enable RJR Tobacco Holdings to make its required debt-service payments and to pay dividends to RJR Tobacco Holdings stockholders. RJR Tobacco Company cannot predict its cash requirements relating to any future settlements and judgments, including cash required to bond any appeals, if necessary, and makes no assurance that it will be able to meet all of those requirements.

    DEBT

    On May 18, 1999, RJR Tobacco Holdings issued $550 million in principal amount of 7 3/8% notes due 2003, $500 million in principal amount of 7 3/4% notes due 2006 and $200 million in principal amount of 7 7/8% notes due 2009. These notes are subject to the exchange offer described in this prospectus. The notes are senior unsecured obligations and, unlike RJR Tobacco Holdings' other nonbank debt, are guaranteed by RJR Tobacco Company. In addition, any other subsidiaries of RJR Tobacco Holdings that in the future guarantee the $1.235 billion revolving credit facility described in greater detail below will also be required to guarantee the notes. Subject to specified exceptions, the terms of the notes restrict the issuance of guarantees by subsidiaries, the pledge of collateral, sale/ leaseback transactions and the transfer of all or substantially all of the assets of RJR Tobacco Holdings and its subsidiaries.

    On May 7, 1999, RJR Tobacco Holdings entered into a 30-month $1.235 billion revolving credit facility with a syndicate of banks. RJR Tobacco Holdings can use the full facility to obtain loans or letters of credit, at its option. Currently, RJR Tobacco Holdings uses the facility only for letters of credit with an aggregate stated amount of approximately $450 million. Accordingly, RJR Tobacco Holdings will have approximately $785 million of availability under the facility. RJR Tobacco Company has guaranteed RJR Tobacco Holdings' obligations under the facility. If RJR Tobacco Holdings' new senior unsecured debt is rated below BBB- by S&P or Baa3 by Moody's, some of its other subsidiaries will have to guarantee the facility. If RJR Tobacco Holdings falls below these thresholds for both of those rating agencies, RJR Tobacco Holdings and the guarantors will have to pledge their assets to secure their obligations. The credit agreement also limits RJR Tobacco Holdings' ability to pay dividends, repurchase stock, incur indebtedness, engage in transactions with affiliates, create liens, acquire, sell or dispose of specific assets and engage in specified mergers or consolidations.

    On May 18, 1999, RJR Tobacco Holdings completed tender offers and consent solicitations for most of its outstanding public debt. In these transactions, RJR Tobacco Holdings used a portion of the proceeds from the international tobacco sale to repurchase approximately $4 billion of its public debt. After completion of these transactions and upon completion of the spin-off, RJR Tobacco Holdings' outstanding debt totals approximately $2.03 billion, consisting of the $1.25 billion of notes that are subject to the exchange offer described in this prospectus and that are guaranteed by RJR Tobacco Company, approximately $378 million of outstanding Eurobonds, and approximately $398 million of public debt.

    CASH FLOWS

    FIRST QUARTER OF 1999 COMPARED TO FIRST QUARTER OF 1998. Net cash flows from continuing operating activities were $248 million in the first quarter of 1999 compared to an outflow of $59 million in the first quarter of 1998. The increase in cash flow primarily reflects increased pricing, the timing of payments for leaf purchases and other accounts payable, and lower income tax and restructuring payments, partially offset by an increase in settlement payments and lower product volume.

    In the fourth quarter of 1998, RJR Tobacco Company recorded a $151 million expense for a work force reduction of approximately 1,300 employees in response to changing business conditions that we expect to result from the Master Settlement Agreement signed in November 1998. We expect pre-tax savings in 1999 and 2000 to be approximately $60 million and $95 million, respectively. For the three months ended March 31, 1999, RJR Tobacco Company made $5 million of payments, which were applied against the reserve.

    Net cash flows used in investing activities were $10 million in the first quarter of 1999 and the first quarter of 1998.

    1998 COMPARED TO 1997. Net cash flows from continuing operating activities were $367 million in 1998 compared to $628 million in 1997. The decrease primarily reflects increased tobacco settlement and restructuring payments, partially offset by higher operating company contribution on an ongoing basis and lower income tax payments.

    Net cash flows used in investing activities were $43 million in 1998 compared to $46 million in 1997. The decrease is due to lower capital expenditures in 1998, offset by lower proceeds from the sale of various assets during 1998.

    1997 COMPARED TO 1996. Net cash flows from continuing operating activities were $628 million in 1997 compared to $665 million in 1996. The decrease reflects tobacco settlement payments in 1997 and a lower benefit in 1997 compared to 1996 from leaf inventory reduction programs in 1996, partially offset by lower income tax, restructuring and interest payments and higher operating company contribution on an ongoing basis.

    Net cash flows used in investing activities were $46 million in 1997 compared to net cash flows from investing activities of $59 million in 1996. The decrease in net cash flows from investing activities was due primarily to lower proceeds from the divestiture of various assets in 1997 compared to 1996.

    Free cash flow, another measure used by management to evaluate liquidity and financial condition, represents cash available for the repayment of debt and various other corporate purposes like common stock dividends, stock repurchases and acquisitions. It is essentially net cash flow from operating activities and investing activities, adjusted for acquisitions and divestitures of businesses. Free cash flow resulted in an inflow of $226 million in the first quarter of 1999 compared to an outflow of $97 million in the first quarter of 1998 and $313 million for the year ended December 31, 1998 compared to $594 million for the year ended December 31, 1997. The increase in free cash flow from the first quarter of 1998 to the first quarter of 1999 is due primarily to the reasons discussed above for the change in net cash flows from continuing operating activities. The decrease in free cash flow from 1997 to 1998 primarily reflects the increase in tobacco settlement and restructuring payments in 1998, partially offset by the reduction in income tax payments discussed above and higher operating company contribution, based on ongoing results.

    In connection with the spin-off, RJR Tobacco Holdings will assume, subject to specified exceptions, all U.S. pension liabilities and related assets for current and former tobacco employees. We anticipate additional cash required compared to 1998 to fund those liabilities to be approximately $10 million in 1999 and approximately $45 million in each of the years 2000, 2001, 2002 and 2003.

    CAPITAL EXPENDITURES

    Actual capital expenditures were $10 million for the first quarters of both 1999 and 1998, and $47 million, $57 million and $63 million for the years ended December 31, 1998, 1997 and 1996, respectively. The level of expenditures currently planned for 1999 is approximately $50 million. Management expects that its capital expenditure program will continue at a level sufficient to support the strategic and operating needs of RJR Tobacco Company. There were no material long-term commitments for capital expenditures as of March 31, 1999 and December 31, 1998.

    SETTLEMENTS

    Total payments in 1998 for all tobacco litigation settlement agreements currently in effect and their associated costs, including the Master Settlement Agreement, were $786 million. RJR Tobacco Company funded these payments primarily by cash flows from operating and financing activities. We expect that the cash payments to be made by RJR Tobacco Company under these agreements in 1999 will be approximately $1.6 billion ($316 million of which RJR Tobacco Company paid as of March 31, 1999) to be funded through price increases. In future years, we estimate payments will exceed $2.0 billion per year. However, these payments will be subject to, among other things, the volume of cigarettes sold by RJR Tobacco Company, RJR Tobacco Company's market share and inflation adjustments. For further discussion of the potential impact of litigation issues and various litigation settlements, see the portions of this document found under the heading "Risk Factors", "Business-- Litigation and Regulation--Litigation", note 4 to our unaudited consolidated condensed financial statements as of March 31, 1999 and note 10 to our consolidated financial statements as of December 31, 1998, included elsewhere in this prospectus.

YEAR 2000

    The year 2000 issue stems from computer applications that were written using two digits rather than four digits to define the applicable year. The issue is whether computer systems will properly interpret date-sensitive information when the year changes to 2000.

    RJR Tobacco Company has inventoried, assessed and developed detailed plans for required systems modifications or replacements of all information technology systems and operating systems with embedded technology, which include, but are not limited to, process control, automated factory/ assembly lines, environmental safety, quality control and facilities.

    As of March 31, 1999, software remediation, which entails modifying existing programs to make them year 2000 compliant, was approximately 99% complete for information technology systems. This phase of year 2000 readiness was completed during the second quarter of 1999. In the case of operating systems with embedded technology, RJR Tobacco Company has completed these software remediation efforts.

    As of March 31, 1999, software testing following remediation was approximately 92% complete for information technology systems. RJR Tobacco Company expects that testing will be completed by the end of the third quarter of 1999. With respect to operating systems with embedded technology, testing was approximately 90% complete and RJR Tobacco Company expects it to be completed by the end of the third quarter of 1999.

    As of March 31, 1999, approximately 88% of information technology systems were compliant and in use. RJR Tobacco Company anticipates the balance to be completed by the end of the third quarter of 1999. Approximately 89% of operating systems with embedded technology were compliant and in use. Management expects all operating systems with embedded technology to be fully year 2000 compliant by the end of the third quarter of 1999.

    RJR Tobacco Company is also in contact with suppliers, vendors, service providers and customers to assess the potential impact on operations if they are not successful in converting their systems in a timely manner. As of March 31, 1999, RJR Tobacco Company had received responses from 99% of identified third parties, as follows: 84% of identified third parties had confirmed that they are fully compliant, 14% were not currently compliant but expected to be by the end of 1999, and 1% will not be in compliance. RJR Tobacco Company continues to monitor the status of year 2000 efforts for those third parties that have been identified as critical and contingency plans specific to those third parties have been developed.

    RJR Tobacco Company's systems risk management program includes emergency backup and recovery procedures to be followed in the event of failure of a business-critical system. RJR Tobacco Company has expanded these procedures to include additional procedures for potential year 2000 issues. In addition, contingency plans to protect the business from year 2000-related interruptions have been developed, which include development of backup procedures, identification of alternate suppliers and possible increases in inventory levels. The possible consequences of RJR Tobacco Company or key third parties not being fully year 2000 compliant include temporary plant closings, delays in the delivery of products or receipt of supplies, invoice and collection errors and inventory obsolescence. RJR Tobacco Company believes its year 2000 implementation plan, including contingency measures, will be completed in all material respects by the end of 1999, thereby reducing the possible material adverse effects of the year 2000 issue on RJR Tobacco Company's business, results of operations and financial condition.

    As of March 31, 1999, RJR Tobacco Company had incurred expenses of $28 million to be year 2000 compliant. The current estimated cost to complete RJR Tobacco Company's year 2000 program is an additional $9 million. The table below sets forth a breakdown of current and estimated expenses associated with the year 2000 issue:

                                                               TOTAL COST AS OF    ESTIMATED TOTAL
                                                                MARCH 31, 1999      PROJECT COST
                                                               -----------------  -----------------
                                                                      (DOLLARS IN MILLIONS)
BY SYSTEM TYPE:
  Information technology systems.............................      $      26          $      33
  Operating systems with embedded technology.................              2                  4
BY WORK PERFORMED:
  Remediation................................................             26                 33
  Replacement................................................              2                  4
INTERNAL/EXTERNAL:
  Internal costs.............................................             20                 28
  Replacement/contractor costs...............................              8                  9

    RJR Tobacco Holdings is primarily dependent on the systems and systems infrastructure of RJR Tobacco Company. 100% of RJR Tobacco Holdings' information technology systems that are separately maintained are in compliance and in use. RJR Tobacco Holdings has no operating systems with embedded technology for which it is not dependent on RJR Tobacco Company's systems. RJR Tobacco Holdings has been in contact with third parties that it does not have in common with RJR Tobacco Company, all of which expect to be in compliance by the end of 1999.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risk represents the risk of loss that may impact our consolidated financial position, results of operations or cash flows due to adverse changes in financial market prices and rates. We are exposed to interest rate market risk. This exposure is directly related to our normal investing and funding activities. We have established various policies and procedures to manage our exposure to market risk, including the use of financial derivatives, which are highly correlated to underlying exposures. We estimate our market risk due to changes in interest rates utilizing a financial model called Value at Risk. Value at Risk is a statistical measure of the potential loss in terms of fair value, cash flows or earnings of market-risk sensitive instruments over a one-year horizon assuming a 95% confidence interval for changes in market rates and prices.

INTEREST RATE EXPOSURES

    Upon reviewing our derivatives and interest rate instruments, based on the fair value of market-rate sensitive instruments at year-end, we do not believe that near-term changes in interest rates will have a material impact on our future earnings, fair values or cash flows.

                                    BUSINESS

GENERAL

    RJR Tobacco Holdings is a holding company that owns 100% of the stock of RJR Tobacco Company. RJR Tobacco Company is the second largest cigarette manufacturer in the United States. RJR Tobacco Company's largest selling cigarette brands include DORAL, WINSTON, CAMEL, SALEM, and VANTAGE, and its other brands, including MONARCH, MORE, NOW, BEST VALUE and CENTURY, are marketed to meet a variety of smoker preferences. In the first quarter of 1999 and in 1998, RJR Tobacco Company had four of the top ten best selling brands of cigarettes in the United States (DORAL, WINSTON, CAMEL and SALEM).

    Based on data collected by an independent market research firm, RJR Tobacco Company's overall share of retail domestic consumer cigarette sales during the first quarter of 1999 was approximately 24.41%, a decrease of approximately one share point from the first quarter of 1998 and during 1998 was approximately 25.17%, a decrease of approximately one-quarter of a share point from 1997. During, the first quarter of 1999, the largest domestic cigarette manufacturer, Philip Morris Incorporated, sold approximately 49.4% of all cigarettes consumed in the United States.

    As a result of the completion of the sale of the international tobacco business to Japan Tobacco on May 12, 1999, RJR Tobacco Company's business consists exclusively of the manufacture and sale of cigarettes in the United States and its territories, commonwealths, protectorates and possessions.

INDUSTRY OVERVIEW

    U.S. cigarette shipments have decreased at a compound annual rate of 1.9% over the past 10 years. From 1995 through 1997, U.S. cigarette sales volume increased slightly, from 481.4 billion to 482.9 billion units. In the first quarter of 1999, the industry experienced a 9.6% decline in shipments to 97.8 billion units from 108.2 billion units in the first quarter of 1998. In 1998, the industry experienced a 4.6% decline in shipments to 460.8 billion units with substantial price increases (reflecting settlement costs and higher state sales and excise taxes) responsible for a portion of this volume decline. Since August 1997, wholesale cigarette prices have increased six times (totaling approximately $0.70 per pack). The most recent $0.45 per pack increase in November 1998 was implemented to satisfy RJR Tobacco Company's payment obligations under the Master Settlement Agreement with state attorneys general. For a detailed discussion of the tobacco litigation and the MSA, see note 4 to our unaudited consolidated condensed financial statements as of March 31, 1999 and notes 10 and 17 to our consolidated financial statements as of December 31, 1998, included elsewhere in this prospectus.

    In the first quarter of 1999, the premium and savings segments accounted for approximately 73.9% and 26.1%, respectively, of the U.S. cigarette industry volume, versus 72.6% and 27.4%, respectively in the first quarter of 1998. In 1998, the premium and savings segments accounted for approximately 73.0% and 27.0%, respectively, of the U.S. cigarette industry volume, versus 72.3% and 27.7%, respectively in 1997. In the first quarter of 1999 and 1998, the premium segment represented approximately 61.9% of RJR Tobacco Company's total volume. The premium segment represented approximately 62.6% of RJR Tobacco Company's total volume for 1998, compared to 63.4% in 1997. Profit margins on savings brands tend to be lower than profit margins on premium brands. We cannot predict the potential adverse impact of price increases on industry volume or RJR Tobacco Company volume, on the mix between premium and savings sales or on RJR Tobacco Company's market share.

    The following tables depict the comparative positions of the leading producers and brands in the industry:

                       MANUFACTURERS' RETAIL MARKET SHARE

                                                                    FIRST QUARTER
MANUFACTURER                                                           OF 1999        1998       1997       1996       1995
-----------------------------------------------------------------  ---------------  ---------  ---------  ---------  ---------
Philip Morris....................................................          49.4%         48.6%      47.7%      46.8%      45.1%
RJR Tobacco Company..............................................          24.4          25.2       25.4       25.9       27.0
Brown & Williamson/American Brands...............................          13.7          15.0       16.0       17.1       17.8
Lorillard........................................................           8.9           8.2        7.9        7.8        7.6
Other............................................................           3.6           3.0        3.0        2.4        2.5
                                                                          -----     ---------  ---------  ---------  ---------
Total............................................................         100.0%        100.0%     100.0%     100.0%     100.0%
                                                                          -----     ---------  ---------  ---------  ---------
                                                                          -----     ---------  ---------  ---------  ---------

------------------------

Source: IRI/Marlin

                      TOP 10 BRANDS BY MARKET SHARE--1998

                                                                                                       SHARE POINT
BRAND                                                MANUFACTURER       TYPE      MARKET SHARE      CHANGE FROM 1997
--------------------------------------------------  ---------------  ----------  ---------------  ---------------------

MARLBORO..........................................   Philip Morris    Premium            33.8%                1.7

DORAL.............................................       RJRTC        Savings             6.4                 0.5

NEWPORT...........................................     Lorillard      Premium             5.8                 0.4

WINSTON...........................................       RJRTC        Premium             5.6                  --

GPC...............................................        B&W         Savings             5.5                (0.1)

CAMEL.............................................       RJRTC        Premium             5.3                 0.1

BASIC.............................................   Philip Morris    Savings             4.9                 0.1

SALEM.............................................       RJRTC        Premium             3.4                (0.3)

KOOL..............................................        B&W         Premium             3.3                (0.1)

VIRGINIA SLIMS....................................   Philip Morris    Premium             2.7                (0.1)

------------------------

Source: IRI/Marlin

STRATEGY

    RJR Tobacco Company's primary long-term objective is to increase earnings and cash flow through selective marketing investments in key brands and continual improvements in its cost structure and operating efficiency.

    RJR Tobacco Company is committed to new product development, product-line extensions and brand repositioning as sources of growth. In May 1996, RJR Tobacco Company began test marketing in Chattanooga, Tennessee its ECLIPSE cigarette. Test markets were expanded in 1997 to include Lincoln, Nebraska and Atlanta, Georgia. ECLIPSE primarily heats rather than burns tobacco, thereby substantially reducing second-hand smoke, while leaving virtually no ash, stains or lingering odor. In 1997, RJR Tobacco Company revised the WINSTON blend and packaging as part of its "No Bull" campaign which has led to the first market share gains for this brand in 25 years. Also in 1997, RJR Tobacco Company introduced CAMEL MENTHOL, KAMEL MENTHE and RED KAMEL to the CAMEL brand family. Over the last year, RJR Tobacco Company has revised the SALEM blend and package design to compete more effectively in the marketplace. These changes were introduced nationally in January 1999.

    To improve its cost structure and respond to the changing business conditions we expect to result from the MSA with state attorneys general and other existing settlement agreements, RJR Tobacco Company announced in December 1998 a $365 million settlement-related charge to eliminate approximately 1,300 positions (a 15% work force reduction) and a write-down of one of RJR Tobacco Company's production facilities and certain other equipment to fair value. These programs are expected to generate significant cost savings in future years. Pre-tax savings in 1999 and 2000 relating to the employee terminations and the rationalization of manufacturing operations is expected to be approximately $75 million and $110 million, respectively.

SALES AND MARKETING

    RJR Tobacco Company markets its existing brands through various campaigns designed to strengthen the brands' image among adult smokers and to increase market share. RJR Tobacco Company designs its marketing programs to build brand awareness and to add value to the brands by building brand loyalty among current adult smokers and attracting adult smokers of competing brands.

    In 1998 the WINSTON brand, supported by the "No Bull" campaign, gained market share for the first time in 25 years, despite a fiercely competitive marketplace. CAMEL continued to be a strong competitor, backed by its new "Mighty Tasty" advertising campaign and related promotional events. After a year of successful test-marketing of a new positioning, SALEM introduced the "It's Not What You Expect" campaign nationally in January 1999. RJR Tobacco Company believes it is essential to compete in all segments of the cigarette market and accordingly offers a range of lower-priced brands including DORAL, MONARCH and BEST VALUE, intended to appeal to more cost-conscious adult smokers. DORAL has maintained its positive performance trend, achieving significant gains and growing to an approximately 23.7% share of the savings segment in 1998.

    Television and radio advertising for cigarettes is prohibited in the United States, and, as part of the MSA, RJR Tobacco Company has agreed, along with the other major cigarette manufacturers, to discontinue the use of billboard advertising as well as certain other marketing and promotional tools. RJR Tobacco Company plans to maintain advertising campaigns for its brands in magazines, at retail cigarette locations and in other adult venues as an integral part of its strategy to increase loyalty to its brands and to attract adult smokers of other brands. In addition, RJR Tobacco Company engages in various promotional campaigns such as "Camel Cash," which enables adult smokers to purchase goods using coupons from cigarette packages, and direct mail campaigns for adult smokers. RJR Tobacco Company offers buydown programs to retailers whereby the retailers receive payments from RJR Tobacco Company that the retailer is contractually obligated to pass through to consumers as a discount.

    RJR Tobacco Company sells cigarettes principally to distributors and wholesalers and to certain large retail stores. Most of RJR Tobacco Company's customers buy on a spot basis rather than under long-term agreements. Except for McLane Company, Inc. (the largest distributor of cigarettes in the United States), which represented approximately 16.7% of RJR Tobacco Company's sales in 1998, no RJR Tobacco Company customer accounted for more than 10% of RJR Tobacco Company's 1998 sales.

    Over 1,500 sales personnel oversee RJR Tobacco Company's relationships with its wholesale and retail customers. These sales personnel monitor inventories, work with retailers on display and signage and from time to time enter into discount arrangements with retailers.

MANUFACTURING

    RJR Tobacco Company manufactures cigarettes primarily at its Tobaccoville and Whitaker Park plants in Winston-Salem, NC, both of which it owns. Tobaccoville is a two million square-foot facility constructed in 1985 with a current capacity of approximately 110 billion cigarettes per year. The Whitaker Park complex includes a plant built in 1960, RJR Tobacco Company's Central Distribution Center, the Bowman Gray Technical Center for research and development activities and a pilot plant for trial manufacturing of new products. We believe our cigarette manufacturing facilities are among the most technologically advanced in the United States.

    In connection with the sale to Japan Tobacco of the international tobacco business, (1) RJR Tobacco Company has entered into a contract to manufacture cigarettes for delivery to and sale by Japan Tobacco outside the United States, and (2) Japan Tobacco has entered into a contract to manufacture cigarettes for delivery to and sale by RJR Tobacco Company in Puerto Rico and the U.S. Virgin Islands. These contracts will remain in effect until at least December 31, 2001. Either party may terminate the contract under which RJR Tobacco Company manufactures cigarettes for Japan Tobacco, effective on December 31, 2001 or on December 31 of any succeeding year upon one year's notice given by that party. Upon termination of the contract under which RJR Tobacco Company manufactures cigarettes for Japan Tobacco, the contract under which Japan Tobacco manufactures cigarettes for RJR Tobacco Company will automatically terminate.

RAW MATERIALS

    In its production of cigarettes, RJR Tobacco Company uses domestic burley and flue-cured leaf tobacco purchased at domestic auction. RJR Tobacco Company also purchases oriental tobacco, grown primarily in Turkey and Greece, and certain other non-domestic tobacco. Tobacco is then aged or "cured" for approximately two years before it is used in production.

INTELLECTUAL PROPERTY

    RJR Tobacco Company owns numerous trademarks, including the brand names of its cigarettes and their distinctive packaging and display. In addition, RJR Tobacco Company considers the blends of tobacco that make each of its brands distinctive to be trade secrets. These trade secrets are generally not the subject of patents, though certain of RJR Tobacco Company's manufacturing processes are patented.

    In connection with the sale of the international tobacco business, RJR Tobacco Company sold its trademarks outside the United States and certain of its patents outside the United States.

    All of RJR Tobacco Company's material trademarks are registered with the U.S. Patent and Trademark Office. Rights in these trademarks in the United States will last as long as RJR Tobacco Company continues to use the trademarks.

COMPETITION

    The markets in which RJR Tobacco Company conducts its business are highly competitive, with a number of large participants. Philip Morris Incorporated, RJR Tobacco Company's largest competitor, has significantly greater resources than RJR Tobacco Company. Competition is conducted on numerous bases, including brand and packaging recognition, brand loyalty, retail display and promotion, quality and price. Substantial advertising, merchandising display and promotional expenditures, including selective discounting, are generally necessary to maintain or improve a brand's market position.

    Increased selling prices and taxes on cigarettes have resulted in additional price sensitivity of cigarettes at the consumer level and in a proliferation of discounts and of brands in the savings segment of the market. Generally, sales of cigarettes in the savings segment are not as profitable as those in the premium segment.

    Price discounting is used as a competitive tool in the industry. For example, over the last five weeks of the first quarter of 1999, Philip Morris offered discounts of $5.50 per carton or $.55 per pack on Marlboro. RJR Tobacco Company matched these discounts on CAMEL and WINSTON. Similarly, Brown & Williamson initiated aggressive discounts on its GPC brand which were matched by RJR Tobacco Company on DORAL.

    TRADE LOADING. Wholesalers began to increase their inventories of cigarettes in mid-1997 in anticipation that litigation settlements would result in significant price increases. Wholesale trade inventories of RJR Tobacco Company products amounted to approximately 3.2 billion cigarettes in November 1998, and at year end had been reduced to approximately 1.9 billion cigarettes. It is unclear when wholesalers will reduce excess stocks to normal levels.

    GREY MARKET. The price difference between cigarettes manufactured for sale abroad and cigarettes manufactured for U.S. sale has increased, and consequently a domestic "grey market" has developed in cigarettes manufactured for sale abroad. These cigarettes compete with the cigarettes RJR Tobacco Company manufactures for domestic sale. RJR Tobacco Company has taken legal action against certain distributors and retailers who engage in such practices.

EMPLOYEES

    As of December 31, 1998, RJR Tobacco Company had approximately 9,000 employees. None of these employees is unionized. We believe that employee relations are good.

PROPERTIES

    RJR Tobacco Company's executive offices are housed in two buildings (which RJR Tobacco Company owns) in downtown Winston-Salem. RJR Tobacco Company owns several other smaller properties, all located in or near Winston-Salem. See "--Manufacturing" for a description of RJR Tobacco Company's operating facilities.

LITIGATION AND REGULATION

    LITIGATION

    TOBACCO LITIGATION--GENERAL. Various legal actions, proceedings and claims are pending or may be instituted against RJR Tobacco Company, its affiliates (including RJR Tobacco Holdings) or its indemnitees, including those claiming that lung cancer and other diseases, as well as addiction, have resulted from the use of or exposure to RJR Tobacco Company's tobacco products. There has been a noteworthy increase in the number of these cases pending. As of June 11, 1999, 639 active cases were pending in the United States against RJR Tobacco Company, its affiliates or its indemnitees. In connection with the spin-off, RJR Tobacco Holdings and RJR Tobacco Company have agreed to indemnify Nabisco Group Holdings for any liability Nabisco Group Holdings incurs arising from tobacco-related litigation. The plaintiffs in these actions seek recovery on a variety of legal theories, including strict liability in tort, design defect, negligence, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, aiding and abetting, unjust enrichment, antitrust, Racketeer Influenced and Corrupt Organization Act, indemnity, contribution, medical monitoring, common law public nuisance and civil rights violations. Punitive damages, often in amounts ranging into the hundreds of millions, or even billions of dollars, are specifically pleaded in a number of cases in addition to compensatory and other damages.

    On September 22, 1999, the U.S. Department of Justice brought an action in the United States District Court for the District of Columbia against various industry members, including RJR Tobacco

Company. The government seeks to recover federal funds expended in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related and, in addition, seeks, pursuant to the federal RICO Act, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering "enterprise". An unfavorable resolution of this action could have a significant adverse effect on the financial condition of RJR Tobacco Holdings and RJR Tobacco Company.

    In addition, on December 22, 1998, a now inactive tobacco subsidiary that was part of the now sold international tobacco business, Northern Brands International, Inc., entered into a plea agreement with the United States Attorney for the Northern District of New York. Northern Brands was charged with aiding and abetting certain customers who fraudulently brought merchandise into the United States. In the plea agreement, the U.S. Attorney agreed not to bring additional criminal charges in the Northern District against Northern Brands or its corporate affiliates (including RJR Tobacco Holdings and RJR Tobacco Company) for actions (from 1985 through 1998) that are related to those that gave rise to the agreement. RJR-MacDonald, an operating company in Canada that is part of the sold international tobacco business, is cooperating with an investigation now being conducted by the Royal Canadian Mounted Police relating to the same events that gave rise to the NBI investigation. Under the sale agreement with Japan Tobacco, RJR Tobacco Holdings and RJR Tobacco Company have retained certain liabilities that may arise from these events. We cannot predict whether any other authorities in the United States or Canada will seek to take further actions with regard to these events.

    Trial is underway in a class-action suit pending in Florida, ENGLE V. R.J. REYNOLDS TOBACCO COMPANY, in which a class consisting of Florida residents or their survivors who claim to have diseases or medical conditions caused by their alleged "addiction" to cigarettes has been certified. The trial is divided into three phases. A jury determination of liability was handed down on July 7, 1999 against RJR Tobacco Company and the other cigarette manufacturer defendants in the initial phase, which included common issues related to liability, general causation and a potential award of or entitlement to punitive damages. We expect that individual liability and damages, if any, will not be determined until a verdict is reached in one or more trials involving the nine named class representatives during the second phase. No actual damages would have to be paid until the end of the trial and the appellate process.

    We believe that, notwithstanding the quality of defenses available to RJR Tobacco Holdings, RJR Tobacco Company and their affiliates in litigation matters, it is possible that our results of operations or cash flows in particular quarterly or annual periods could be materially affected by the ultimate outcome of certain pending litigation matters (including litigation costs). We are unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate.

    LITIGATION SETTLEMENT AGREEMENTS. In June 1994, the Mississippi attorney general brought an action, MOORE V. AMERICAN TOBACCO COMPANY, against various industry members including RJR Tobacco Company. This case was brought on behalf of the state to recover state funds paid for healthcare and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. Following the filing of the MOORE case, most other states, through their attorneys general and/or other state agencies, sued RJR Tobacco Company and other U.S. cigarette manufacturers based on similar theories.

    On November 23, 1998, the major U.S. cigarette manufacturers entered into the Master Settlement Agreement with attorneys general representing each of the states of the United States (excepting those states with which the manufacturers had previously concluded settlements), the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas (the "Settling States"). The MSA is subject to judicial approval by the state courts in which the attorneys general filed suit. As of June 29, 1999, final approval had been obtained in 42 of the Settling States having percentage shares equal to 54.18% of the percentage shares of payments due. The MSA becomes effective on the earlier of June 30, 2000 or the date on which final approval of the settlement has been obtained in courts of 80% of the Settling States (both by number and percentage share of the settlement payments due). To the extent approved, the MSA settles all the healthcare cost recovery actions brought by the Settling States and contains releases of certain additional present and future claims.

        - MONETARY LIABILITIES. In addition to payments made in 1998, the MSA calls for four annual initial industry payments starting in 2000 of up to approximately $2.47 billion, $2.5 billion, $2.6 billion and $2.7 billion, respectively. It also requires perpetual annual industry payments, increasing from $4.5 billion in April 2000 to $8 billion in 2004 and further to $9 billion in 2018 and thereafter. Ten additional industry payments of $861 million are due annually beginning in April 2008. All payments are to be allocated among the companies on the basis of relative market share and most are subject to adjustments for changes in sales volume (in units), inflation and other factors.

        The tobacco companies have also agreed to (a) make a one-time payment of $50 million on March 31, 1999 to establish a fund for enforcement of the MSA and laws relating to tobacco products and (b) fund activities of the National Association of Attorneys General relating to the MSA at the cost of $150,000 per year for ten years.

        In addition, the MSA calls for the creation of a national foundation which would establish public education and other programs and conduct or sponsor research to reduce youth smoking and to understand and educate the public about diseases associated with tobacco-product use. The tobacco companies would fund the establishment of the foundation with 10 annual payments of $25 million commencing March 31, 1999, further payments of $250 million on March 31, 1999 and $300 million annually thereafter for four years and additional annual payments of $300 million beginning in 2004 if, during the year preceding the year when payment is due, participating manufacturers collectively accounted for at least 99.05% of the cigarette market. Each of these payments is to be allocated among the companies on the basis of relative market share. Other than the $25 million annual payments and the $250 million payment due on March 31, 1999, the payments for the foundation are subject to adjustments for changes in sales volume (in units), inflation and other factors.

        The manufacturers have also agreed to pay the litigation costs, including government attorneys' fees, of the offices of the attorneys general relating to the settled cases and, subject to certain quarterly and annual payment caps, the costs and fees of outside counsel to the Settling States. Outside counsel fees are to be determined either by arbitration or in accordance with a negotiated fee procedure. Awards determined by arbitration will be paid subject to an aggregate annual cap on arbitrated attorneys' fees for all these (and certain other) settled cases of $500 million. Fees set by the negotiated fee procedure would be subject to an annual cap of $250 million, and will not exceed a total of $1.25 billion. Reimbursement of costs is capped at $150 million for litigation costs, including government attorneys' fees, of the attorney generals' offices and at $75 million annually for outside counsels' costs. Payments for attorneys' fees and costs are to be allocated on a market share basis.

        We estimate that the payments to be made by RJR Tobacco Company pursuant to existing settlements of lawsuits, including the MSA, in 1999 are approximately $1.6 billion ($316 million of which was paid as of March 31, 1999), and in future years will exceed $2.0 billion per year, but these payments will be subject to, among other things, the volume of cigarettes sold by RJR Tobacco Company, RJR Tobacco Company's market share and inflation adjustments.

        RJR Tobacco Company has made all payments due March 31, 1999, predominantly into escrow pending effectiveness of the MSA.

        - GROWERS' TRUST. As part of the MSA, the tobacco companies have agreed to work with tobacco growers to address the possible adverse economic impact of the MSA on growers. RJR Tobacco Company, with the other major manufacturers, has agreed in principle to participate in funding a $5.15 billion trust fund to be administered by the tobacco-growing states. Details of these arrangements have not yet been established but it is expected that RJR Tobacco Company's payment obligations will be payable over a number of years and will be subject to adjustments for several factors, including inflation, U.S. aggregate cigarette volumes and market share.

        - OTHER MSA OBLIGATIONS. The MSA also contains provisions restricting the marketing of cigarettes. Among these are restrictions or prohibitions on the use of cartoon characters, brand name sponsorships, brand name non-tobacco products, outdoor and transit brand advertising, payments for product placement, free sampling and lobbying. The MSA requires the dissolution of three industry-sponsored research and advocacy organizations.

    The MSA may have a significant negative impact on RJR Tobacco Company's results of operations or cash flows, which in turn could adversely affect our ability to meet payment obligations under the notes. The financial effects depend, among other things, on the impact of increased cigarette prices (needed to cover the cost of settlement-related payments), proposed marketing restrictions, increased funding of anti-smoking educational programs, the amount and kind of additional requirements that may be imposed on the industry by state and national legislation and regulation and the effect on RJR Tobacco Company's payment obligations of such variables as inflation, sales volumes, the level of operating profits and RJR Tobacco Company's competitive position in the industry. The effect of the MSA, if any, on existing claims, or the number and type of additional lawsuits filed against RJR Tobacco Company in the future, is also difficult to predict at this time.

    For further discussion of the tobacco litigation, see note 4 to our unaudited consolidated condensed financial statements as of March 31, 1999 and notes 10 and 17 to our consolidated financial statements as of December 31, 1998, included elsewhere in this prospectus.

    OTHER GOVERNMENT REGULATION

    The advertising, sale and use of cigarettes have been subject to substantial regulation by government and health officials for many years. Together with manufacturers' price increases in recent years and substantial increases in state and federal excise taxes on cigarettes, these developments have had and will likely continue to have an adverse effect on cigarette sales.

    Cigarettes are subject to substantial excise taxes in the United States. The federal excise tax per pack of 20 cigarettes is currently $.24. The per pack federal cigarette excise tax will increase by $.10 in 2000, and by an additional $.05 in 2002. In his State of the Union address delivered in January 1999, President Clinton specifically indicated support for a $.55 additional increase in the federal excise tax. In addition, all states and the District of Columbia impose excise taxes at levels ranging from $.025 per pack in Virginia to $1.00 per pack in Alaska.

    In 1964, the Report of the Advisory Committee to the Surgeon General of the U.S. Public Health Service concluded that cigarette smoking was a health hazard of sufficient importance to warrant appropriate remedial action. Since 1966, federal law has required a warning statement on cigarette packaging. Since 1971, television and radio advertising of cigarettes has been prohibited in the United States. Cigarette advertising in other media in the United States is required to include information with respect to the "tar" and nicotine yield content of cigarettes, as well as a warning statement.

    During the past three decades, various laws affecting the cigarette industry have been enacted. In 1984, Congress enacted the Comprehensive Smoking Education Act. Among other things, the Smoking Education Act:

    - establishes an interagency committee on smoking and health that is charged with carrying out a program to inform the public of any dangers to human health presented by cigarette smoking;

    - requires a series of four health warnings to be printed on cigarette packages and advertising on a rotating basis;

    - increases type size and area of the warning required in cigarette advertisements; and

    - requires that cigarette manufacturers provide annually, on a confidential basis, a list of ingredients used in the manufacture of cigarettes to the Secretary of Health and Human Services.

    The warnings currently required on cigarette packages and advertisements, other than billboards, are as follows:

    - "SURGEON GENERAL'S WARNING: Smoking Causes Lung Cancer, Heart Disease, Emphysema, And May Complicate Pregnancy";

    - "SURGEON GENERAL'S WARNING: Quitting Smoking Now Greatly Reduces Serious Risks To Your Health";

    - "SURGEON GENERAL'S WARNING: Smoking By Pregnant Women May Result in Fetal Injury, Premature Birth, and Low Birth Weight"; and

    - "SURGEON GENERAL'S WARNING: Cigarette Smoke Contains Carbon Monoxide".

    Since the initial report in 1964, the Secretary of Health, Education and Welfare (now the Secretary of Health and Human Services) and the Surgeon General have issued a number of other reports which purport to find the nicotine in cigarettes addictive and to link cigarette smoking and exposure to cigarette smoke with certain health hazards, including various types of cancer, coronary heart disease and chronic obstructive lung disease. These reports have recommended various governmental measures to reduce the incidence of smoking.

    In 1992, the federal Alcohol, Drug Abuse and Mental Health Act was signed into law. This act requires states to adopt a minimum age of 18 for purchases of tobacco products and to establish a system to monitor, report and reduce the illegal sale of tobacco products to minors in order to continue receiving federal funding for mental health and drug abuse programs. In January 1996, regulations implementing this legislation were announced by the U.S. Department of Health and Human Services.

    The U.S. Food and Drug Administration has promulgated regulations asserting jurisdiction over cigarettes as "drugs" or "medical devices" under the provisions of the Food, Drug and Cosmetic Act. These regulations include severe restrictions on the distribution, marketing and advertising of cigarettes, and would require the industry to comply with a wide range of labeling, reporting, recordkeeping, manufacturing and other requirements. The FDA's exercise of jurisdiction, if not reversed by judicial or legislative action, could lead to more expansive FDA-imposed restrictions on cigarette operations than those set forth in the regulations, and could materially adversely affect RJR Tobacco Company's business, volume, results of operations, cash flows and financial position. In August 1998, the Court of Appeals for the Fourth Circuit ruled that the FDA does not have the authority to regulate tobacco products and declared some of the FDA's regulations invalid. In November 1998, that court denied the FDA's petition for rehearing. On April 26, 1999, the U.S. Supreme Court agreed to hear the FDA's appeal of the Fourth Circuit's ruling.

    In December 1992, the U.S. Environmental Protection Agency issued a report that classified environmental tobacco smoke as a Group A (known human) carcinogen. RJR Tobacco Company and others filed suit to challenge the validity of the EPA report. On July 17, 1998, a U.S. District Court judge held that the EPA's classification of environmental tobacco smoke was invalid and vacated those portions of the report dealing with lung cancer. The EPA has appealed, and oral argument was held before the Court of Appeals for the Fourth Circuit on June 7, 1999. We are awaiting the Court's decision.

    In March 1994, the U.S. Occupational Safety and Health Administration announced proposed regulations that would restrict smoking in the workplace to designated smoking rooms that are separately exhausted to the outside. Although we cannot predict the form or timing of any regulations that may be finally adopted by OSHA, if the proposed regulations are adopted, we expect that many employers who have not already done so would prohibit smoking in the workplace rather than make expenditures necessary to establish designated smoking areas to accommodate smokers. RJR Tobacco Company submitted comments on the proposed regulations during the comment period which closed in February 1996 but no regulation has been adopted to date. Because many employers currently do not permit smoking in the workplace, we cannot predict the effect of any regulations that may be adopted, but incremental restrictions on smokers could have an adverse effect on cigarette sales of all manufacturers.

    Legislation imposing various restrictions on public smoking has also been enacted in 48 states and many local jurisdictions, and many employers have initiated programs restricting or eliminating smoking in the workplace. A number of states have enacted legislation designating a portion of increased cigarette excise taxes to fund either anti-smoking programs, health care programs or cancer research. In addition, educational and research programs addressing health care issues related to smoking are being funded from industry payments made or to be made under settlements with state attorneys general. Federal law prohibits smoking on all domestic airline flights of six hours duration or less, and the U.S. Interstate Commerce Commission has banned smoking on buses transporting passengers inter-state. Certain common carriers have imposed additional restrictions on passenger smoking.

    In July 1996, Massachusetts enacted legislation requiring manufacturers of tobacco products sold in Massachusetts to report yearly, beginning December 15, 1997, the ingredients of each brand sold. The statute also requires the reporting of nicotine yield ratings in accordance with procedures established by the State. The legislation contemplates public disclosure of all ingredients in descending quantitative order, a trade-secret disclosure that RJR Tobacco Company believes could damage the competitive position of its brands. RJR Tobacco Company, together with other cigarette manufacturers, filed suit in the U.S. District Court for the District of Massachusetts seeking to have the statute declared invalid. The court granted a preliminary injunction that enjoined Massachusetts officials from enforcing the law relating to ingredient reporting, which has been upheld by the Court of Appeals for the First Circuit. Both the manufacturers and the State are now seeking summary judgment from the District Court. The case has been briefed and argued.

    In 1997, Texas enacted legislation very similar to the Massachusetts law, except that the Texas statute authorizes confidentiality of trade secrets. After notice and comment, the Texas Department of Health promulgated regulations that require both ingredient and nicotine-yield reports to be filed December 1, 1999.

    In August 1998, the Massachusetts Department of Health issued regulations for public comment that would require (beginning July 1, 2000) annual reporting on a brand-by-brand basis of 43 smoke constituents in both mainstream smoke and sidestream smoke. RJR Tobacco Company, together with other cigarette manufacturers, filed comments with the MDOH on October 9, 1998. RJR Tobacco Company and the other manufacturers believe that the MDOH lacks legal authority to promulgate these regulations. Nevertheless, RJR Tobacco Company and the other manufacturers have proposed conducting a cooperative benchmarking study to address certain MDOH concerns. The MDOH has agreed not to amend or finalize these regulations until it has reviewed the results of the manufacturers' study.

    On May 21, 1999, RJR Tobacco Company, Lorillard Tobacco Company, Brown & Williamson Tobacco Corporation, and Philip Morris, Inc. filed separate lawsuits in the U.S. District Court for the District of Massachusetts to enjoin implementation of certain Massachusetts Attorney General regulations concerning the advertisement and display of tobacco products. The regulations go beyond those required by the Master Settlement Agreement. RJR Tobacco Company is challenging regulations that ban all self-service cigarette sales; prohibit cigarette manufacturers from offering promotional items tied to cigarette sales; prohibit mail distribution of cigarettes in exchange for coupons and proofs of purchase; and prohibit point-of-sale advertising less than five feet above the ground in any retail outlet that is not limited to adults only. RJR Tobacco Company is also challenging the regulation that bans all cigarette advertising (other than a black-and-white sign reading "Tobacco Products Sold Here") visible within 1,000 feet of any public playground, public park, or school. This provision would effectively ban outdoor advertising in all but the most rural areas of the state. RJR Tobacco Company believes that it has strong arguments that the regulations violate constitutional provisions concerning free speech, equal protection, due process, the Commerce Clause, and federal preemption. The regulations are scheduled to take effect on August 1, 1999.

    It is not possible to determine what additional federal, state or local legislation or regulations relating to smoking or cigarettes will be enacted or to predict the effect of new legislation or regulations on RJR Tobacco Company or the cigarette industry generally, but any new legislation or regulations could have an adverse effect on RJR Tobacco Company or the cigarette industry generally.

    Tobacco leaf is an agricultural commodity subject to U.S. Government production controls and price supports that can affect market prices substantially. The tobacco leaf price support program is subject to congressional review and may be changed at any time. In December 1994, Congress enacted the Uruguay Round Agreements Act to replace a domestic content requirement with a tariff rate quota system that keys tariffs to import volumes. The tariff rate quotas have been established by the United States with overseas tobacco producers and became effective on September 13, 1995. Because of the importance of tobacco leaf as a raw material for RJR Tobacco Company's products, substantial changes in the regulatory regime applicable to tobacco leaf could have a material effect on our results of operations and cash flows.

    ENVIRONMENTAL MATTERS

    RJR Tobacco Company is subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, in certain cases without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. Management cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Management similarly cannot predict the amount of future expenditures which may be required in order to comply with any environmental laws or regulations or to satisfy any such claims.

    Recently, the EPA has proposed regulations that would impose restrictions on RJR Tobacco Company's use of certain fumigants used to protect stores of tobacco from agricultural pests. RJR Tobacco Company may be unable to replace those fumigants with other cost-effective fumigants and, as a result, could be required to make significant expenditures to comply with the EPA regulations, or risk the loss of substantial stores of tobacco to agricultural pests. Management cannot predict the amount of future expenditures which may be required to comply with these regulations.

                                   MANAGEMENT

    Our executive officers and directors are as follows:

NAME                                                       AGE      OFFICE
-----------------------------------------------------      ---      -----------------------------------------------------

Mary K. Bush.........................................          51   Director of RJR Tobacco Holdings

John T. Chain, Jr....................................          64   Director of RJR Tobacco Holdings

A.D. Frazier, Jr.....................................          55   Director of RJR Tobacco Holdings

Denise Ilitch........................................          42   Director of RJR Tobacco Holdings

John G. Medlin, Jr...................................          65   Director of RJR Tobacco Holdings

Nana Mensah..........................................          47   Director of RJR Tobacco Holdings

Joseph P. Viviano....................................          61   Director of RJR Tobacco Holdings

Thomas C. Wajnert....................................          56   Director of RJR Tobacco Holdings

Andrew J. Schindler..................................          54   Chairman of the Board, President and Chief Executive
                                                                    Officer of RJR Tobacco Holdings and RJR Tobacco
                                                                    Company

Kenneth J. Lapiejko..................................          50   Executive Vice President and Chief Financial Officer
                                                                    of RJR Tobacco Holdings and RJR Tobacco Company;
                                                                    Director of RJR Tobacco Company

Charles A. Blixt.....................................          48   Executive Vice President, General Counsel and
                                                                    Assistant Secretary of RJR Tobacco Holdings and
                                                                    Executive Vice President, General Counsel and
                                                                    Director of RJR Tobacco Company

Lynn J. Beasley......................................          42   Executive Vice President--Marketing of RJR Tobacco
                                                                    Company

Robert R. Gordon, Jr.................................          54   Executive Vice President--Human Resources of RJR
                                                                    Tobacco Holdings and RJR Tobacco Company; Director of
                                                                    RJR Tobacco Company

Thomas R. Adams......................................          49   Senior Vice President and Controller of RJR Tobacco
                                                                    Holdings and RJR Tobacco Company

Gary T. Burger.......................................          50   Executive Vice President--Research & Development of
                                                                    RJR Tobacco Company

Lynn L. Lane.........................................          48   Senior Vice President and Treasurer of RJR Tobacco
                                                                    Holdings and RJR Tobacco Company

James V. Maguire.....................................          48   Executive Vice President--Sales of RJR Tobacco
                                                                    Company

Tommy J. Payne.......................................          42   Executive Vice President--External Relations of RJR
                                                                    Tobacco Holdings and RJR Tobacco Company

James H. Wilson......................................          56   Executive Vice President--Operations and Director of
                                                                    RJR Tobacco Company

McDara P. Folan, III.................................          41   Vice President, Deputy General Counsel and Secretary
                                                                    of RJR Tobacco Holdings and RJR Tobacco Company

    MARY K. BUSH. Ms. Bush has been a Director of RJR Tobacco Holdings since July 1999. She has been President of Bush & Company, an international financial consulting firm, since 1991. Ms. Bush also serves on the boards of directors of Texaco Inc., Mortgage Guaranty Insurance Company and Novecon Management Company, L.P. and on the Advisory Board of Washington Mutual Investors Fund.

    JOHN T. CHAIN, JR. Gen. (Ret.) Chain has been the Chairman of Thomas Group, Inc. since May 1998 and has been a member of the board of directors of Thomas Group since May 1995. He also serves as the President of Quarterdeck Equity Partners, Inc., an investor in the defense industry. He served as Special Assistant to the Chairman of Burlington Northern Santa Fe Corporation from November 1995 to March 1996, and as Executive Vice President of Burlington Northern from 1991 to November 1995. For more than five years prior to that time, he served as a General (Commander-in-Chief, the Strategic Air Command) in the United States Air Force. Gen. Chain is a member of the boards of directors of Nabisco Group Holdings, Nabisco, Northrop Grumman Corporation, Kemper Insurance and Thomas Group.

    A.D. FRAZIER, JR. Mr. Frazier has been a Director of RJR Tobacco Holdings since June 14, 1999. He has been President and Chief Executive Officer of INVESCO, Inc. since April 1997 and was Executive Vice President from November 1996 to April 1997. From March 1991 until November 1996, Mr. Frazier was Chief Operating Officer of the Atlanta Committee for the Olympic Games. From September 1982 to March 1991 he was Executive Vice President of First Chicago Corporation. Mr. Frazier is a member of the boards of directors of AMVESCAP, PLC (the parent company of INVESCO, Inc.), Megallan Health Services, Inc., Apache Corporation and Rock-Tenn Company. He is also a member of the Georgia Board of Corrections.

    DENISE ILITCH. Ms. Ilitch has been a Director of RJR Tobacco Holdings since June 14, 1999. She has been the Vice Chairwoman of Little Caesar Enterprises, Inc. since 1997 and has served in a variety of corporate positions with Little Caesar for more than 20 years. Since 1996, she also has served as the President of Olympia Development, L.L.C., the Ilitch family's real estate and entertainment development company in downtown Detroit. In addition, she is Executive Vice President of Ilitch Ventures, Inc., a privately held company created in 1999 that owns and manages the Ilitch family's business interests in the food and entertainment industries (Little Caesar Enterprises, Olympia Entertainment, Olympia Development, the Detroit Red Wings, the Detroit Tigers, the Detroit Rockers and Olympia Specialty Foods). Ms. Ilitch also has been president and owner of her own marketing firm, Bright Lites, Inc. She serves on the boards of directors of Beauticontrol, Inc., and the Detroit Branch of the Federal Reserve Bank of Chicago.

    JOHN G. MEDLIN, JR. Mr. Medlin is Chairman Emeritus of Wachovia Corporation and served as its Chairman from 1988 to April 1998 and its Chief Executive Officer from 1977 until December 1993. Mr. Medlin is a member of the boards of directors of BellSouth Corporation, Burlington Industries, Inc., Media General, Inc., National Service Industries, Inc., USAirways Group, Inc. and Wachovia Corporation. From 1983 until 1998, Mr. Medlin was a member of the Board of Directors of RJR Nabisco, Inc. and, from 1989 to 1998, he was a member of the board of directors of Nabisco Group Holdings.

    NANA MENSAH. Mr. Mensah has been a Director of RJR Tobacco Holdings since June 14, 1999. He has served as President and Chief Operating Officer of Long John Silver's Restaurants, Inc. since 1997. Previously, Mr. Mensah had been Senior Vice President, Operations and Concept Development of PepsiCo Restaurants International since 1994. Prior to that time, he was Vice President-Operations for KFC USA, Inc., from 1990 until 1994, and, from 1988 to 1990, he was Market Manager/Regional Operations Director of Southland Corporation.

    JOSEPH P. VIVIANO. Mr. Viviano has been a Director of RJR Tobacco Holdings since June 14, 1999. He has served as the Vice Chairman of Hershey Foods Corporation since January 1999. Previously, Mr. Viviano had been President and Chief Operating Officer of Hershey Foods Corporation from 1994 through 1998. He is a member of the boards of directors of Hershey Foods Corporation, Chesapeake Corporation, Huffy Corporation and Harsco Corporation.

    THOMAS C. WAJNERT. Mr. Wajnert has been a Director of RJR Tobacco Holdings since June 14, 1999. He has been Chairman of Payroll Transfers, Inc. since March 1998, where he is a significant investor and where he served as Chief Executive Officer from March 1998 to April 1999. Previously, Mr. Wajnert was Chairman of the Board of Directors from January 1992 until December 1997 and Chief Executive Officer from November 1984 until December 1997 of AT&T Capital Corporation.
Mr. Wajnert serves on the boards of directors of JLG Industries, Inc., CNL Capital Corporation and Payroll Transfer, Inc.

    ANDREW J. SCHINDLER. Mr. Schindler has served as President and Chief Executive Officer of RJR Tobacco Company since 1995 and of RJR Tobacco Holdings since June 14, 1999. He has served as Director of RJR Tobacco Holdings since June 14, 1999 and of RJR Tobacco Company since 1989, and as Chairman of the Board of RJR Tobacco Holdings and RJR Tobacco Company since July 2, 1999. Mr. Schindler joined RJR Tobacco Holdings in 1974. He became Senior Vice President--Operations in June 1989 and was elected Executive Vice President--Operations in 1991. In May of 1994, Mr. Schindler became President and Chief Operating Officer of RJR Tobacco Company. He is a member of the Advisory Board of the Wachovia Bank of North Carolina, N.A., the North Carolina School of the Arts Foundation Board, the Wake Forest University Baptist Medical Center Board of Visitors and the Board of Directors of Winston-Salem Business, Inc. He is Vice Chairman of the North Carolina Emerging Technology Alliance.

    KENNETH J. LAPIEJKO. Mr. Lapiejko has served as Executive Vice President and Chief Financial Officer of RJR Tobacco Company since June 15, 1999 and of RJR Tobacco Holdings since June 14, 1999. He has been a Director of RJR Tobacco Company since 1996. From 1995 until June 15, 1999, he was Senior Vice President, Chief Financial Officer and Treasurer of RJR Tobacco Company. He has served as a Director of RJR Tobacco Company since 1996. Mr. Lapiejko joined R.J. Reynolds Tobacco International as a Senior Financial Analyst in 1977. After holding a number of positions with RJR Tobacco Company, in 1991 he was promoted to Vice President of Finance and Accounting. Before joining RJR Tobacco Company in 1977, Mr. Lapiejko held financial positions with the Glass Container Division and the International Division of Owens Illinois, Inc.

    CHARLES A. BLIXT. Mr. Blixt has been Executive Vice President, General Counsel and Director of RJR Tobacco Company since 1995 and Executive Vice President, General Counsel and Assistant Secretary of RJR Tobacco Holdings since June 14, 1999. Mr. Blixt joined RJR Tobacco Company as Associate Counsel-Litigation in 1985. Before joining RJR Tobacco Company, Mr. Blixt served as counsel for Caterpillar Tractor Co. and Fiat-Allis Construction Machinery, Inc. Mr. Blixt serves on the Board of Visitors of Salem College and Academy and the Board of Visitors of Wake Forest University School of Law.

    LYNN J. BEASLEY. Ms. Beasley has served as Executive Vice President--Marketing of RJR Tobacco Company since 1997. Ms. Beasley joined RJR Tobacco Company in 1982 as a marketing assistant. After holding a number of positions at RJR Tobacco Company , she became Senior Vice President of the Winston/Camel business unit in 1993. She was named Senior Vice President of Brand Marketing for Winston, Camel and Salem in 1995. Prior to joining RJR Tobacco Company, Ms. Beasley was a research assistant at the University of Wisconsin. Ms. Beasley serves on the Salem College Board of Visitors. She is a member of the Senior Services Board.

    ROBERT R. GORDON, JR. Mr. Gordon has been Executive Vice President--Human Resources of RJR Tobacco Company since 1994 and of RJR Tobacco Holdings since July 2, 1999, and Director of RJR Tobacco Company since 1991. He joined RJR Tobacco Company in 1967 and became Vice President of Personnel in 1984. In 1988, he was promoted to Senior Vice President of Personnel of RJR Tobacco Holdings.

    THOMAS R. ADAMS. Mr. Adams has been Senior Vice President and Controller of RJR Tobacco Holdings and RJR Tobacco Company since June 14, 1999. From June 1985 until June 1999, he was a Partner at the accounting firm of Deloitte & Touche LLP.

    GARY T. BURGER. In July 1999, Dr. Burger was promoted to Executive Vice President--Research and Development after serving as Senior Vice
President--Research and Development of RJR Tobacco Company since 1996. He joined RJR Tobacco Company in 1984. In 1990, he was named Vice President of the Research and Development Product Development & Assessment Group.

    LYNN L. LANE. Ms. Lane joined RJR Tobacco Holdings in 1973. She was promoted to Vice President and Assistant Treasurer of RJR Tobacco Holdings in 1991. In 1995, she was named Vice President and Treasurer of R.J. Reynolds Tobacco Worldwide. From 1996 until 1999, Ms. Lane was Vice President--Treasury and Investor Relations of Burlington Industries. In June 1999, she rejoined RJR Tobacco Company as Senior Vice President and Treasurer and was named Senior Vice President and Treasurer of RJR Tobacco Holdings.

    JAMES V. MAGUIRE. In July 1999, Mr. Maguire was promoted to Executive Vice President--Sales after serving as Senior Vice President--Sales of RJR Tobacco Company since 1994. Mr. Maguire joined RJR Tobacco Company in 1973 as a sales representative. After holding a number of positions at RJR Tobacco Company and other RJR Nabisco subsidiaries, he became Vice President of Sales/Marketing Development in 1993.

    TOMMY J. PAYNE. Mr. Payne joined RJR Tobacco Company in 1988. He was promoted to Director of Federal Government Affairs in 1989. In 1995, Mr. Payne was promoted to Vice President--Federal Government Affairs in Washington, D.C. He assumed his current positions as Executive Vice President--External Relations of RJR Tobacco Company and of RJR Tobacco Holdings in July 1999, after serving as Senior Vice President--External Relations of RJR Tobacco Company since 1998 and of RJR Tobacco Holdings since June 1999.

    JAMES H. WILSON. In July 1999, Mr. Wilson was promoted to Executive Vice President-- Operations after serving as Senior Vice President--Operations of RJR Tobacco Company since 1994 and Director of RJR Tobacco Company since 1997. He joined Reynolds Tobacco in 1962 and was promoted to Vice President of Manufacturing in 1991.

    MCDARA P. FOLAN, III. Mr. Folan joined RJR Tobacco Company and RJR Tobacco Holdings in June 1999 as Vice President, Deputy General Counsel and Secretary. From 1987 to 1992, Mr. Folan was an Associate with the law firm of Jones, Day, Reavis and Pogue in Cleveland, Ohio. Most recently, Mr. Folan served as Vice President, Secretary and General Counsel for Allen Telecom Inc. in Cleveland, Ohio.

DIRECTORS' COMPENSATION

    Directors of RJR Tobacco Holdings who are not employees of RJR Tobacco Holdings or its subsidiaries receive an annual retainer fee of $50,000 per year, plus attendance fees of $1,250 for each meeting, including designated days during which the Board or a committee of the Board conducts RJR Tobacco Holdings' business. In addition, those outside directors who are committee members receive committee attendance fees of $1,250 for each meeting, and committee chairs each receive a $5,000 annual retainer. RJR Tobacco Holdings offers outside directors life insurance having a death benefit of up to $100,000, a matching grants program and supplemental insurance programs. Upon becoming a director, each outside director receives an option under a stock option plan to purchase 10,000 shares of RJR Tobacco Holdings common stock. The options have an exercise price equal to the fair market value of the common stock on the date of grant. The options are not exercisable for six months following the date of grant but thereafter are exercisable for ten years from the date of grant.

    In addition, each outside director receives

(1) an annual grant of stock options that is made on the date of the annual stockholders' meeting determined under a formula set forth in the applicable plan and

(2) an annual grant of 1,000 deferred common stock units.

The annually granted stock options have a ten-year term and vest over three years, 33% on the first and second anniversaries of the date of grant and 34% on the third anniversary. The common stock units are convertible into common stock or cash on termination of a director's services.

    Neither RJR Tobacco Holdings nor RJR Tobacco Company compensates any directors of either entity who are employees of RJR Tobacco Holdings or any of its subsidiaries (including RJR Tobacco Company) in their capacity as directors.

EXECUTIVE COMPENSATION

    The following pages describe the components of the total compensation of our five most highly compensated executive officers, as defined under SEC rules, at the end of the last completed fiscal year.

    The bonuses shown represent amounts that the Compensation Committee of the board of directors of Nabisco Group Holdings (which owned all of the stock of RJR Tobacco Holdings during the period reported on) and its entire board approved for each named individual based on the performance of RJR Tobacco Company for the applicable year.

    The long-term compensation shown in the Summary Compensation Table was provided under NGH's 1990 Long-Term Incentive Plan, which this prospectus refers to as the LTIP. The LTIP provides for various types of awards such as stock options, restricted stock, performance unit awards and performance appreciation rights, as described below. This prospectus also describes below the future compensation that those individuals may receive under RJR Tobacco Holdings' and/or NGH's retirement plans or, following termination of employment under various circumstances, under individual agreements.

    SUMMARY COMPENSATION TABLE

    The following table presents specific information regarding the compensation of our five most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
                                 -------------------------------------  ---------------------------------------------------------
                                  AGGREGATE                                             SECURITIES
                                    BASE                 OTHER ANNUAL    RESTRICTED     UNDERLYING      LONG-TERM     ALL OTHER
NAME & PRINCIPAL                   SALARY       BONUS    COMPENSATION   STOCK AWARDS      OPTIONS       INCENTIVE   COMPENSATION
  POSITION              YEAR         ($)       ($)(1)       ($)(2)       ($)(3)(4)    AWARDED (#)(4)   PAYOUTS ($)     ($)(5)
--------------------  ---------  -----------  ---------  -------------  ------------  ---------------  -----------  -------------

Andrew J.                  1998   $ 616,667   $ 438,000    $  72,376     $1,192,188             --     $        --    $  33,246
  Schindler.........       1997     575,000     403,000       69,799             --             --       3,000,000       31,200
PRESIDENT & CHIEF          1996     537,500     465,000      237,474             --        200,000         709,200       26,358
  EXECUTIVE OFFICER

Charles A. Blixt....       1998     320,000     292,000       58,478        340,625             --         255,000       14,610
EXECUTIVE VICE             1997     302,500     167,000       48,925             --             --         345,000       14,745
  PRESIDENT AND            1996     255,167     189,000       48,561             --         15,000         170,000       11,885
  GENERAL COUNSEL

Lynn J. Beasley.....       1998     310,000     263,500       57,812        510,938             --         156,000       13,260
EXECUTIVE VICE             1997     248,408     132,000       50,699             --             --         525,000        5,642
  PRESIDENT--              1996     199,917     105,000       41,057             --          9,500         320,000        8,938
  MARKETING, RJR
  TOBACCO COMPANY

Kenneth J.                 1998     285,000     157,000       53,041        272,500             --         255,000       12,450
  Lapiejko..........       1997     243,833     130,000       51,123             --             --         525,000       11,665
EXECUTIVE VICE             1996     225,000     145,000       50,069             --         15,000         225,000       10,410
  PRESIDENT AND
  CHIEF FINANCIAL
  OFFICER

James V. Maguire....       1998     270,833     151,000       48,949        340,625             --         278,421       12,665
SENIOR VICE                1997     246,167     138,000       50,334             --             --         825,000       11,735
  PRESIDENT--SALES,        1996     225,833     145,000       51,073             --         16,000         302,558       10,825
  RJR TOBACCO
  COMPANY

------------------------------

(1) Except as noted below, the bonus amounts shown for 1998 for all of the named executive officers reflect annual cash bonus payments that were based on the performance of RJR Tobacco Company during 1998. The bonus amount shown for Mr. Blixt includes a $100,000 special bonus, and the bonus amount shown for Ms. Beasley includes a $77,500 special bonus. The bonus amounts for all of the named executive officers were supplemented with Performance Notes equal to 20% of their target bonus. This prospectus describes the Performance Notes on page 51.

(2) The amounts shown in the table for 1998 include amounts attributable to the named executive officers' participation in the executive perquisite program of RJR Tobacco Holdings, which provides them with supplemental insurance, a leased automobile and an annual allowance of $47,500 for Mr. Schindler; $40,000 each for Mr. Blixt and Ms. Beasley; and $32,500 each for Messrs. Lapiejko and Maguire. These individuals may use this allowance to reimburse miscellaneous expenses and, to the extent not so used, RJR Tobacco Holdings will pay the remainder in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected, life, spousal life, automobile and personal liability insurance.

(3) All of the named executive officers were granted restricted shares of Nabisco Group Holdings common stock in 1998. NGH made the grants on February 6, 1998. They are scheduled to vest five years from the date of grant, which is February 6, 2003. The December 31, 1998 values of restricted NGH stock holdings for the named executive officers are: Mr. Schindler (35,000 shares), $1,039,045; Mr. Blixt (10,000 shares), $296,870; Ms. Beasley
    (15,000 shares), $445,305; Mr. Lapiejko (8,000 shares), $237,496; and Mr.
    Maguire (10,000 shares), $296,870. The awards may vest earlier than the date shown in various circumstances. In connection with the spin-off, holders of NGH restricted stock received a distribution of one-third of a share of restricted RJR Tobacco Holdings common stock for every restricted share of NGH restricted stock. Dividends are paid on the restricted stock to the same extent as for unrestricted shares.

(4) Denominated in shares of Nabisco Group Holdings common stock. In connection with the spin-off, options held by RJR Tobacco Holdings employees to purchase NGH common stock were equitably adjusted into options covering NGH shares and options covering RJR Tobacco Holdings shares in a manner intended to preserve the aggregate benefits under the options.

(5) The amounts shown in the table for 1998 reflect RJR Tobacco Holdings contributions made on behalf of the named individuals under RJR Tobacco Holdings' qualified and nonqualified defined contribution plans. The following is a breakout of the 1998 amounts:

                                                        RJR TOBACCO HOLDINGS    RJR TOBACCO HOLDINGS
                                                        MATCHING CONTRIBUTION       CONTRIBUTION
NAME                                                      (QUALIFIED PLAN)       (NONQUALIFIED PLAN)
-----------------------------------------------------  -----------------------  ---------------------

Mr. Schindler........................................         $   4,800               $  25,790

Mr. Blixt............................................             4,800                   9,810

Ms. Beasley..........................................             4,800                   8,460

Mr. Lapiejko.........................................             4,800                   7,650

Mr. Maguire..........................................             4,800                   7,865

        The amount shown in the table for Mr. Schindler for 1998 also includes $2,651, in connection with the partial forgiveness of Mr. Schindler's indebtedness to Nabisco Group Holdings, as discussed below.

    LONG-TERM INCENTIVE COMPENSATION

    NGH maintained the LTIP to provide executives with long-term performance-based incentive compensation. NGH has issued stock options, restricted stock and other performance-based awards under the LTIP to the named executive officers and to other key employees. NGH did not make any stock option grants to the named executive officers in 1998.

    NGH conditioned numerous options granted in prior years to Mr. Schindler under the LTIP on his purchase of NGH common stock. In connection with the purchase of NGH common stock under the LTIP, NGH made a secured loan to Mr. Schindler in the amount of the purchase price for the purchased shares, plus an additional amount to pay taxes, if any, due on any taxable income recognized in connection with those purchases. In February 1998, Mr. Schindler sold the shares of NGH common stock that were used to secure the outstanding indebtedness of $343,276 and used the proceeds to repay all but $2,651 of the indebtedness. In connection with a prior understanding under which Mr. Schindler had earlier refrained from selling the shares, NGH forgave the shortfall.

    The following table provides information relating to the number and value of shares of NGH common stock subject to options held by the named executive officers as of December 31, 1998. There were no stock option exercises during 1998 by any of the named individuals. In connection with the spin-off, options held by RJR Tobacco Holdings employees to purchase NGH common stock were equitably adjusted into options covering NGH shares and options covering RJR Tobacco Holdings shares in a manner intended to preserve the aggregate benefits under the options.

             AGGREGATED OPTION VALUES AT FISCAL YEAR-END (12/31/98)

                                                             NUMBER OF SHARES OF NGH
                                                             COMMON STOCK UNDERLYING       VALUE OF UNEXERCISED,
                                                               UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                                HELD AT FY-END (#)         HELD AT FY-END ($)(1)
                                                            --------------------------  ----------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  ---------------
A. J. Schindler...........................................     287,800        120,000    $ 397,139      $      --
C. A. Blixt...............................................      47,300          5,100       46,754             --
L. J. Beasley.............................................      60,270          3,230      104,793             --
K. J. Lapiejko............................................      49,700          5,100       66,638             --
J. V. Maguire.............................................      53,560          5,440       61,801             --

------------------------------

(1) Calculated based on the excess of the fair market value on December 31, 1998 of NGH common stock ($29.687) over the option exercise price.

    As noted in footnote (1) to the Summary Compensation Table, a portion of the 1998 annual bonus earned by all of the named executive officers is denominated in the form of Performance Notes. Performance Notes are phantom units whose value may fluctuate up and down based on attaining financial performance objectives that are derived from our long-term strategic plan. For 1998, all of the named executive officers were granted RJR Tobacco Company Performance Notes with an initial value of $36.00 and a value of $39.08 on December 31, 1998. The Performance Notes do not vest until December 31, 2000 and will be paid out based on their value at that time.

    The regular annual 1998 long-term incentive grants for all of the named executive officers were made in the form of performance appreciation rights, which are appreciation rights on the Performance Notes of NGH or of various operating subsidiaries and which this document calls PARs. PARs granted to the named executive officers were a combination of appreciation rights on RJR Tobacco Company Performance Notes (80%) and NGH Performance Notes (20%). In connection with the spin-off, the RJR Tobacco Company and NGH Performance Notes, and subsequently, the PARs, will have a minimum value based on a $34.083 stock price.

    The following table sets forth the Performance Notes and PARs that were granted to the named executive officers in 1998. Because the future value of Performance Notes and, consequently, the PARs will depend on NGH's and/or RJR Tobacco Holdings' performance, there is no minimum or maximum payout amount. This document includes the values of the Performance Notes and PARs on December 31, 1998 in footnotes to the table.

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN FISCAL YEAR 1998

                                                                           AWARDS
                                           -----------------------------------------------------------------------
                                                  PERFORMANCE NOTES/UNITS          PERFORMANCE APPRECIATION RIGHTS
                                           --------------------------------------  -------------------------------
                                                                 PERFORMANCE OR                   PERFORMANCE OR
                                                                  OTHER PERIOD        NO. OF       OTHER PERIOD
                                                                      UNTIL        PERFORMANCE         UNTIL
                                           NO. OF PERFORMANCE      MATURITY OR     APPRECIATION     MATURITY OR
NAME                                            NOTES (1)            PAYOUT         RIGHTS (2)        PAYOUT
-----------------------------------------  -------------------  -----------------  ------------  -----------------
A.J. Schindler...........................           2,431             12/31/00         160,000         12/31/02
C.A. Blixt...............................           1,067             12/31/00          70,000         12/31/02
L.J. Beasley.............................           1,033             12/31/00          77,500         12/31/02
K.J. Lapiejko............................             871             12/31/00          50,000         12/31/02
J.V. Maguire.............................             840             12/31/00          60,000         12/31/02

------------------------------

(1) The December 31, 1998 value of RJR Tobacco Company Performance Notes was $39.08.

(2) The number of PARs shown in the table for each of the named executive officers represents a combination of 80% RJR Tobacco Company PARs and 20% NGH PARs. The PARs have a term of 5 years from the date of grant and vest over 3 years in accordance with the following schedule: 33% on each of the first and second December 31 following the date of grant and 34% on the third December 31 following the date of grant. The December 31, 1998 values of the PARs were as follows: NGH PARs $7.96; and RJR Tobacco Company PARs $3.08.

    RETIREMENT PLANS

    The named executive officers participated in noncontributory defined benefit retirement plans maintained by NGH or its subsidiaries. Mr. Schindler also participates in a Supplemental Executive Retirement Plan, which this prospectus refers to as the SERP. Benefits under the SERP are payable only after a participant's retirement at a specified retirement age or earlier retirement or termination in various circumstances. In connection with the spin-off, RJR Tobacco Holdings assumed the liabilities under the SERP attributable to Mr. Schindler.

    The following table shows the estimated annual benefits payable to Mr. Schindler upon retirement under the SERP, as described in the preceding paragraph. The retirement benefits shown are computed before being offset for Social Security and are based upon retirement at age 60 and the payment of a single-life annuity to Mr. Schindler.

ESTIMATED ANNUAL RETIREMENT BENEFITS
------------------------------------
                   YEARS OF SERVICE
                         (1)
 AVERAGE FINAL    ------------------
COMPENSATION (1)      20 OR MORE
----------------  ------------------
  $    900,000       $    450,000
     1,000,000            500,000
     1,100,000            550,000
     1,200,000            600,000
     1,300,000            650,000

------------------------------

(1) For purposes of determining retirement benefits under this table, "Average Final Compensation" consists of the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under sections 401(k) and 125 of the Internal Revenue Code, and is determined by considering the 36 consecutive months that yield the highest average compensation during the participant's last 60 months of service. Mr. Schindler's Average Final Compensation as of December 31, 1998 was $1,011,722 and he is expected to have more than 20 years of credited service at age 60.

    We have determined the retirement benefits for Mr. Blixt and Ms. Beasley by the formula under a noncontributory defined benefit plan maintained by RJR Tobacco Holdings that has no Social Security offset. The following table shows the estimated annual single life annuity payable at age 65 under the plan.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                                                                  YEARS OF SERVICE (1)
                                                           -----------------------------------
AVERAGE FINAL COMPENSATION(1)                                  30          35      40 OR MORE
---------------------------------------------------------  ----------  ----------  -----------
$300,000.................................................  $  113,611  $  121,767   $ 128,291
 400,000.................................................     152,215     163,089     171,788
 500,000.................................................     190,818     204,411     215,286
 600,000.................................................     229,422     245,734     258,783

------------------------------

(1) For purposes of determining retirement benefits under this table, "Average Final Compensation" consists of the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under sections 401(k) and 125 of the Internal Revenue Code, and is determined by considering the 36 consecutive months that yield the highest average compensation during the participant's last 60 months of service. Average Final Compensation as of December 31, 1998 was: for Mr. Blixt $475,222 and for Ms. Beasley $393,775. Estimated years of credited service, rounded to the nearest year, at age 65 was for Mr. Blixt, 32 years and, for Ms. Beasley, 40 years.

    We have determined the retirement benefits for Messrs. Lapiejko and Maguire by the formula under a non-contributory defined benefit plan maintained by RJR Tobacco Holdings that is subject to an offset for Social Security. The following table shows the estimated annual single life annuity payable at age 65 under the plan.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                                                                  YEARS OF SERVICE (1)
                                                           -----------------------------------
AVERAGE FINAL COMPENSATION (1)                                 30          35      40 OR MORE
---------------------------------------------------------  ----------  ----------  -----------
$300,000.................................................  $  153,842  $  179,482   $ 205,122
 400,000.................................................     206,342     240,732     275,122
 500,000.................................................     258,842     301,982     345,122
 600,000.................................................     311,342     363,232     415,122

------------------------------

(1) For purposes of determining retirement benefits under this table, "Average Final Compensation" consists of the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under sections 401(k) and 125 of the Internal Revenue Code, and is determined by considering the 60 consecutive months that yield the highest average compensation during the participant's last 120 months of service. Average Final Compensation as of December 31, 1998 was for Mr. Lapiejko $377,408 and for Mr. Maguire $369,917. Estimated years of credited service, rounded to the nearest year, at age 65 was, for Mr. Lapiejko, 30 years and, for Mr. Maguire, 40 years.

    AGREEMENTS WITH VARIOUS OFFICERS

    In October 1988, RJR Tobacco Holdings entered into an agreement with Mr. Schindler which was amended in December 1988 and June 1999 and supplemented in December 1995, providing (as amended and supplemented) that if Mr. Schindler's employment is terminated other than for "cause" or, within twenty-four months following a "change of control", for "good reason", he will be entitled to an amount equal to three times his annual salary and target bonus, payable over three years. In addition, he is entitled to receive retirement credits, welfare benefits and other perquisites for the same three-year period. Mr. Schindler also participates in the SERP.

    "Cause" includes, generally, criminal conduct, deliberate refusal to perform employment duties or deliberate misconduct materially damaging to us. A "change of control" includes specified acquisitions of 30% or more of the combined voting power of NGH securities, various changes in the composition of the NGH board of directors, selected mergers or consolidations of NGH or the disposition of substantially all of the assets of NGH. "Good reason" includes a material reduction in duties, reduction in pay, grade or bonus opportunity, reduction in compensation programs or benefits, relocation or material breach of the arrangement by us.

    If a "parachute" excise tax would be imposed on any payments to Mr. Schindler, Mr. Schindler would also be entitled to tax reimbursement payments. In addition, upon a change of control, restrictions on restricted stock held by Mr. Schindler will lapse and all his outstanding stock options under the LTIP and a predecessor plan will vest and be cashed-out at the higher of the difference between the option price and the market price or the value of the options using a specified Black-Scholes methodology. In addition, upon termination of employment following a change of control, Mr. Schindler's annual incentive awards would vest PRO RATA and be paid in a lump sum and his PARs would vest and be paid in a lump sum.

    NGH and RJR Tobacco Holdings entered into employment agreements with Mr. Blixt, Ms. Beasley and Messrs. Lapiejko and Maguire which, in each case, provide that if the executive's employment is involuntarily terminated other than for "cause" or if the executive terminates his employment for "good reason", he or she will receive two years base salary plus bonus, payable over three years, benefit continuation for three years, and if in effect, coverage under the executive perquisite plan for three years. "Cause" includes criminal dishonesty, deliberate misconduct, and deliberate and continual refusal to perform employment duties or to act in accordance with instructions of the board. "Good reason" includes a substantial reduction in the executive's responsibilities, a more than 20% reduction in the executive's salary and annual bonus opportunity or relocation. Compensation continuance is based on the highest annual rate of salary in effect during the twelve months immediately before termination and the current target incentive award opportunity for the calendar year in which employment terminates.

    If there is a change of control of NGH, Mr. Blixt and Ms. Beasley are entitled to tax reimbursement payments if a "parachute" excise tax is imposed, reimbursement payments for legal and accounting fees as a result of termination, and severance as if termination were by RJR Tobacco Holdings without cause or by the executive with "good reason". Following a change of control, "good reason" includes a material reduction in the executive's duties, position and reporting relationship, a reduction in pay grade or bonus opportunity, RJR Tobacco Holdings' failure to continue in effect any compensation plan in which the executive participated at the time of the change of control, any action by RJR Tobacco Holdings which directly or indirectly materially reduces benefits under its retirement or savings plan or fringe benefits, termination without written notice by RJR Tobacco Holdings, and relocation.

    The parties are amending these contracts to reflect the spin-off.

    THE RJR TOBACCO HOLDINGS 1999 LONG TERM INCENTIVE PLAN

    On May 12, 1999, RJR Tobacco Holdings adopted, and NGH as the sole stockholder of RJR Tobacco Holdings approved, the RJR Nabisco, Inc. 1999 Long Term Incentive Plan, which this prospectus refers to as the RJR LTIP. RJR Tobacco Holdings established the RJR LTIP to provide it with an effective means to attract, retain, and motivate key personnel of RJR Tobacco Holdings and its subsidiaries.

    The RJR LTIP provides for the granting of awards to employees of RJR Tobacco Holdings or its subsidiaries or other individuals who have a unique relationship with RJR Tobacco Holdings or its subsidiaries, as determined by the compensation committee of RJR Tobacco Holdings' board of directors. The RJR LTIP will be administered by the compensation committee or, in lieu of the committee, RJR Tobacco Holdings' Board of Directors, which is authorized to establish rules and regulations for administration of the RJR LTIP, to make determinations and interpretations under the RJR LTIP and to grant awards pursuant to the RJR LTIP.

    The RJR LTIP is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Code.

    SHARES AVAILABLE FOR GRANTS. The maximum number of shares of RJR Tobacco Holdings common stock that RJR Tobacco Holdings may grant in respect of all awards during the term of the RJR LTIP is 8 million shares plus the additional shares required to implement the equitable adjustment of options and restricted shares under the LTIP, which may be adjusted in the event of specified capital changes as described below. RJR Tobacco Holdings may use shares authorized for issuance under the RJR LTIP to satisfy its obligations under any other compensation plans or arrangements. RJR Tobacco Holdings may not grant more than 3 million shares of RJR Tobacco Holdings common stock as "incentive stock options," subject to adjustment as described below. The aggregate maximum number of shares of RJR Tobacco Holdings common stock that may be granted as restricted RJR Tobacco Holdings shares may not exceed 3 million shares, subject to adjustment as described below. Limitations on other awards are described below.

    Shares related to prior grants that are forfeited, terminated, canceled, expire unexercised, settled in cash, tendered to or retained by RJR Tobacco Holdings in satisfaction of exercise price obligations or in any other manner that are not issued as shares of RJR Tobacco Holdings common stock will again become eligible for grant under the RJR LTIP.

    AWARDS. Subject to the terms of the RJR LTIP, the Compensation Committee, or the entire Board of Directors in lieu of the Compensation Committee, may grant awards in the amounts and in the forms permitted by the RJR LTIP as it deems appropriate. The permissible forms of awards under the RJR LTIP are:

    - stock options--both incentive stock options and other stock options;

    - stock appreciation rights;

    - restricted stock;

    - performance units; and

    - performance shares.

    Rights to cash payments in respect of cash dividends paid on RJR Tobacco Holdings common stock may be a component of RJR LTIP awards. The material terms and features of the various forms of awards are set forth below.

    - STOCK OPTIONS--These are stock options that RJR Tobacco Holdings may grant as either "incentive stock options" under the restrictions of Section 422 of the Code or as "non-qualified stock options". Generally, stock options may not have a term of more than fifteen years, or ten years for incentive stock options, and, except for options granted in connection with the equitable adjustment of NGH options to reflect the distribution, may not have an exercise price less than 100% of the fair market value of RJR Tobacco Holdings common stock on the date that they are granted. Payment of the option price may be made in cash, shares of RJR Tobacco Holdings common stock or any combination of the two, as determined by the Compensation Committee. No participant may receive a grant of stock options in any calendar year covering more than two million shares of RJR Tobacco Holdings common stock, plus any unused amount from a prior year.

    - STOCK APPRECIATION RIGHTS--These are rights to receive cash or RJR Tobacco Holdings common stock in an amount equal to the appreciation of shares of RJR Tobacco Holdings common stock after the date that RJR Tobacco Holdings grants the stock appreciation rights. Stock appreciation rights have a base price value equal to the value of a share of RJR Tobacco Holdings common stock on the date of grant or, if granted in tandem with stock options, the exercise price of those options. Stock appreciation rights are granted for no consideration, cannot be exercised following fifteen years from the date of grant, may be granted in tandem with options or separately and may be terminated by the compensation committee. No participant may receive grants of more than two million stock appreciation rights in any calendar year, plus any unused amount from a prior year.

    - RESTRICTED STOCK--These are shares of RJR Tobacco Holdings common stock, or units equivalent to RJR Tobacco Holdings common stock, delivered to an individual generally without payment of consideration that are subject to restrictions or conditions.

    - PERFORMANCE UNITS--These are rights, including performance notes and performance note appreciation rights, to receive cash payments or RJR Tobacco Holdings common stock at a future date based upon RJR Tobacco Holdings' performance during a performance period. The performance factors may be based on any one or more of the following: price of RJR Tobacco Holdings common stock or the stock of any affiliate, shareholder return, return on equity, return on investment, return on capital, return on invested capital, economic profit, economic value added, net income, cash net income, free cash flow, earnings per share, cash earnings per share, operating company contribution or market share. These factors will have a minimum performance standard below which no amount will be paid and may have a maximum performance standard above which no additional payments will be made. The performance period may not exceed 10 years. No participant may receive payment in respect of any award of performance units granted for any performance period with a value in excess of $10 million.

    - PERFORMANCE SHARES--These are similar to performance units, but RJR Tobacco Holdings may make the ultimate payments in either cash or shares of RJR Tobacco Holdings common stock. The value of these units is determined not only on the basis of RJR Tobacco Holdings' performance during the interim period, but also upon the price of RJR Tobacco Holdings' common stock at the end of the period. The performance factors that the Compensation Committee may select are the same as those available in respect of performance units and similar conditions relating to minimum and maximum performance standards and maximum performance periods are applicable. No participant may receive payment in respect of performance shares granted for any performance period in excess of 500,000 shares of RJR Tobacco Holdings common stock or the cash equivalent of that amount.

    ADJUSTMENTS, TERMINATION AND AMENDMENT. The total number of shares of RJR Tobacco Holdings common stock that may be allocated pursuant to awards made under the RJR LTIP or that may be allocated to any one individual, the limitations on types of awards, the number of shares of RJR Tobacco Holdings common stock subject to outstanding options, the exercise price for those options, the number of outstanding stock appreciation rights, the base value of those rights, the number of outstanding performance shares and other terms and conditions of awards may be equitably adjusted by the compensation committee in the event of specific corporate transactions.

    RJR Tobacco Holdings' Board of Directors may terminate or amend the RJR LTIP, except that no amendment or termination of the RJR LTIP may adversely affect any participant's rights with respect to previously granted awards without the consent of that participant, but stock appreciation rights may be changed or canceled without a participant's consent. Except in the event of specific corporate transactions, the individual and aggregate limitations on grants under the RJR LTIP may not be increased, and the exercise price of stock options and base price of stock appreciation rights may not be reduced, other than with the approval of RJR Tobacco Holdings' stockholders.

    CHANGE OF CONTROL. In the event of a change of control of RJR Tobacco Holdings, the following will occur:

    - stock options will generally become fully vested and exercisable, unless the Compensation Committee elects to make a cash payment to participants in lieu of delivery of shares upon exercise equal to the amount determined pursuant to applicable stock option grant agreements or an amount equal to the "spread"-- I.E., the excess of the fair market value of RJR Tobacco Holdings common stock on the date of exercise over the exercise price-- multiplied by the number of shares exercised;

    - stock appreciation rights will generally become fully vested and exercisable;

    - restricted stock units will have restrictions removed;

    - performance units will become vested PRO RATA based on the number of months in the performance period before the change of control, and will have a value equal to the greater of their target value or the value derived from actual performances as of the change of control; and

    - the Compensation Committee will have authority to establish or revise the terms of grants in a manner that is not adverse to participants.

    A change of control includes

        (1) specified acquisitions of 30% or more of the combined voting power of RJR Tobacco Holdings' securities,

        (2) specified changes in the composition of the Board, including changes resulting from a proxy contest,

        (3) specified mergers or consolidations of RJR Tobacco Holdings or

        (4) the disposition of substantially all of RJR Tobacco Holdings' assets.

    GRANTS. Effective on the date of the spin-off, the RJR Tobacco Holdings Board of Directors approved grants of RJR Tobacco Holdings restricted shares in tandem with RJR Tobacco Holdings stock options. Each share of restricted stock has four tandem stock options with an exercise price equal to the stock price on the distribution date. These tandem options vest 50% at the end of three years, 25% after four years and 25% after five years. Before vesting, participants choose to receive either the shares or the options granted in tandem with each share. The participant forfeits the award not selected.

    The awards made to the named executive officers are as follows:

                                                                             TANDEM GRANTS
                                                                      ----------------------------
EXECUTIVE                                                             RESTRICTED SHARES   OPTIONS
---------                                                             -----------------  ---------

A.J. Schindler......................................................         85,000        340,000

L.J. Beasley........................................................         35,000        140,000

C.A. Blixt..........................................................         35,000        140,000

K.J. Lapiejko.......................................................         35,000        140,000

J.V. Maguire........................................................         35,000        140,000

    If Mr. Schindler is involuntarily terminated without cause, his restricted share and stock option grants will vest 50% if the termination is within the first 3 years and 100% upon a later termination. The grants made to the other named executive officers will vest PRO RATA upon a termination without cause. All grants will be fully vested upon a termination without cause following a change of control.

       SECURITY OWNERSHIP OF SIGNIFICANT BENEFICIAL OWNERS AND MANAGEMENT

    RJR Tobacco Holdings holds, beneficially and of record, all of the outstanding shares of RJR Tobacco Company common stock. The following table sets forth information as of August 31, 1999 with respect to the number of shares of RJR Tobacco Holdings common stock beneficially owned by

    - each person or entity that we estimate owns more than five percent of the outstanding shares of RJR Tobacco Holdings common stock,

    - each director of RJR Tobacco Holdings,

    - each of the executive officers included in the Summary Compensation Table under "Management" above and

    - all directors and executive officers of RJR Tobacco Holdings as a group.

RJR Tobacco Holdings based this ownership information on company records and information supplied by the stockholders, including information filed with the SEC on Schedules 13D and 13G. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                                          NUMBER OF
                                                                                           SHARES        PERCENT OF
                                                                                        BENEFICIALLY     OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                                                      OWNED(2)         SHARES
--------------------------------------------------------------------------------------  -------------  ---------------
DIRECTORS AND NAMED EXECUTIVE OFFICERS(1)
Mary K. Bush..........................................................................            --          *
John T. Chain, Jr.....................................................................           667          *
A.D. Frazier, Jr......................................................................            --          *
Denise Ilitch.........................................................................            --          *
John G. Medlin, Jr....................................................................         2,289          *
Nana Mensah...........................................................................            --          *
Joseph P. Viviano.....................................................................            --          *
Thomas C. Wajnert.....................................................................        10,000          *
Andrew J. Schindler...................................................................       269,761          *
Charles A. Blixt......................................................................        65,445          *
Lynn J. Beasley.......................................................................        72,855          *
Kenneth J. Lapiejko...................................................................        66,287          *
James V. Maguire......................................................................        69,287          *
ALL DIRECTORS AND OFFICERS AS A GROUP.................................................       749,043          *
OTHER 5% STOCKHOLDERS
Capital Research and Management Company (3)...........................................    11,961,670           10.9%
333 South Hope Street
Los Angeles, CA 90071
Ross Financial Corporation (4)........................................................    11,952,441           10.9%
P.O. Box 31363-SMB
Grand Cayman, Cayman Islands, B.W.I.

------------------

* Less than 1%

------------------------------

(1) The address of each director and named executive officer is c/o R.J. Reynolds Tobacco Holdings, Inc., 401 North Main Street, Winston-Salem, NC 27102.

(2) For purposes of this table, we have deemed a person to be the "beneficial owner" of any shares that person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by the persons named above, we have deemed any security that those persons have the right to acquire within 60 days to be outstanding. However, we have not deemed that security to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares of common stock beneficially owned includes shares subject to currently exercisable options in the following amounts:

    - 169,603 shares for Mr. Schindler

    - 27,112 shares for Mr. Blixt

    - 32,855 shares for Ms. Beasley

    - 28,354 shares for Mr. Lapiejko

    - 30,526 shares for Mr. Maguire

    - 390,735 shares for all directors and executive officers as a group

    The number of shares of common stock beneficially owned does not include 1,000 deferred stock units, which are common stock equivalents received as equity incentives, held by each director.

(3) According to the Schedule 13G dated July 9, 1999 filed with the SEC by Capital Research and Management Company, Capital Research, a registered investment advisor, is deemed to be the beneficial owner of 11,961,670 shares of common stock as a result of acting as investment advisor to various registered investment companies.
(4) On August 10, 1999, Ross Financial Corporation filed a Schedule 13G with the SEC with the information as to number of shares beneficially owned set forth in the table.

                            DESCRIPTION OF THE NOTES

    The old notes were issued, and the new notes will be issued, under an indenture dated as of May 15, 1999 among RJR Tobacco Holdings, RJR Tobacco Company and The Bank of New York, as Trustee.

    The following summary highlights selected provisions of the indenture (which includes the guarantees) and the notes and may not contain all the information that is important to you. To understand the indenture and the notes fully and for a complete description of their terms, you should read carefully all of their provisions. We have filed a copy of the indenture as an exhibit to the registration statement to which this prospectus relates. See "Where You Can Find More Information." In addition, this summary is qualified in its entirety by reference to the Trust Indenture Act of 1939. You can find definitions of certain capitalized terms used in the following summary under the subheading "--Certain Definitions." Certain terms contained in this summary but not capitalized in this summary or defined under the subheading "--Certain Definitions" are defined in the indenture or the Trust Indenture Act.

    The terms of the new notes are identical in all material respects to the terms of the old notes, except for certain transfer restrictions and registration rights relating to the old notes. If we do not complete the exchange offer by February 18, 2000, holders of old notes that have complied with their obligations under the registration rights agreement will be entitled, subject to certain exceptions, to additional interest in an amount equal to 0.50% annually. The new notes and the old notes are treated as a single class for all purposes under the indenture.

BRIEF DESCRIPTION OF THE NOTES

    All of the notes:

    - are general obligations of RJR Tobacco Holdings;

    - are guaranteed by RJR Tobacco Company, and will be guaranteed by any other subsidiary of RJR Tobacco Company that issues a guarantee of the obligations of RJR Tobacco Holdings under its new bank credit agreement;

    - rank equally with each other and all other existing and future unsecured and unsubordinated debt of RJR Tobacco Holdings and the guarantors; and

    - accrue interest, payable semi-annually, from the date they are issued.

    The indenture governing all of the notes also contains the following covenants:

    - liens,

    - sale and lease-back transactions and

    - consolidations, mergers and transfers of all or substantially all assets.

PRINCIPAL, MATURITY AND INTEREST

    The 7 3/8% Series B notes due 2003 will be limited in aggregate principal amount to $550,000,000, will mature on May 15, 2003 and will bear interest at the rate of 7 3/8% per year.

    The 7 3/4% Series B notes due 2006 will be limited in aggregate principal amount to $500,000,000, will mature on May 15, 2006 and will bear interest at the rate of 7 3/4% per year.

    The 7 7/8% Series B notes due 2009 will be limited in aggregate principal amount to $200,000,000, will mature on May 15, 2009 and will bear interest at the rate of 7 7/8% per year.

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PAYING AGENT AND REGISTRAR FOR THE NOTES

    The trustee under the indenture will initially act as the paying agent and registrar for all of the notes. RJR Tobacco Holdings may change the paying agent or registrar under the indenture without prior notice to the holders of the relevant series of notes.

OPTIONAL REDEMPTION

    RJR Tobacco Holdings may redeem each of the notes in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of

        (1) 100% of the principal amount of the applicable series of notes, and

        (2) the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of notes discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus
    12.5 basis points for the notes due 2003, plus 25 basis points for the notes due 2006 and plus 37.5 basis points for the notes due 2009, plus, with respect to each of the notes, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

    "Treasury Rate" means, with respect to any redemption date,

        (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

        (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

    "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

    "Independent Investment Banker" means either Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. Incorporated, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with RJR Tobacco Holdings.

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
    "Comparable Treasury Price" means

        (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or

        (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Reference Treasury Dealer" means

        (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute for such initial purchaser another Primary Treasury Dealer and

        (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with RJR Tobacco Holdings.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

    SELECTION AND NOTICE

    We will mail notice of any redemption by first-class mail at least 30 but not more than 60 days before the redemption date fixed for redemption to each holder of notes to be redeemed at its registered address. If we are redeeming less than all of the notes at any time, the Trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the Trustee deems fair and appropriate.

MANDATORY REDEMPTION

    We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

RANKING

    The notes are unsecured and unsubordinated obligations of RJR Tobaco Holdings and rank equally with all other existing and future unsecured and unsubordinated obligations of RJR Tobacco Holdings (except those obligations preferred by operation of law). The guarantee of RJR Tobacco Company is, and any other guarantees, when and if issued, will be, unsecured and unsubordinated obligations of the relevant guarantor and rank equally with all other existing and future unsecured and unsubordinated obligations of such guarantor (except those obligations preferred by operation of law). The notes will effectively rank junior to any secured debt of RJR Tobacco Holdings, and the guarantees will effectively rank junior to any secured debt of the guarantors, in each case to the extent of the assets securing such debt.

    As of March 31, 1999, on a pro forma basis after giving effect to the reorganization, the offering and the application of the estimated net proceeds from the offering, RJR Tobacco Holdings would have had approximately $2.03 billion of total consolidated debt outstanding, including $1.25 billion outstanding under the notes and approximately $776 million of other unsubordinated indebtedness, none of which would have been secured. As of March 31, 1999, RJR Tobacco Company had no third-party debt.

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CERTAIN COVENANTS OF RJR TOBACCO HOLDINGS

    The following restrictions apply to each series of notes.

    RESTRICTIONS ON LIENS

    The indenture provides that RJR Tobacco Holdings will not, and will not permit any Restricted Subsidiary to, mortgage or pledge as security for any indebtedness any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property of RJR Tobacco Holdings or a Restricted Subsidiary, whether such shares of stock, indebtedness or other obligations of a Subsidiary or Principal Property is owned at the date of the indenture or thereafter acquired, unless RJR secures or causes such Restricted Subsidiary to secure the outstanding notes equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured. This covenant does not apply in the case of:

        (a) the creation of any mortgage, pledge or other lien or any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture (including acquisitions by way of merger or consolidation) by RJR Tobacco Holdings or a Restricted Subsidiary contemporaneously with such acquisition, or within 120 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any mortgage, pledge or other lien upon any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the indenture existing at the time of such acquisition, or the acquisition of any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property subject to any mortgage, pledge or other lien without the assumption thereof, PROVIDED that every such mortgage, pledge or lien referred to in this clause (a) shall attach only to the shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements thereon;

        (b) any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property existing at the date of the indenture;

        (c) any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property in favor of RJR Tobacco Holdings or any Restricted Subsidiary;

        (d) any mortgage, pledge or other lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

        (e) any mortgage, pledge or other lien on shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax exempt governmental obligations; and

        (f) any renewal of or substitution for any mortgage, pledge or other lien permitted by any of the preceding clauses (a) through (e), PROVIDED, in the case of a mortgage, pledge or other lien permitted under clause (a), (b) or (d), the debt secured is not increased nor the lien extended to any additional assets.

    Notwithstanding the foregoing, RJR Tobacco Holdings or any Restricted Subsidiary may create or assume liens in addition to those permitted by clauses
(a) through (f), and renew, extend or replace such liens, provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt (as hereinafter defined) does not exceed 10% of Consolidated Net Worth.

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    RESTRICTIONS ON SALE AND LEASE-BACK TRANSACTIONS

    The indenture provides that RJR Tobacco Holdings will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to RJR Tobacco Holdings or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; PROVIDED that RJR Tobacco Holdings or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period

        (a) if RJR Tobacco Holdings or such Restricted Subsidiary would be entitled, pursuant to the provisions of the indenture described above under "--Restrictions on Liens," to create a mortgage on the property to be leased securing Funded Debt in an amount equal to the Attributable Debt (as hereinafter defined) with respect to such sale and lease-back transaction without equally and ratably securing the outstanding notes or

        (b) if

           (1) RJR Tobacco Holdings promptly informs the Trustee of such transaction,

           (2) the net proceeds of such transaction are at least equal to the fair value (as determined by resolution of the Board of Directors of RJR Tobacco Holdings) of such property and

           (3) RJR Tobacco Holdings causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 120 days after receipt of such proceeds, of Funded Debt incurred or assumed by RJR Tobacco Holdings or a Restricted Subsidiary (including the notes); PROVIDED further that, in lieu of applying all of or any part of such net proceeds to such retirement, RJR Tobacco Holdings may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of RJR Tobacco Holdings (which may include the outstanding notes) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures. If RJR Tobacco Holdings so delivers debentures or notes to the applicable trustee with an Officers' Certificate, the amount of cash which RJR Tobacco Holdings will be required to apply to the retirement of Funded Debt will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or if there are no such redemption prices, the principal amount of such debentures or notes, PROVIDED, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued.

    Notwithstanding the foregoing, RJR Tobacco Holdings or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted in this paragraph and without any obligation to retire any outstanding notes or other Funded Debt, provided that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Worth.

    The indenture does not contain provisions which would afford the holders of notes protection in the event of a decline in our credit quality resulting from a change of control transaction, a highly leveraged transaction or other similar transactions involving RJR Tobacco Holdings or RJR Tobacco Company.

GUARANTEES

    RJR Tobacco Company will guarantee all of the obligations of RJR Tobacco Holdings under the notes, and RJR Tobacco Holdings will cause each other Subsidiary that is or becomes a guarantor under the Bank Credit Agreement to execute and deliver to the Trustee a guarantee pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the notes on an unsecured and unsubordinated basis.

    The indenture provides that the obligations of each guarantor will be limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of such guarantor (including, without limitation, any guarantees under the Bank Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the indenture, would cause the obligations of such guarantor under its guarantee not to constitute a fraudulent conveyance or fraudulent transfer under federal or state law.

    Each guarantor may consolidate with or merge into or sell its assets to us or another guarantor without limitation. Each guarantor may consolidate with or merge into or sell all or substantially all its assets to a Person (as defined below) other than RJR Tobacco Holdings or another guarantor (whether or not affiliated with the guarantor), except that if the Person surviving any such merger or consolidation, or the Person to whom such sale is made, is a Subsidiary of RJR Tobacco Holdings, such Subsidiary shall not be a Foreign Subsidiary. Upon the sale or disposition of a guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets) to a Person (whether or not an Affiliate of the guarantor) which is not a Subsidiary of ours, which sale or disposition is otherwise in compliance with the Indenture, such guarantor will be deemed released from all its obligations under the indenture and its guarantee and such guarantee will terminate.

    Under the indenture, if a guarantor ceases to be a guarantor under the Bank Credit Agreement for any reason, such guarantor will be deemed released from all its obligations under the indenture and its guarantee of the notes and such guarantee will terminate.

CERTAIN DEFINITIONS

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Attributable Debt" means, when used in connection with a sale and lease-back transaction, at any date as of which the amount thereof is to be determined, the product of

        (a) the net proceeds from such sale and lease-back transaction multiplied by

        (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and lease-back transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

    "Bank Credit Agreement" means the $1.235 billion credit agreement among RJR Nabisco, Inc., RJR Nabisco Holdings Corp., The Chase Manhattan Bank, as Administrative Agent and the lending institutions named on the signature pages thereof, as such agreement may be amended, modified, renewed, refunded, restated, refinanced or replaced from time to time.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, partnership interests and limited liability company membership interests, but excluding any debt securities convertible into such equity.

    "Consolidated Net Worth" means, at any date of determination, the consolidated stockholders' equity of RJR Tobacco Holdings, as set forth on the then most recently available consolidated balance sheet of RJR Tobacco Holdings and its consolidated Subsidiaries.

    "Exempted Debt" means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

        (a) indebtedness of RJR Tobacco Holdings and the Restricted Subsidiaries incurred after the date of the indenture and secured by liens created, assumed or otherwise incurred or permitted to exist pursuant to the indenture described above under "Certain Covenants of RJR Tobacco Holdings--Restrictions on Liens" and

        (b) Attributable Debt of RJR Tobacco Holdings and the Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to the Indenture described above under "Certain Covenants of RJR Tobacco Holdings--Restrictions on Sale and Lease-Back Transactions."

    "Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

    "Funded Debt" means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

    "guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person

        (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

        (b) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

    "guarantor" means RJR Tobacco Company and each other Subsidiary of RJR Tobacco Holdings that is also or becomes a guarantor under the Bank Credit Agreement, after such time as such Person shall have executed and delivered a guarantee.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

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    "Principal Property" means land, land improvements, buildings and associated factory and laboratory equipment owned or leased pursuant to a capital lease and used by RJR Tobacco Holdings or a Restricted Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories, or other materials and supplies and located within the United
States of America and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Worth, as of the date of such determination, but not including any such property financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by resolution of the Board of Directors of RJR Tobacco Holdings not to be of material importance to the respective businesses conducted by RJR Tobacco Holdings or such Restricted Subsidiary effective as of the date such resolution is adopted.

    "Restricted Subsidiary" means any Subsidiary organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America which owns or is a lessee pursuant to a capital lease of any Principal Property and in which the investment of RJR Tobacco Holdings and all its Subsidiaries exceeds 5% of Consolidated Net Worth as of the date of such determination other than

        (a) each Subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof; and

        (b) each Subsidiary formed or acquired after the date of the Indenture for the purpose of acquiring the business or assets of another person and which does not acquire all or any substantial part of the business or assets of RJR Tobacco Holdings or any Restricted Subsidiary. However, the Board of Directors of RJR Tobacco Holdings may declare any such Subsidiary to be a Restricted Subsidiary. The principal Restricted Subsidiary as of the date of this prospectus is RJR Tobacco Company.

    "Subsidiary" means any corporation of which at least a majority of all outstanding stock having by the terms thereof ordinary voting power in the election of directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation has or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by RJR Tobacco Holdings, or by one or more Subsidiaries of RJR Tobacco Holdings or by RJR Tobacco Holdings and one or more Subsidiaries.

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

    Nothing contained in the indenture or in the notes will prevent any consolidation or merger of RJR Tobacco Holdings into any other corporation or corporations (whether or not affiliated with RJR Tobacco Holdings ), or successive consolidations or mergers to which RJR Tobacco Holdings or its successor will be a party, or will prevent any sale, lease or conveyance of the property of RJR Tobacco Holdings, as an entirety or substantially as an entirety; PROVIDED that upon any such consolidation, merger, sale, lease or conveyance to which RJR Tobacco Holdings is a party, other than the transactions comprising the reorganization as described under "The Reorganization" and in which RJR Tobacco Holdings is not the surviving corporation, the due and punctual performance and observance of all of the covenants and conditions of the indenture and the guarantees to be performed or observed by RJR Tobacco Holdings and the due and punctual payment of the principal of and interest on all of the notes and the guarantees, according to their tenor, shall be expressly assumed by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee, by the corporation formed by such consolidation, or into which RJR Tobacco Holdings shall have been merged, or which shall have acquired such property.

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EVENTS OF DEFAULT

    An event of default with respect to any series of notes is defined under the indenture in relevant part as being:

        (a) default in payment of any principal of the notes of such series when the same shall become due and payable, either at maturity, upon any redemption, by declaration or otherwise;

        (b) default for 30 days in payment of any interest on any notes of such series;

        (c) default in the payment of any sinking fund installment on the notes of such series when the same shall become due and payable;

        (d) default for 90 days after written notice in the observance or performance of any other covenant or agreement in respect of the notes of such series;

        (e) certain events of bankruptcy, insolvency or reorganization;

        (f) any guarantee ceases to be in full force and effect (except as contemplated by the terms of the indenture) or any guarantor denies or disaffirms in writing its obligations under the indenture or its guarantee; and

        (g) any other event of default provided in a supplemental indenture or board resolution relating to such securities.

    The indenture provides that

        (a) if an event of default due to the default in payment of principal of, premium, if any, or any interest on, any series of notes or due to the default in the performance or breach of any other covenant or warranty of RJR Tobacco Holdings applicable to the notes of such series but not applicable to all outstanding notes shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the notes of each affected series then outstanding (voting as a single class) by notice in writing may then declare the principal of all notes of all such affected series and interest accrued thereon to be due and payable immediately; and

        (b) if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding notes or due to certain events of bankruptcy, insolvency and reorganization of RJR Tobacco Holdings or any other event of default provided in a supplemental indenture or board resolution relating to the notes shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all notes then outstanding (treated as one class) by notice in writing may declare the principal of all notes and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or any interest on such notes) by the holders of a majority in principal amount of the notes of all affected series then outstanding.

    The indenture contains a provision entitling the Trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. Subject to such provisions in the indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in aggregate principal amount of the notes of each affected series then outstanding (with each such series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

    The indenture provides that no holder of notes may institute any action against RJR Tobacco Holdings under the indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of the notes of each affected series then outstanding (treated as a single class) shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the notes of each affected series (treated as one class).

    The indenture contains a covenant that RJR Tobacco Holdings will file annually, not more than four months after the end of its fiscal year, with the Trustee a certificate that no default existed or a certificate specifying any default that existed.

MODIFICATION OF THE INDENTURE

    The indenture provides that RJR Tobacco Holdings, the guarantors and the Trustee may enter into supplemental indentures without the consent of the holders of notes to:

    - secure any notes,

    - evidence the assumption by a successor corporation of the obligations of RJR Tobacco Holdings and the guarantors,

    - add covenants for the protection of the holders of one or more series of notes or to add events of default,

    - cure any ambiguity or correct any inconsistency in the Indenture or to make other changes not materially adverse to the interest of holders of the notes,

    - establish the forms or terms of notes of any series,

    - provide for uncertificated notes,

    - evidence the acceptance of appointment by a successor trustee,

    - add an additional guarantor or

    - comply with the Trust Indenture Act.

    The indenture also contains provisions permitting RJR Tobacco Holdings, the guarantors (each when authorized by a board resolution) and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of notes of all series then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of the notes of each series so affected; PROVIDED that RJR Tobacco Holdings and the Trustee may not, without the consent of the holder of each outstanding note affected thereby,

        (a) extend the final maturity of any note, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on the redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount), or any interest thereon is payable, or reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, or alter certain provisions of the indenture relating to the notes issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any note when due or any right of repayment at the option of the holder of a note or

        (b) reduce the aforesaid percentage in principal amount of notes of any series, the consent of the holders of which is required for any such modification.

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TRANSFER AND EXCHANGE

    A holder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and RJR Tobacco Holdings may require a holder to pay any taxes required by law or permitted by the indenture, including any transfer tax or other similar governmental charge payable in connection therewith. RJR Tobacco Holdings is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

DEFEASANCE

    The indenture provides with respect to each series of notes that, except to the extent the terms of such series of notes provide otherwise, RJR Tobacco Holdings and the guarantors, as applicable, may elect

        (a) to be released from any and all obligations (except for the obligations to register the transfer or exchange of the notes of such series and RJR Tobacco Holdings' rights of optional redemption, to replace mutilated, destroyed, lost or stolen notes of such series, rights of holders of notes to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), to maintain an office or agency in respect of the notes of such series and to hold moneys for payment in trust) with respect to notes of any series for which the exact amount of principal and interest due can be determined at the time of the deposit with the Trustee as described below and all the notes of such series are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption ("one-year defeasance"),

        (b) to defease and be discharged from any and all obligations with respect to the notes of such series on the 91(st) day after the deposit with the Trustee as described below (except for the obligations set forth as exceptions in the preceding clause (a)) ("legal defeasance") or

        (c) to be released from its obligations with respect to the notes of such series (except for the obligations set forth as exceptions in the preceding clause (a) and the obligations to compensate and indemnify the Trustee, to appoint a successor Trustee, to repay certain moneys held by the Paying Agent and to return certain unclaimed moneys held by the Trustee and to comply with the Trust Indenture Act) ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of cash or, in the case of notes payable in U.S. dollars, U.S. Government Obligations (as defined in the indenture) which through the payment of principal and interest in accordance with their terms will insure the availability of monies sufficient, or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent accountants, to pay the principal of, premium, if any, and any interest on the notes of such series, and any mandatory sinking fund thereon, on the due date thereof. Such a trust may (except with respect to one-year defeasance or to the extent the terms of the notes of such series otherwise provide) only be established, if among other things, RJR Tobacco Holdings has delivered to the Trustee an opinion of counsel that the holders of the notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion, in the case of legal defeasance under clause (b) above, must (except to the extent the terms of the notes of the relevant series otherwise provide) refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture. If RJR Tobacco

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Holdings exercises its legal defeasance or covenant defeasance option, the guarantees in effect at such time will terminate.

CONCERNING THE TRUSTEE

    The Bank of New York will be the Trustee under the indenture and has been appointed by RJR Tobacco Holdings as Registrar and Paying Agent with regard to the notes. The Bank of New York is also an agent and lender under the Bank Credit Agreement and the depositary for the tender offers described under "The Reorganization" relating to RJR Tobacco Holdings' public debt obligations.

    The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of RJR Tobacco Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; PROVIDED, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

GOVERNING LAW

    The indenture, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

    The certificates representing the new notes will be issued in fully registered form, without coupons. Except as described below, the new notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, and registered in the name of Cede & Co. as DTC's nominee, in the form of a registered global note.

    The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

    DTC has advised us that it is

    - a limited-purpose trust company organized under the laws of the State of New York;

    - a "banking organization" within the meaning of the New York Banking Law;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

    - a "clearing agency" registered pursuant to Section 17A of the Exchange
      Act.

    DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

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    We expect that pursuant to procedures established by DTC (i) upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants with an interest in the global note and
(ii) ownership of beneficial interests in the notes will be shown on, and the transfer of ownership interests thereof will be shown on, and effected only through, records maintained by DTC (with respect to the interests of participants) and the participants and the indirect participants (with respect to the interests of persons other than participants).

    The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer beneficial interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having a beneficial interest in the notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

    So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by the global note for all purposes of such notes and the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize its participants to take that action and the participants would authorize holders owning through those participants to take such action or would otherwise act upon the instruction of those holders. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

    Payments with respect to the principal of and premium, if any, additional interest, if any, and interest on any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, we and the Trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

    DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions (including principal and income payments) to securityholders,

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book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to impress upon them the importance of those services being year 2000 compliant and to determine the extent of their efforts for year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans it deems appropriate.

    According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

    Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants, it is under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED NOTES

    If

        (a) we notify the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

        (b) we, at our option, notify the Trustee in writing that we elect to cause the issuance of notes of any series in definitive form under the indenture or

        (c) upon the occurrence of certain other events as provided in the indenture,

then, upon surrender by DTC of that global note, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by that global note. Upon any such issuance, the Trustee is required to register the certificated notes in the name of the person or persons to whom they were issued (or the nominee of any thereof) and cause the same to be delivered thereto.

    Neither we nor the Trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

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                               THE EXCHANGE OFFER

    In a registration rights agreement between ourselves and the initial purchasers of the old notes, we agreed

        (1) to file a registration statement on or prior to 120 days after the closing of the offering of the old notes with respect to an offer to exchange the old notes for a new issue of debt securities of RJR Tobacco Holdings registered under the Securities Act, with terms substantially identical to those of the old notes and

        (2) to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC on or prior to 240 days after the closing and to complete the exchange offer within 30 business days after such effectiveness. In certain circumstances, we will be required to provide a shelf registration statement to cover resales of the old notes by the holders thereof.

    The registration rights agreement provides that, in the event we fail to satisfy our registration obligations under the registration rights agreement, we will be required to pay additional interest of 0.50% annually. Upon consummation of the exchange offer or the effectiveness of the shelf registration statement, the provision for additional interest on the old notes shall cease. Holders of old notes who fail to tender their old notes will not have any further rights under the registration rights agreement to require us to register their notes or to pay additional interest.

    The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the jurisdiction's securities or blue sky laws.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

    This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have withdrawn them as permitted below.

    - When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

    - For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

    - We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to old notes.

    - The exchange offer expires at 5:00 p.m., New York City time, on November 9, 1999; PROVIDED, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term "expiration date" means November 9, 1999 or, if extended by us, the latest time and date to which the exchange offer is extended.

    - As of the date of this prospectus, $1,250,000,000 in aggregate principal amount of the old notes was outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

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
    - Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called "Certain Conditions to the Exchange Offer" below.

    - We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of such extension to the exchange agent and notice of such extension to the holders as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

    - We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Certain Conditions to the Exchange Offer."

    - We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

    - Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

    - Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

    - We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

    - By executing, or otherwise becoming bound by, the letter of transmittal, you will be making several representations to us. See "--Resales of the New Notes."

    IMPORTANT RULES CONCERNING THE EXCHANGE OFFER

    You should note that:

    - All questions as to the validity, form, eligibility and acceptance of old notes tendered for exchange and all questions as to the time of receipt will be determined by RJR Tobacco Holdings in its sole discretion, which determination shall be final and binding.

    - We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

    - We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, defects or irregularities must be cured within such reasonable period of time as we shall determine.

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    - Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

    - Neither RJR Tobacco Holdings, RJR Tobacco Company, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give notification.

PROCEDURES FOR TENDERING OLD NOTES

    WHAT TO SUBMIT AND HOW

    If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, and all other documents required by the letter of transmittal, to The Bank of New York at the address set forth below under "Exchange Agent" on or prior to the expiration date.

    In addition, for a valid exchange to take place, one of the following must occur:

        (1) the exchange agent must receive certificates for the old notes along with the letter of transmittal,

        (2) the exchange agent must receive prior to the expiration date a timely confirmation of a book-entry transfer (what we call a "book-entry confirmation") of old notes, if that procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below or

        (3) you must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO RJR TOBACCO HOLDINGS OR RJR TOBACCO COMPANY.

    HOW TO SIGN YOUR LETTER OF TRANSMITTAL AND OTHER DOCUMENTS

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered with such letter

        (1) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

        (2) for the account of an eligible institution described below.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by one of the following eligible institutions:

    - a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

    - a commercial bank or trust company having an office or correspondent in the United States.

    If old notes are registered in the name of a person other than the person signing the letter of transmittal, the old notes surrendered for exchange must be endorsed by--or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by--the registered holder with the signature thereon guaranteed by an eligible institution.

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    If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

    If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by RJR Tobacco Holdings, proper evidence satisfactory to RJR Tobacco Holdings of its authority to so act must be submitted.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice thereof to the exchange agent.

    In all cases, we will only issue new notes in exchange for old notes that are accepted for exchange after timely receipt by the exchange agent of:

    - certificates for such old notes OR a timely book-entry confirmation of such old notes into the exchange agent's account at DTC using the book-entry transfer procedures described below, AND

    - a properly completed and duly executed letter of transmittal and all other required documents.

    If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return the unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of the book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message and any other documents required by the letter of transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering old notes that are the subject of such Book-Entry Confirmation that the Participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such Participant. If delivery of old notes is effected through book-entry transfer into the exchange agent's account at DTC, no letter of transmittal or facsimile thereof need be delivered to the exchange agent nor need the guaranteed delivery procedure set forth below be complied with.

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    DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT
CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

    If you are a registered holder of old notes and you want to tender old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

        (1) the tender is made through an eligible institution,

        (2) prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile thereof and notice of guaranteed delivery, substantially in the form provided by us by facsimile transmission, mail or hand delivery, stating:

           - the name and address of the holder of old notes,

           - the amount of old notes tendered and

           - that the tender is being made by delivering such notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by that eligible institution with the exchange agent, and

        (3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    You can withdraw your tender of old notes at any time on or prior to the expiration date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "Exchange Agent." Any such notice of withdrawal must specify:

    - the name of the person having tendered the old notes to be withdrawn,

    - the old notes to be withdrawn (including the principal amount of such old notes) and

    - if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder.

    If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution. If old notes have been tendered in the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

    Please note that all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us, and our determination shall be final and binding on all

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parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

    If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, the acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

    The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to it. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver by us of any of those rights and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at such time any stop order shall be threatened or is in effect with respect to the exchange offer of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

EXCHANGE AGENT

    The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

                                  Deliver To:
                              The Bank of New York
                          101 Barclay Street, Floor 7E
                               New York, NY 10286
                          Attention: Vincent Jhingoor
                           Telephone: (212) 815-4146
                           Facsimile: (212) 815-4699

    DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS LISTED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $210,000.

TRANSFER TAXES

    Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

RESALES OF THE NEW NOTES

    Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an "affiliate" of RJR Tobacco Holdings or who intends to participate in the exchange offer for the purpose of distributing the new notes

        (1) will not be able to rely on the interpretation of the staff of the SEC,

        (2) will not be able to tender its old notes in the exchange offer and

        (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made under an exemption from such requirements.

    By executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes will represent that:

        (1) it is not our "affiliate",

        (2) any new notes to be received by it were acquired in the ordinary course of its business and

        (3) unless it is a broker-dealer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities
    Act) of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must represent that it does not have any arrangement with us or our affiliates to distribute the new notes and must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes received from us in the exchange offer.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes received from us in the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker-dealers shall be authorized to deliver this prospectus for a period not exceeding 90 days after the expiration date.

    We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. See "The Exchange Offer--Resales of the New Notes."

      CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

    The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of the notes to a purchaser of the notes who is a Non-U.S. Holder (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein, possibly with retroactive effect.

    As used herein, the term "Non-U.S. Holder" means an owner of a note that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership, one or more of the members of which is a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

PAYMENT OF INTEREST

    Subject to the discussion below concerning backup withholding, payments of interest on the notes by RJR Tobacco Holdings or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal income tax withholding, provided that (i) the interest is not effectively connected with the conduct by such holder of a trade or business in the United States, (ii) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of RJR Tobacco Holdings entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to RJR Tobacco Holdings through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (iii) the requirement to certify such holder's non-U.S. status, as set forth in Section 871(h) or Section 881(c) of the Code, has been fulfilled with respect to the beneficial owner.

SALE, EXCHANGE OR DISPOSITION OF THE NOTES

    Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless

        (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, or

        (ii) such gain is effectively connected with the conduct by such holder of a trade or business in the United States.

    The exchange of old notes for new notes in the exchange offer will not result in any U.S. federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as the holder had in the old note immediately before the exchange.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, backup withholding tax of 31% will not apply to payments of interest by RJR Tobacco Holdings or any paying agent thereof on a note if the certifications required by Sections 871(h) or 881(c) of the Code are received, provided that RJR Tobacco Holdings or such paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. person.

    Under current Treasury Regulations, payments on the sale, exchange or other disposition of a note made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or (generally in the case of payments made after December 31, 2000) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder satisfies the certification requirements set forth in Sections 871(h) or 881(c) of the Code and the payor does not have actual knowledge that the holder is a U.S. person. Recently promulgated Treasury Regulations, generally effective for payments made after December 31, 2000, provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless such a holder certifies as to its non-U.S. status or otherwise establishes an exemption. In addition, the new Treasury Regulations change certain procedural requirements relating to establishing a holder's non-U.S. status.

    Non-U.S. Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.

        CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

    The exchange of old notes for new notes in the exchange offer will not result in any U.S. federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as the holder had in the old note immediately before the exchange.

                    VALIDITY OF THE NOTES AND THE GUARANTEE

    The validity of the notes and guarantee will be passed upon for us by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

    The consolidated financial statements of RJR Tobacco Holdings as of December 31, 1998 and 1997 and for each of the three years ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors.

                                             INDEX TO FINANCIAL STATEMENTS

                                                                                                                           PAGE
                                                                                                                         ---------
Report of Deloitte & Touche LLP, Independent Auditors..................................................................        F-2

Report of Management's Responsibility for Financial Statements.........................................................        F-2

Consolidated Statements of Income--Years Ended December 31, 1998, 1997 and 1996........................................        F-3

Consolidated Statements of Cash Flows--Years Ended December 31, 1998, 1997 and 1996....................................        F-4

Consolidated Balance Sheets--December 31, 1998 and 1997................................................................        F-5

Consolidated Statements of Stockholder's Equity and Comprehensive Income--Years Ended December 31, 1998, 1997 and
  1996.................................................................................................................        F-7

Notes to Consolidated Financial Statements.............................................................................        F-8

Unaudited Consolidated Condensed Statements of Income--Three Months Ended March 31, 1999 and 1998......................       F-39

Unaudited Consolidated Condensed Statements of Cash Flows--Three Months Ended March 31, 1999 and 1998..................       F-40

Unaudited Consolidated Condensed Balance Sheets--March 31, 1999 and December 31, 1998..................................       F-41

Notes to Unaudited Consolidated Condensed Financial Statements.........................................................       F-42

             REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

R.J. Reynolds Tobacco Holdings, Inc.:

    We have audited the accompanying consolidated balance sheets of R.J. Reynolds Tobacco Holdings, Inc. and subsidiaries ("RJR Tobacco Holdings") as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows and stockholder's equity and comprehensive income for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of RJR Tobacco Holdings' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of RJR Tobacco Holdings at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/S/ DELOITTE & TOUCHE LLP
New York, New York
May 18, 1999 (July 14, 1999 as to notes 10 and 16 and October 6, 1999 as to note
17)

         REPORT OF MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

    Management has prepared the financial statements presented in this report in accordance with generally accepted accounting principles using, where appropriate, management's best estimates and judgment. Management maintains a system of internal controls to provide reasonable assurance that RJR Tobacco Holdings' assets are safeguarded and transactions are executed as authorized and properly recorded. The system includes established policies and procedures, a program of internal audits, management reviews and careful selection and training of qualified personnel.

    Through June 14, 1999, the audit committee reviewing the financial statements of RJR Tobacco Holdings was the audit committee of its parent, Nabisco Group Holdings Corp., which was comprised solely of outside directors. The NGH audit committee meets periodically with management, the internal auditors, and the independent auditors, Deloitte & Touche LLP, to discuss and address internal accounting control, auditing and financial reporting matters. Both independent and internal auditors have unrestricted access to the audit committee. On July 2, 1999, RJR Tobacco Holdings had its first Board Meeting as an independent public company, in which an audit committee was appointed, also comprised solely of outside directors.

/s/ ANDREW J. SCHINDLER
----------------------------

Chairman of the Board, President and
Chief Executive Officer

/s/ KENNETH J. LAPIEJKO
----------------------------

Executive Vice President
and Chief Financial Officer

                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

YEARS ENDED DECEMBER 31                                                                       1998        1997        1996
-----------------------------------------------------------------------------------------  ----------  ----------  ----------
NET SALES*...............................................................................  $    5,716  $    5,044  $    4,702
                                                                                           ----------  ----------  ----------
Costs and expenses:
  Cost of products sold*.................................................................       1,353       1,209       1,186
  Selling, advertising, administrative and general expenses..............................       2,780       2,361       2,095
  Tobacco settlement and related expenses (notes 4 and 10)...............................       1,442         359          --
  Amortization of trademarks and goodwill................................................         366         366         366
  Restructuring expense (note 3).........................................................          --          80          --
                                                                                           ----------  ----------  ----------
      OPERATING INCOME (LOSS)............................................................        (225)        669       1,055
Interest and debt expense................................................................        (426)       (433)       (462)
Other income (expense), net..............................................................         (28)        (32)        (30)
                                                                                           ----------  ----------  ----------
      INCOME (LOSS) BEFORE INCOME TAXES..................................................        (679)        204         563
Provision (benefit) for income taxes.....................................................        (160)        185         337
                                                                                           ----------  ----------  ----------
      INCOME (LOSS) FROM CONTINUING OPERATIONS...........................................        (519)         19         226
Income from operations of discontinued businesses, net of income taxes
  (note 16)..............................................................................           3         414         440
                                                                                           ----------  ----------  ----------
      NET INCOME (LOSS)..................................................................  $     (516) $      433  $      666
                                                                                           ----------  ----------  ----------
                                                                                           ----------  ----------  ----------
BASIC NET INCOME (LOSS) PER SHARE:
      Income (loss) from continuing operations...........................................  $    (4.77) $      .17  $     2.08
      Income from operations of discontinued businesses..................................  $      .03  $     3.81  $     4.05
      Net income (loss)..................................................................  $    (4.74) $     3.98  $     6.13
DILUTED NET INCOME (LOSS) PER SHARE:
      Income (loss) from continuing operations...........................................  $    (4.77) $      .17  $     2.08
      Income from operations of discontinued businesses..................................  $      .03  $     3.81  $     4.05
      Net income (loss)..................................................................  $    (4.74) $     3.98  $     6.13
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (IN THOUSANDS):
      Basic..............................................................................     108,691     108,691     108,691
      Diluted............................................................................     108,691     108,691     108,691

------------------------

* Excludes excise taxes as follows: 1998--$1.292 billion, 1997--$1.369 billion and 1996--$1.401 billion.

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

YEARS ENDED DECEMBER 31                                                                 1998       1997       1996
------------------------------------------------------------------------------------  ---------  ---------  ---------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
  Net income (loss).................................................................  $    (516) $     433  $     666
  Less income from discontinued operations..........................................         (3)      (414)      (440)
                                                                                      ---------  ---------  ---------
  Income (loss) from continuing operations..........................................       (519)        19        226
                                                                                      ---------  ---------  ---------
  Adjustments to reconcile net income (loss) to net cash flows from operating activities:
    Depreciation and amortization...................................................        498        508        534
    Deferred income tax benefit.....................................................       (374)      (133)       (61)
    Tobacco settlement and related expenses, net of cash payments...................        803        226         --
    Restructuring and restructuring-related expenses, net of cash payments..........        (41)        52        (66)
    Other changes that provided (used) cash:
      Accounts and notes receivable.................................................         (5)        24         34
      Inventories...................................................................        106         97        245
      Accounts payable and accrued liabilities, including income taxes..............        (94)      (166)      (276)
      Other, net....................................................................         (7)         1         29
                                                                                      ---------  ---------  ---------
      Total adjustments.............................................................        886        609        439
                                                                                      ---------  ---------  ---------
    Net cash flows from continuing operating activities.............................        367        628        665
    Net cash flows with discontinued operations.....................................        202        351        526
                                                                                      ---------  ---------  ---------
    Net cash flows from operating activities........................................        569        979      1,191
                                                                                      ---------  ---------  ---------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
  Capital expenditures..............................................................        (47)       (57)       (63)
  Divestitures of certain assets....................................................          4         11        122
                                                                                      ---------  ---------  ---------
  Net cash flows from (used in) investing activities................................        (43)       (46)        59
                                                                                      ---------  ---------  ---------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt..........................................         --        345         --
  Repayments of long-term debt......................................................        (68)       (28)      (118)
  Increase (decrease) in short-term borrowings......................................         62       (331)       (24)
  Dividends paid to NGH.............................................................       (607)      (834)    (1,108)
  Other, net........................................................................          2         --         --
                                                                                      ---------  ---------  ---------
    Net cash flows used in financing activities.....................................       (611)      (848)    (1,250)
                                                                                      ---------  ---------  ---------
    Net change in cash and cash equivalents.........................................        (85)        85         --
Cash and cash equivalents at beginning of period....................................         85         --         --
                                                                                      ---------  ---------  ---------
Cash and cash equivalents at end of period..........................................  $      --  $      85  $      --
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

Income taxes paid, net of refunds...................................................  $     250  $     301  $     407
Interest paid.......................................................................  $     414  $     411  $     436
Tobacco settlement payments.........................................................  $     786  $     133  $      --

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

DECEMBER 31                                                                                     1998       1997
--------------------------------------------------------------------------------------------  ---------  ---------

ASSETS
Current assets:
  Cash and cash equivalents.................................................................  $      --  $      85
  Accounts and notes receivable, net........................................................         58         52
  Inventories:
    Finished products.......................................................................         94        100
    Leaf tobacco............................................................................        334        414
    Raw materials...........................................................................         26         35
    Other...................................................................................         75         86
                                                                                              ---------  ---------
    Total inventories.......................................................................        529        635
                                                                                              ---------  ---------
  Prepaid expenses and excise taxes.........................................................        537        190
  Net assets of discontinued businesses (note 16)...........................................      5,961        973
                                                                                              ---------  ---------
      TOTAL CURRENT ASSETS..................................................................      7,085      1,935
                                                                                              ---------  ---------

Property, plant and equipment--at cost:
    Land and land improvements..............................................................         95        103
    Buildings and leasehold improvements....................................................        672        734
    Machinery and equipment.................................................................      1,562      1,737
    Construction-in-process.................................................................         13         25
                                                                                              ---------  ---------
    Total property, plant and equipment.....................................................      2,342      2,599
Less accumulated depreciation...............................................................      1,227      1,184
                                                                                              ---------  ---------
    Property, plant and equipment, net......................................................      1,115      1,415
                                                                                              ---------  ---------

Trademarks, net of accumulated amortization (1998--$1,047, 1997--$942)......................      3,176      3,281
Goodwill, net of accumulated amortization (1998--$2,579, 1997--$2,319)......................      7,829      8,086
Other assets and deferred charges...........................................................        196        238
Net assets of discontinued businesses (note 16).............................................         --      5,296
                                                                                              ---------  ---------
                                                                                              $  19,401  $  20,251
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                             (DOLLARS IN MILLIONS)

DECEMBER 31                                                                                     1998       1997
--------------------------------------------------------------------------------------------  ---------  ---------

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term borrowings.....................................................................  $      29  $      --
  Accounts payable..........................................................................         53         95
  Accrued liabilities.......................................................................      1,511      1,029
  Current maturities of long-term debt......................................................         62         --
  Income taxes accrued......................................................................        165        132
                                                                                              ---------  ---------
      TOTAL CURRENT LIABILITIES.............................................................      1,820      1,256
                                                                                              ---------  ---------

Long-term debt (less current maturities)....................................................      4,861      4,944
Other noncurrent liabilities................................................................        931        855
Deferred income taxes.......................................................................      1,903      2,117
Commitments and contingencies (note 10)

Stockholder's equity:
  Common stock (108,691,347 shares issued and outstanding)..................................          1          1
  Paid-in capital...........................................................................     10,861     11,491
  Retained earnings (accumulated deficit)...................................................       (516)        --
  Accumulated other comprehensive income (loss):
    Cumulative translation adjustment.......................................................       (441)      (391)
    Minimum pension liability...............................................................        (19)       (22)
                                                                                              ---------  ---------
    Accumulated other comprehensive income (loss)...........................................       (460)      (413)
                                                                                              ---------  ---------
      TOTAL STOCKHOLDER'S EQUITY............................................................      9,886     11,079
                                                                                              ---------  ---------
                                                                                              $  19,401  $  20,251
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

    CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY AND COMPREHENSIVE INCOME
                             (DOLLARS IN MILLIONS)

                                                                                                     ACCUMULATED OTHER
                                                                  COMMON      PAID-IN    RETAINED      COMPREHENSIVE
                                                                  STOCK*      CAPITAL    EARNINGS         INCOME          TOTAL
                                                                -----------  ---------  -----------  -----------------  ---------
Balance at January 1, 1996....................................   $       1   $  11,965   $     371       $    (184)     $  12,153
  Net income..................................................                                 666                            666
  Foreign currency translation, net of tax expense of $17
    million...................................................                                                 (45)           (45)
  Minimum pension liability, net of tax benefit of $2
    million...................................................                                                  (4)            (4)
  Total comprehensive income..................................
  Dividends...................................................                     (71)     (1,037)                        (1,108)
  Other.......................................................                       7                                          7
                                                                -----------  ---------  -----------          -----      ---------
Balance at December 31, 1996..................................           1      11,901      --                (233)        11,669
  Net income..................................................                                 433                            433
  Foreign currency translation, net of tax expense of $12
    million...................................................                                                (170)          (170)
  Minimum pension liability, net of tax benefit of $5
    million...................................................                                                 (10)           (10)
  Total comprehensive income..................................
  Dividends...................................................                    (401)       (433)                          (834)
  Other.......................................................                      (9)                                        (9)
                                                                -----------  ---------  -----------          -----      ---------
Balance at December 31, 1997..................................           1      11,491          --            (413)        11,079
  Net loss....................................................                                (516)                          (516)
  Foreign currency translation, net of tax benefit of $6
    million...................................................                                                 (50)           (50)
  Minimum pension liability, net of tax expense of $1
    million...................................................                                                   3              3
  Total comprehensive income (loss)...........................
  Dividends...................................................                    (607)                                      (607)
  Other.......................................................                     (23)                                       (23)
                                                                -----------  ---------  -----------          -----      ---------
Balance at December 31, 1998..................................   $       1   $  10,861   $    (516)      $    (460)     $   9,886
                                                                -----------  ---------  -----------          -----      ---------
                                                                -----------  ---------  -----------          -----      ---------

                                                                  COMPREHENSIVE
                                                                     INCOME
                                                                -----------------
Balance at January 1, 1996....................................
  Net income..................................................      $     666
  Foreign currency translation, net of tax expense of $17
    million...................................................            (45)
  Minimum pension liability, net of tax benefit of $2
    million...................................................             (4)
                                                                        -----
  Total comprehensive income..................................      $     617
                                                                        -----
                                                                        -----
  Dividends...................................................
  Other.......................................................
Balance at December 31, 1996..................................
  Net income..................................................      $     433
  Foreign currency translation, net of tax expense of $12
    million...................................................           (170)
  Minimum pension liability, net of tax benefit of $5
    million...................................................            (10)
                                                                        -----
  Total comprehensive income..................................      $     253
                                                                        -----
                                                                        -----
  Dividends...................................................
  Other.......................................................
Balance at December 31, 1997..................................
  Net loss....................................................      $    (516)
  Foreign currency translation, net of tax benefit of $6
    million...................................................            (50)
  Minimum pension liability, net of tax expense of $1
    million...................................................              3
                                                                        -----
  Total comprehensive income (loss)...........................      $    (563)
                                                                        -----
                                                                        -----
  Dividends...................................................
  Other.......................................................
Balance at December 31, 1998..................................

------------------------
* The number of shares of common stock, par value $.01, authorized at December 31, 1998 was 290,000,000. All outstanding common stock was owned by Nabisco Group Holdings, Inc. at December 31, 1998 and 1997.

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of R.J. Reynolds Tobacco Holdings, Inc. ("RJR Tobacco Holdings") and its wholly owned subsidiary, R.J. Reynolds Tobacco Company, Inc. ("RJR Tobacco Company").

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The account balances and activities of the international tobacco business and Nabisco are segregated and reported as discontinued operations in the accompanying consolidated financial statements. In addition, financial data for all periods has been restated to give effect to the number of shares issued in connection with the distribution of RJR Tobacco Holdings common stock to Nabisco Group Holdings stockholders. See note 16 for further discussion.

    Unless otherwise noted, all dollar amounts presented are in millions.

    CASH EQUIVALENTS

    Cash equivalents include all short-term, highly liquid investments that are readily convertible to known amounts of cash and that have original maturities of three months or less.

    INVENTORIES

    Inventories are stated at the lower of cost or market. The cost of tobacco inventories is determined principally under the LIFO method. In accordance with recognized industry practice, stocks of tobacco, which must be cured for more than one year, are classified as current assets.

    DEPRECIATION AND AMORTIZATION AND VALUATION OF INTANGIBLES

    Property, plant and equipment are depreciated by the straight-line method over the estimated useful lives of the assets.

    Goodwill and trademarks are amortized using the straight-line method, principally over 40 years. Management periodically evaluates the recoverability of goodwill and trademarks. The carrying value of goodwill and trademarks would be reduced if it is probable that management's best estimate of future operating income before amortization of goodwill and trademarks from related operations, on an undiscounted basis, will be less than the carrying value over the remaining amortization period.

    OTHER INCOME (EXPENSE), NET

    Interest income, financing-related fees and other items of a financial nature are included in "Other income (expense), net".

    ADVERTISING AND RESEARCH AND DEVELOPMENT

    Advertising and research and development costs are expensed as incurred.

    INTEREST RATE ARRANGEMENTS

    For interest rate swaps, the differential to be paid or received is accrued and recognized in interest expense and may change as market interest rates change. If an arrangement is terminated prior to maturity, the gain or loss is recognized over the remaining original life of the arrangement if the item hedged remains outstanding, or immediately, if the item hedged does not remain outstanding. If the arrangement is not terminated prior to maturity, but the underlying hedged item is no longer outstanding, the interest rate arrangement is marked to market and any unrealized gain or loss is recognized immediately.

    FOREIGN CURRENCY ARRANGEMENTS

    Translation gains or losses resulting from foreign-denominated borrowings that are accounted for as hedges of certain foreign currency net investments result in charges or credits to the cumulative translation adjustments account in stockholder's equity.

    RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

    On January 1, 1998, RJR Tobacco Holdings adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. SFAS No. 130 established standards for reporting and displaying comprehensive income and its components. Comprehensive income is defined as the change in stockholder's equity during a period from transactions from nonowner sources and primarily includes net income (loss), foreign currency translation adjustments and minimum pension liability adjustments. The components of comprehensive income are displayed in the consolidated statements of stockholder's equity. The adoption of SFAS No. 130 did not have a material effect on the financial position or results of operations of RJR Tobacco Holdings.

    In the fourth quarter of 1998, RJR Tobacco Holdings adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 established standards for the way in which information about operating segments is reported. SFAS No. 131 also established standards for related disclosures about products and services, geographic areas and major customers. See note 13 for disclosures required by SFAS No. 131. The adoption of SFAS No. 131 did not have a material effect on the financial position or results of operations of RJR Tobacco Holdings.

    RJR Tobacco Holdings also adopted Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits during 1998. SFAS No. 132 standardized the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain requirements from other accounting standards no longer deemed useful. It does not change the measurement or recognition of these plans. See note 12 for disclosures required by SFAS No. 132. The adoption of SFAS No. 132 did not have a material effect on the financial position or results of operations of RJR Tobacco Holdings.

    During 1998, RJR Tobacco Holdings also adopted Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires various costs incurred in connection with developing or obtaining internal-use software to be capitalized and other costs to be expensed. The adoption of SOP No. 98-1 had no material effect on the financial position or results of operations of RJR Tobacco Holdings.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 must be adopted by January 1, 2000, with early adoption permitted. SFAS No. 133 requires that all derivative financial instruments be recorded on the consolidated balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. RJR Tobacco Holdings has not yet determined the timing of adoption or the impact that adoption or subsequent application of SFAS No. 133 will have on its financial position or results of operations.

    In April 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued SOP No. 98-5, Reporting on the Costs of Start-Up Activities. SOP No. 98-5 establishes standards on accounting for start-up and organization costs and, in general, requires such costs to be expensed as incurred. This standard must be adopted on January 1, 1999. RJR Tobacco Holdings does not expect the adoption of SOP No. 98-5 to have a material effect on the financial position or results of operations of RJR Tobacco Holdings.

NOTE 2--RELATED PARTY TRANSACTIONS

    Related party transactions consist of intercompany activity between RJR Tobacco Holdings (including RJR Tobacco Company), Nabisco Group Holdings, Inc. ("NGH" and the former parent of RJR Tobacco Company) and Reynolds International. RJR Tobacco Company also manufactures products for sale by Reynolds International in certain markets.

NOTE 3--RESTRUCTURING

    RJR Tobacco Company recorded a pre-tax restructuring expense of $80 million, $52 million after-tax, in the fourth quarter of 1997 to reorganize its tobacco operations. RJR Tobacco Company implemented the 1997 restructuring program to enhance its competitive position and improve its long-term earnings growth prospects.

    The components of the $80 million charge were as follows:

Employee severance and related benefits....................................   $      30
Rationalization of manufacturing operations................................          30
Contract termination and other costs.......................................          20
                                                                                    ---
                                                                              $      80
                                                                                    ---
                                                                                    ---

    The employee severance and related benefits pertained to workforce reductions of 192 full-time positions and 217 seasonal positions at a manufacturing facility and staff related areas. The severed employees were primarily employed at the Brook Cove, North Carolina Stemmery which was closed. The rationalization of certain manufacturing operations primarily relates to the closing of the Brook Cove, North Carolina Stemmery which took place in February 1998, after the tobacco purchased from the 1997 burley crop had been processed. Beginning with the 1998 flue-cured crop, RJR Tobacco Company began contracting with an outside third party to do its leaf processing. The type of costs that were expensed with respect to the exit of this activity included the write-down of the building and equipment held for sale to fair value and the write-off of equipment to be abandoned.

    The contract termination and other costs related to management's commitment in 1997 to a plan of termination of a leaf supply contract at a price below RJR Tobacco Company's contract price. The loss represents the shortfall between the contract cost and the amount that was recovered upon the sale of the leaf inventory. RJR Tobacco Company, acting as a broker, exercised all of its remaining obligations under a leaf supply contract and immediately transferred title to a third party without taking possession of the tobacco.

    Of the $80 million total tobacco charge, cash outlays will aggregate approximately $40 million. RJR Tobacco Company expects to complete the program in late 1999.

    For the year ended December 31, 1998, $63 million of the 1997 tobacco restructuring accruals were utilized as follows: $15 million for employee severance and related benefits, $28 million for rationalization of manufacturing operations, and $20 million for contract terminations and other costs. Of the charges applied against the restructuring reserve in 1998, cash expenditures amounted to $35 million, which were provided from operations.

NOTE 4--OPERATIONS

    RJR Tobacco Company recorded pre-tax charges totaling $1.442 billion during 1998 for tobacco settlement and related expenses as follows:

      Master Settlement Agreement.................................  $  620
      Minnesota settlement agreement..............................     312
      "Most favored nation" adjustments for previously settled
        states....................................................     145
      Rationalization of manufacturing operations.................     214
      Employee severance and related benefits.....................     151
                                                                    ------
                                                                    $1,442
                                                                    ------
                                                                    ------

    For a discussion regarding the provisions of the Master Settlement Agreement, the Minnesota settlement and the most favored nation adjustments see note 10. The rationalization of manufacturing operations primarily represents a charge to write-down the book value of one of RJR Tobacco Company's production facilities and certain equipment in Winston-Salem, North Carolina to fair value. The employee severance and related benefits expense represents a charge for workforce reductions totaling approximately 1,300 employees. RJR Tobacco Company took these charges in response to the changing business conditions that could result from the Master Settlement Agreement signed in November 1998. RJR Tobacco Company anticipates that the November price increase, which was necessary to satisfy its ongoing annual payment obligations under the Master Settlement Agreement, is likely to affect volume and its results of operations adversely.

    RJR Tobacco Company anticipates that cash expenditures related to the termination of employees will be approximately $100 million and that it will pay these costs from operations into the year 2000. As of December 31, 1998, RJR Tobacco Company used $268 million of the accrual as follows: $54 million for severance and related benefits and $214 million for rationalization of manufacturing operations.

    RJR Tobacco Company recorded pre-tax charges totaling $359 million during 1997 related to settlement agreements reached with the Florida, Mississippi and Texas state attorneys general and in various class action cases. See note 10 for a further discussion of these matters.

NOTE 5--INVENTORIES

    Inventories valued under the LIFO method were approximately $492 million at December 31, 1998 and $592 million at December 31, 1997. The current cost of LIFO inventories at December 31, 1998 and 1997 was greater than the amount at which these inventories were carried on the consolidated balance sheets by $169 million and $151 million, respectively.

    For the years ended December 31, 1998, 1997 and 1996, LIFO inventory liquidations led to increases in net income of approximately $18 million, $14 million and $35 million, respectively. The LIFO liquidations resulted from programs to reduce tobacco leaf durations consistent with forecasts of future operating requirements.

NOTE 6--SHORT-TERM BORROWINGS AND BORROWING ARRANGEMENTS

    Short-term borrowings at December 31, 1998 represent domestic commercial paper and bank borrowings with a weighted average year-end interest rate of 6.4%. There were no such borrowings outstanding at December 31, 1997.

    RJR Tobacco Holdings maintained a three-year $2.146 billion revolving credit facility and a 364-day $212 million credit facility primarily to support commercial paper issuances. Borrowings under the revolving credit facility bore interest at rates that varied with the prime rate or LIBOR. Borrowings under the 364-day credit facility bore interest at rates that varied with LIBOR. The revolving credit agreement was terminated as of May 12, 1999 and the 364-day facility was terminated on May 18, 1999.

    On May 7, 1999, RJR Tobacco Holdings entered into a 30-month $1.235 billion revolving credit facility, which was effective May 18, 1999 and is available to support commercial paper issuances. Borrowings under the revolving credit facility bear interest at rates that vary with the prime rate or LIBOR. RJR Tobacco Company has guaranteed RJR Tobacco Holdings' obligations under this revolving credit agreement.

    Based on the intention and ability of RJR Tobacco Holdings to continue to refinance for more than one year the amount of its domestic commercial paper and revolving credit agreement borrowings through long-term revolving credit facilities, $33 million of those borrowings were reclassified as long-term debt at December 31, 1998.

    RJR Tobacco Holdings' financing agreements that were in effect at December 31, 1998 contained covenants that generally restricted cumulative common and preferred dividends and distributions, limited the ability of RJR Tobacco Holdings and its subsidiaries to incur indebtedness, engage in transactions with stockholders and affiliates, create liens, sell or dispose of certain assets and certain subsidiaries' stock, issue certain equity securities and engage in certain mergers or consolidations.

NOTE 7--ACCRUED LIABILITIES

                                                                       1998           1997
                                                                   -------------  -------------
    Payroll and employee benefits................................    $     243      $     248
    Marketing and advertising....................................          263            176
    Excise taxes.................................................           33             48
    Restructuring................................................           11             71
    Tobacco settlement and related accruals......................          610            177
    Accrued interest.............................................          120            125
    Other........................................................          231            184
                                                                        ------         ------
                                                                     $   1,511      $   1,029
                                                                        ------         ------
                                                                        ------         ------

NOTE 8--INCOME TAXES

    The provision (benefit) for income taxes consisted of the following:

YEARS ENDED DECEMBER 31                                                     1998            1997             1996
----------------------------------------------------------------------  -------------  ---------------  ---------------
Current:
  Federal.............................................................    $     191       $     283        $     326
  State and other.....................................................           23              35               72
                                                                              -----           -----            -----
                                                                                214             318              398
                                                                              -----           -----            -----
Deferred:
  Federal.............................................................         (374)           (133)             (61)
                                                                              -----           -----            -----
Provision (benefit) for income taxes..................................    $    (160)      $     185        $     337
                                                                              -----           -----            -----
                                                                              -----           -----            -----

    The components of the deferred income tax liability disclosed on the consolidated balance sheets included the following:

                                                                                         1998       1997
                                                                                       ---------  ---------
Deferred tax assets:
  Pension and other postretirement liabilities.......................................  $    (261) $    (242)
  Tobacco settlement related accruals and other accrued liabilities..................       (240)       (75)
                                                                                       ---------  ---------
        Total deferred tax assets....................................................       (501)      (317)
                                                                                       ---------  ---------

Deferred tax liabilities:
  Property and equipment.............................................................        425        451
  Trademarks.........................................................................      1,490      1,570
  Other..............................................................................        489        413
                                                                                       ---------  ---------
        Total deferred tax liabilities...............................................      2,404      2,434
                                                                                       ---------  ---------
        Net deferred income taxes....................................................  $   1,903  $   2,117
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    The differences between the provision (benefit) for income taxes and income taxes computed at statutory U.S. federal income tax rates are explained as follows:

                                                                    1998            1997             1996
                                                                -------------  ---------------  ---------------
Income taxes computed at statutory U.S. federal income tax
  rates.......................................................    $    (238)      $      71        $     197
State and local income taxes, net of federal tax benefits.....            8              23               47
Goodwill amortization.........................................           91              91               91
Exempt foreign sales corporation earnings.....................          (10)             --               --
Other items, net..............................................          (11)             --                2
                                                                      -----           -----            -----
Provision (benefit) for income taxes..........................    $    (160)      $     185        $     337
                                                                      -----           -----            -----
                                                                      -----           -----            -----
Effective tax rate............................................         23.6%           90.7%            59.9%
                                                                      -----           -----            -----
                                                                      -----           -----            -----

NOTE 9--LONG-TERM DEBT

                                                                                                   1998       1997
                                                                                                 ---------  ---------
  Short-term borrowings, reclassified..........................................................  $      33  $      --
  6.80-9.25% notes, due 1999 through 2013......................................................      4,444      4,443
  5.375-10% foreign currency debt, due 2000 to 2001............................................        414        469
  Other indebtedness...........................................................................         32         32
  Current maturities of long-term debt.........................................................        (62)        --
                                                                                                 ---------  ---------
      Total long-term debt.....................................................................  $   4,861  $   4,944
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

------------------------

The payment of long-term debt through December 31, 2003 is as follows:

    YEAR       AMOUNT
------------  ---------
2000          $     519
2001                455
2002                908
2003                750
Thereafter        2,229
              ---------
              $   4,861
              ---------
              ---------

    In July 1997, RJR Tobacco Holdings repaid commercial paper borrowings with proceeds from the issuance of $150 million 8 1/4% notes due 2004 and $200 million 8 1/2% notes due 2007.

    On April 13, 1999, RJR Tobacco Holdings offered to purchase up to $4.4 billion of its outstanding debt securities and sought consents from the holders of those securities to waive covenants that might have prevented some of the transactions described in note 16. RJR Tobacco Holdings received these consents as of April 26, 1999 and completed these tender offers on May 18, 1999. In these offers, RJR Tobacco Holdings repurchased approximately $4 billion of its debt with a portion of the proceeds from the international tobacco sale described in note 16. The after-tax loss on the debt repurchase, after giving effect to the write-off of related deferred issuance costs of $14 million and certain other transaction costs, was approximately $260 million.

    In connection with the reorganization discussed in note 16, on May 18, 1999, RJR Tobacco Holdings completed a private placement offering to issue $550 million of 7 3/8% notes due 2003, $500 million of 7 3/4% notes due 2006 and $200 million of 7 7/8% notes due 2009. The net proceeds received will be used for general corporate purposes. RJR Tobacco Company has guaranteed RJR Tobacco

Holdings' obligation under the debt securities. These are the notes that are subject to the exchange offer described in this prospectus. See note 15 for condensed consolidating financial information, which separates the account balances and activities of the issuer, the guarantor and the subsidiaries of RJR Tobacco Holdings and RJR Tobacco Company that are not guarantors of the notes.

    The estimated fair value of the consolidated long-term debt of RJR Tobacco Holdings as of December 31, 1998 and 1997 was approximately $5.0 billion and $5.2 billion, respectively, based on available market quotes, discounted cash flows and book values, as appropriate.

    RJR Tobacco Holdings manages overall interest rate exposure by adjusting the mix of floating rate debt and fixed rate debt. As part of managing those interest rate exposures, RJR Tobacco Holdings may enter into various interest rate arrangements from time to time.

NOTE 10--COMMITMENTS AND CONTINGENCIES

TOBACCO LITIGATION

    OVERVIEW. Various legal actions, proceedings and claims are pending or may be instituted against RJR Tobacco Company or its affiliates or indemnitees, including RJR Tobacco Holdings and NGH, among which are those claiming that lung cancer and other diseases as well as addiction have resulted from the use of or exposure to RJR Tobacco Company's tobacco products. During 1998, 334 new actions were served against RJR Tobacco Company and/or its affiliates or indemnitees and 183 actions were dismissed or otherwise resolved in favor of RJR Tobacco Company and/or its affiliates or indemnitees without trial. In recent years, there have been noteworthy increases in the number of cases pending. On December 31, 1998, there were 664 active cases pending, as compared with 516 on December 31, 1997 and 234 on December 31, 1996. As of May 14, 1999, 653 active cases were pending against RJR Tobacco Company and/or its affiliates or indemnitees: 649 in the United States; one in each of Canada, the Marshall Islands, Nigeria and Puerto Rico.

    The U.S. cases are pending in 41 U.S. states and the District of Columbia, although four states-- West Virginia, Florida, New York and California--account for approximately 61% of these cases. The breakdown is as follows: 122 in West Virginia; 110 in New York; 107 in Florida; 55 in California; 34 in Massachusetts; 25 in Louisiana; 18 in Texas; 17 in Tennessee; 16 in Pennsylvania; 15 in the District of Columbia; 11 in New Jersey; ten in Alabama; nine in each of Illinois and Mississippi; seven in each of Iowa and Ohio; five in each of Indiana, Maryland, Minnesota, Missouri and Nevada; four in each of Arkansas, Georgia, Oklahoma and Rhode Island; three in each of Arizona, New Mexico, Virginia, Washington and Wisconsin; two in each of Colorado, Hawaii, Kentucky, Michigan, North Carolina, North Dakota, South Carolina, South Dakota and Utah; and one in each of Kansas, New Hampshire, and Oregon. Of the 649 active U.S. cases, 170 are pending in federal court, 474 in state court and five in tribal courts. Individual plaintiffs brought most of these cases, but a significant number, discussed below, seek recovery on behalf of third parties or large classes of claimants.

    THEORIES OF RECOVERY. The plaintiffs in these actions seek recovery on a variety of legal theories, including, among others, strict liability in tort, design defect, negligence, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, aiding and abetting, unjust enrichment, antitrust, Racketeer Influenced and Corrupt Organization Act (which this document refers to as RICO), indemnity, medical monitoring and common law public nuisance. In a number of cases, plaintiffs specifically plead punitive damages, often in amounts ranging into the hundreds of millions or even billions of dollars, in addition to compensatory and other damages. Nine of the 653 active cases in the United States involve alleged non-smokers claiming injuries purportedly resulting from exposure to environmental tobacco smoke.

Fifty-nine cases purport to be class actions on behalf of thousands of individuals. Purported classes include individuals claiming to be addicted to cigarettes, individuals and their estates claiming illness and death from cigarette smoking, persons making claims based on alleged exposure to environmental tobacco smoke, African-American smokers claiming their civil rights have been violated by the sale of menthol cigarettes, purchasers of cigarettes claiming to have been defrauded and seeking to recover their costs, and Blue Cross/Blue Shield subscribers seeking reimbursement for premiums paid. Approximately 103 of the active cases seek, INTER ALIA, recovery of health-related costs paid for treatment of individuals suffering from diseases or conditions allegedly related to tobacco use. Nine, brought by entities administering asbestos liability, seek contribution for the costs of settlements and judgments.

    DEFENSES. The defenses raised by RJR Tobacco Company and/or its affiliates, where applicable, include preemption by the Federal Cigarette Labeling and Advertising Act of some or all of those claims arising after 1969; the lack of any defect in the product; assumption of the risk; contributory or comparative fault; lack of proximate cause; and statutes of limitations or repose; and, when applicable, additional statutory, equitable, constitutional and other defenses. RJR Tobacco Holdings and NGH have asserted additional defenses, including jurisdictional defenses, in many of these cases in which they are named.

    INDUSTRY TRIAL RESULTS. Juries have found for plaintiffs in six smoking and health cases in which RJR Tobacco Company was not a defendant. In one of those cases, no damages were awarded and the judgment was affirmed on appeal. The jury awarded plaintiffs $400,000 in another of those cases, CIPOLLONE V. LIGGETT GROUP, INC., but the award was overturned on appeal and the case was subsequently dismissed. In the third of those cases, on August 9, 1996, a Florida jury awarded damages of $750,000 to an individual plaintiff. That case, CARTER V. BROWN & WILLIAMSON, was overturned on appeal on June 22, 1998. In another Florida case brought by the same attorney, WIDDICK V. BROWN & WILLIAMSON, a state court jury awarded the plaintiff approximately $1 million in compensatory and punitive damages on June 10, 1998. On January 29, 1999, the Florida Court of Appeals reversed this verdict and ordered a new trial in a different location (Palm Beach County). On February 9-10, 1999, in HENLEY V. PHILIP MORRIS, INC., a San Francisco state court jury awarded an individual smoker $1.5 million in compensatory damages and $50 million in punitive damages. Philip Morris moved to have this verdict set aside or reduced. On April 16, 1999, the trial judge reduced the punitive damages award to $25 million, but otherwise denied Philip Morris' motions. Philip Morris is appealing the verdict. On March 30, 1999, in WILLIAMS V. PHILIP MORRIS, an Oregon state court jury returned a verdict against Philip Morris in the amount of $1.5 million in compensatory damages and $79 million in punitive damages. Although the judge in this case has reduced the punitive damages to $32 million, Philip Morris will appeal this verdict as well. The most recent verdict in a non-RJR Tobacco Company individual case was announced on May 13, 1999. In that case, STEELE V. BROWN & WILLIAMSON, a jury in Missouri federal court found that Brown & Williamson was not liable for the death of the plaintiff.

    On May 5, 1997, in an individual case filed against RJR Tobacco Company, CONNOR V. R. J. REYNOLDS TOBACCO CO., brought by the same attorney who represented plaintiffs in the CARTER and WIDDICK cases, a Florida state court jury found no RJR Tobacco Company liability. On October 31, 1997, in still another case brought by the same attorney, KARBIWNYK V. R. J. REYNOLDS TOBACCO COMPANY, another Florida state court jury found no RJR Tobacco Company liability. On March 19, 1998, an Indiana state court jury found for RJR Tobacco Company, NGH and other defendants in an individual case, DUNN V. RJR NABISCO HOLDINGS CORP., in which plaintiffs sought damages for the alleged harm caused to a non-smoker by environmental tobacco smoke. On March 18, 1999, the jury in an Ohio federal district court found for the defendants, including RJR Tobacco Company, on all counts in a class-action union trust-fund case, IRONWORKERS LOCAL 17 V. PHILIP MORRIS. On May 10, 1999, in

NEWCOMB V. R. J. REYNOLDS TOBACCO CO., one of three individual cases in Tennessee state court which had been consolidated for trial, a state court jury refused to award damages against RJR Tobacco Company or Brown & Williamson. The tobacco company defendants in the other two cases were also found to have no liability. On June 2, 1999, a Mississippi state court jury found in favor of defendants, including RJR Tobacco Company and RJR Tobacco Holdings, in an environmental tobacco smoke case, BUTLER V. AMERICAN TOBACCO COMPANY. Finally, on July 9, 1999, a Louisiana state court jury found in favor of RJR Tobacco Company and Brown & Williamson as successor to American Tobacco Company in an individual smoker case, GILBOY V. AMERICAN TOBACCO COMPANY.

    CLASS-ACTION SUITS. In May 1996, in an early class action case, CASTANO V. AMERICAN TOBACCO COMPANY, the Fifth Circuit Court of Appeals overturned the certification of a purported nationwide class of persons whose claims related to alleged addiction to tobacco. Since this ruling by the Fifth Circuit, most purported class-action suits have sought certification of statewide, rather than nationwide, classes.

    Putative class-action suits based on claims similar to those asserted in CASTANO have been brought against RJR Tobacco Company, and in some cases RJR Tobacco Holdings, in state and, in a few instances, federal courts in Alabama, Arkansas, California, the District of Columbia (D.C. court), Florida, Hawaii, Illinois, Indiana, Iowa, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New Mexico, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and West Virginia. A putative class action filed in Tennessee seeks reimbursement of Blue Cross/Blue Shield premiums paid by subscribers throughout the United States. On October 19, 1998, a putative class action was filed in federal court in Philadelphia, Pennsylvania, on behalf of "all living Black Americans who have purchased or consumed menthol tobacco products since 1954 (including minors through their legal representatives)" seeking redress of alleged violations of the plaintiffs' civil rights. A purported class action suit against RJR Tobacco Company in New Jersey claims that the marketing of "lights" and "ultralight" cigarettes is deceptive. Plaintiffs have made similar claims in other lawsuits. Other types of class-action suits have also been filed in additional jurisdictions and there are also putative class action suits pending in Canada, Puerto Rico and Nigeria. Most of these suits assert claims on behalf of classes of individuals who claim to be addicted, injured, or at greater risk of injury by the use of tobacco or exposure to environmental tobacco smoke, or are the legal survivors of those persons.

    Despite the marked increase of purported class actions brought against tobacco companies, few purported class actions have been certified, or if certified, have survived on appeal. Most recently, on May 17, 1999, the U.S. Supreme Court denied plaintiffs' request for review of a circuit court decision upholding the denial of class certification in a Pennsylvania medical monitoring case, BARNES V. AMERICAN TOBACCO. On April 12, 1999, in CHAMBERLAIN V. AMERICAN TOBACCO COMPANY, a federal district court in Ohio refused to certify a class of "nicotine-dependent" Ohio residents. On April 13, 1999, in AVALLONE V. AMERICAN TOBACCO COMPANY, a state court judge in New Jersey refused to certify a purported class of casino workers exposed to environmental tobacco smoke. On June 21, 1999, in GEIGER V. AMERICAN TOBACCO COMPANY, a New York State court refused to certify a class of New York State residents who were alleged to have contracted lung and throat cancer as a result of cigarette smoking. On June 29, 1999, in CLAY V. AMERICAN TOBACCO COMPANY, a federal district court in Illinois refused to certify a class of persons in 46 states who "as children, purchased and smoked cigarettes designed, manufactured, promoted or sold by the defendants".

    Class certification was granted in 1998, however, by a Maryland state court in RICHARDSON V. PHILIP MORRIS. The Maryland Court of Appeals is reviewing that decision. In addition, on November 5, 1998, a Louisiana state appeals court affirmed the certification of a medical monitoring and/or smoking cessation class of Louisiana residents who were smokers on or before May 24, 1996 (SCOTT V. AMERICAN TOBACCO COMPANY). On February 26, 1999, the Louisiana Supreme Court denied the defendants' petition for writ of certiorari and/or review. Finally, defendants settled another class-action suit, BROIN V. PHILIP MORRIS, in October, 1997. The Florida Court of Appeals denied challenges to this settlement on March 24, 1999 and subsequently denied motions to reconsider.

    Trial is underway in a class-action suit pending in Florida, ENGLE V. R.J. REYNOLDS TOBACCO COMPANY, in which a class consisting of Florida residents or their survivors who claim to have diseases or medical conditions caused by their alleged "addiction" to cigarettes has been certified. The trial is divided into three phases. A jury determination of liability was handed down on July 7, 1999 against RJR Tobacco Company and the other cigarette manufacturer defendants in the initial phase, which included common issues related to liability, general causation and a potential award of or entitlement to punitive damages. We expect that individual liability and damages, if any, will not be determined until a verdict is reached in one or more trials involving the nine named class representatives during the second phase. No actual damages would have to be paid until the end of the trial and the appellate process.

    HEALTH-CARE COST RECOVERY CASES. In June 1994, the Mississippi attorney general brought an action, MOORE V. AMERICAN TOBACCO COMPANY, against various industry members, including RJR Tobacco Company. This case was brought on behalf of the state to recover state funds paid for healthcare and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. By making the State the plaintiff in the case and basing its claims on economic loss rather than personal injury, the State sought to avoid the defenses otherwise available against an individual plaintiff. Following the filing of the MOORE case, most other states, through their attorneys general and/or other state agencies, sued RJR Tobacco Company and other U.S. cigarette manufacturers based on similar theories. The cigarette manufacturer defendants, including RJR Tobacco Company, settled the first four of these cases scheduled to come to trial, those of Mississippi, Florida, Texas and Minnesota, by separate agreements between the state and those manufacturers.

    On November 23, 1998, the major U.S. cigarette manufacturers, including RJR Tobacco Company, entered into a Master Settlement Agreement with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. The Master Settlement Agreement settles all the health-care cost recovery actions brought by the settling states and contains releases of various additional present and future claims.

    When judicially approved, the Master Settlement Agreement will release RJR Tobacco Company and several of its indemnitees, RJR Tobacco Holdings and NGH from: (1) all claims of the settling states and their respective political subdivisions and other recipients of state health-care funds relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products; and (2) all monetary claims relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business. For a more detailed description of the Master Settlement Agreement, see the portion of this document under the heading "Business--Litigation and Regulation--Litigation".

    The Master Settlement Agreement is scheduled to become effective on the earlier of June 30, 2000 or the date on which final approval of the settlement has been obtained in courts of 80% of the settling states, both by number and percentage share of the settlement payments due. As of June 29, 1999, final approval was obtained in the requisite number of settling states (42), but those states' percentage shares comprise only 54.18%, rather than the necessary 80%, of the payments due.

    Payments for all tobacco litigation settlement agreements currently in effect, including the Master Settlement Agreement and four individual state settlements, will be approximately $1.6 billion in 1999. RJR Tobacco Company expects to fund these costs through price increases. RJR Tobacco Company estimates payments in future years to exceed $2.0 billion per year, but these payments will be subject to adjustments based upon, among other things, the volume of cigarettes sold by RJR Tobacco Company, RJR Tobacco Company's market share and inflation.

    On April 20, 1999, the Canadian Province of British Columbia brought a case, similar to the U.S. attorney-general cases, against RJR Tobacco Company and other Canadian and U.S. tobacco companies and their parent companies, including RJR Tobacco Holdings, in British Columbia Provincial Court. This lawsuit relies heavily upon recently enacted legislation in British Columbia which is being separately challenged by Canadian tobacco companies. An agreement has been reached with the government in British Columbia that these separate constitutional challenges will be litigated prior to the health-care recovery action. These constitutional challenges are scheduled to be heard by the Canadian courts in the autumn of 1999.

    UNION CASES. Although the Master Settlement Agreement settled some of the most potentially burdensome healthcare cost recovery actions, other plaintiffs have brought many other such cases. Approximately 70 lawsuits have been brought by union trust funds against cigarette manufacturers and others in the past two years. The funds seek recovery of payments made by them for medical expenses of their participants' union members and their dependents allegedly injured by cigarettes. The claims in these cases are almost identical, and more than 30 of the cases purport to be class actions on behalf of all union trust funds in a particular state.

    The defendants in these actions argue, among other things, the settled law that one who pays an injured person's medical expenses is legally too remote to maintain an action against the person allegedly responsible for the injury. In addition, they argue that the traditional subrogation remedy cannot be supplanted by a direct right of action for the trust fund that strips defendants of the defenses they would ordinarily have against the allegedly injured individual.

    In the first of these cases to be considered by a federal court of appeals, on March 29, 1999, the Third Circuit Court of Appeals affirmed a district court ruling dismissing a case, STEAMFITTERS LOCAL UNION 420 V. PHILIP MORRIS, on remoteness grounds. Then, a week later, the Second Circuit handed down its decision in LABORERS LOCAL 17 V. PHILIP MORRIS, reversing a district court's decision and remanding the case for dismissal, again on remoteness grounds. On July 14, 1999, the U.S. Court of Appeals for the Ninth Circuit affirmed the district court's dismissal in OREGON LABORERS V. PHILIP MORRIS on remoteness and standing grounds. Numerous trial court judges have also dismissed these cases on remoteness grounds, including most recently, on April 29, 1999, a Minnesota federal district court in LYONS V. PHILIP MORRIS. Nonetheless, in other federal circuits, there are still some union cases that have survived motions to dismiss and that may proceed to trial. On March 31, 1999, a federal district court denied defendants' motion to dismiss in UTAH LABORERS V. PHILIP MORRIS. One such case, NORTHWEST LABORERS V. PHILIP MORRIS, is scheduled for trial in a State of Washington federal district court in September 1999.

    The first union case to survive motions to dismiss and go to trial was IRON WORKERS LOCAL NO. 17 V. PHILIP MORRIS. This case, in which a class of approximately 111 union trust funds was certified by a federal district court in Ohio, went to trial on February 22, 1999 on the counts that survived motions to dismiss: state and federal RICO claims and civil conspiracy claims. The federal RICO claim was dismissed during the trial, and after the conclusion of plaintiffs' case, the court directed a verdict dismissing RJR Tobacco Holdings and NGH from the case. On March 18, 1999, the jury in this case returned a unanimous verdict for the defendants, including RJR Tobacco Company, on all surviving counts. On May 11, 1999, the trial court denied plaintiffs' motion for a new trial.

    OTHER HEALTH-CARE COST-RECOVERY AND AGGREGATED CLAIMS PLAINTIFFS. Native American tribes have filed similar cases, five in tribal courts and one putative class action in San Diego Superior Court. Four groups of health-care insurers, as well as a private entity that purported to self insure its employee health-care programs, have also advanced claims similar to those found in the union health-care cost recovery actions. Two of these "insurer" cases, WILLIAMS & DRAKE V. AMERICAN TOBACCO, and REGENCE BLUESHIELD V. PHILIP MORRIS, were dismissed in their entirety on "remoteness" grounds by federal district courts in Pennsylvania and Washington respectively. In a third "Insurers" case, GROUP HEALTH PLAN, INC. V. PHILIP MORRIS, a federal district judge in Minnesota, on April 29, 1999, dismissed all claims, except a state antitrust claim and a conspiracy claim. Five foreign countries have also brought health-care cost-recovery suits against RJR Tobacco Company in U.S. courts. Other cost recovery suits have been brought by, among others, local governmental jurisdictions, taxpayers (on behalf of a governmental jurisdiction), a university and a hospital. Finally, nine actions have been filed against RJR Tobacco Company by asbestos companies and/or asbestos-related trust funds based on the theory that the plaintiffs "overpaid" claims brought against them to the extent that tobacco use, not asbestos exposure, was the cause of the alleged personal injuries for which they paid compensation.

    RECENT AND SCHEDULED TRIALS. As of June 11, 1999, there were 5 cases scheduled for trial in 1999 against RJR Tobacco Company alleging injuries relating to tobacco. In addition, one case is currently in progress, the ENGLE case in Florida. Cases against other tobacco company defendants are also scheduled for trial in 1999 and thereafter. Although trial schedules are subject to change and many cases are dismissed before trial, it is likely that there will be an increased number of tobacco cases, some involving claims for possibly billions of dollars, against RJR Tobacco Company and RJR Tobacco Holdings coming to trial over the next year.

    OTHER DEVELOPMENTS. In January of 1999, President Clinton announced that the U.S. Department of Justice is preparing a litigation plan for a lawsuit by the federal government to recover federal healthcare costs associated with cigarette smoking, and press reports have indicated that the Justice Department has engaged a private law firm to assist in such a lawsuit. See note 17 for subsequent developments.

    On April 9, 1999, a class action complaint, A.D. BEDELL WHOLESALE CO. V PHILIP MORRIS INC., was filed on behalf of cigarette wholesalers and distributors against RJR Tobacco Company, Philip Morris and Brown & Williamson in the U.S. District Court for the District of Pennsylvania alleging violations of the federal antitrust laws based, in large part, on the Master Settlement Agreement.

    RJR Tobacco Company is aware of grand jury investigations being conducted in New York and Washington, D.C. that relate to the cigarette business. In addition, RJR Tobacco Company received a document subpoena, dated September 17, 1998, from a federal grand jury convened in the Eastern District of Pennsylvania by the Antitrust Division of the Department of Justice. RJR Tobacco Company understands that the grand jury is investigating possible violations of the antitrust laws related to tobacco leaf buying practices. RJR Tobacco Company is responding to the subpoena. RJR Tobacco Company is responding to document subpoenas dated February 5 and March 10, 1999 arising from a grand jury investigation being conducted in the Western District of New York into the actions of some cigarette retailers and distributors.

    On December 22, 1998, a now inactive tobacco subsidiary that was part of Reynolds International's business, Northern Brands International, Inc., entered into a plea agreement with the United States Attorney for the Northern District of New York. Northern Brands was charged with aiding and abetting certain customers who brought merchandise into the United States "by means of false and fraudulent practices...." Northern Brands agreed to pay a $10 million forfeiture and a $5.2 million fine and special assessment. In the plea agreement, the U.S. Attorney agreed not to bring additional criminal charges in the Northern District against Northern Brands or its corporate affiliates (including NGH, RJR Tobacco Holdings, RJR Tobacco Company and Reynolds International) for actions (from 1985 through 1998) that are related to those that gave rise to the agreement. RJR-MacDonald, Reynolds International's operating company in Canada, is cooperating with an investigation now being conducted by the Royal Canadian Mounted Police relating to the same events that gave rise to the NBI investigation. Management cannot predict whether any other authorities in the United States or Canada will seek to take further actions with regard to these events.

ENVIRONMENTAL MATTERS

    The U.S. Government and various state and local governments have enacted or adopted laws and regulations concerning protection of the environment. The regulations promulgated by the Environmental Protection Agency and other governmental agencies under various statutes have resulted in, and will likely continue to result in, substantial expenditures for pollution control, waste treatment, plant modification and similar activities. RJR Tobacco Company has been named a potentially responsible party with third parties under the Comprehensive Environmental Response, Compensation and Liability Act, which this document refers to as CERCLA, with respect to several superfund sites. Liability under CERCLA is joint and several. RJR Tobacco Company has a continuing program to assure compliance with U.S., state and local environmental laws and regulations. The costs attributable to compliance with environmental laws and to resolving these CERCLA matters, is unlikely to have a material adverse effect on the business or financial condition of RJR Tobacco Company.

    In April 1995, NGH was named a potentially responsible party with other third parties under CERCLA with respect to a superfund site at which a former subsidiary of RJR Tobacco Holdings had operations. RJR Tobacco Holdings has also been named in an insurance coverage suit brought by another company named as a potentially responsible party at this site. In this lawsuit, DEL MONTE FRESH PRODUCE V. FIREMEN'S FUND INSURANCE, filed August 13, 1997 in the First Circuit Court of the State of Hawaii, the plaintiff seeks declaratory judgment that it is entitled to insurance coverage for the site or, in the alternative, that RJR Tobacco Holdings is obligated to indemnify Del Monte under the terms of the agreement by which RJR Tobacco Holdings sold that company in 1989. The Fireman's Fund Insurance Company has filed a motion for summary judgment that has not yet been heard.

                            ------------------------

    Litigation is subject to many uncertainties and it is possible that some of the tobacco-related legal actions, proceedings or claims could be decided against RJR Tobacco Company or its affiliates or indemnitees, including RJR Tobacco Holdings. Determinations of liability or adverse rulings against other cigarette manufacturers that are defendants in similar actions, even if those rulings are not final, could adversely affect the litigation against RJR Tobacco Company or its affiliates or indemnitees and could encourage an increase in the number of those claims. There have been a number of political, legislative, regulatory, and other developments relating to the tobacco industry and cigarette smoking that have received wide media attention, including the Master Settlement Agreement referred to above. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the institution of additional similar litigation.

    Although it is impossible to predict the outcome of these events on pending litigation and the rate at which new lawsuits are filed against RJR Tobacco Company and RJR Tobacco Holdings, a significant increase in litigation and/or in adverse outcomes for tobacco defendants could have an adverse effect on any one or all of these entities. RJR Tobacco Company and RJR Tobacco Holdings each believes that it has a number of valid defenses to these actions and intends to defend these actions vigorously.

    RJR Tobacco Holdings believes, that notwithstanding the quality of defenses available to it and RJR Tobacco Company in litigation matters, it is possible that the results of operations or cash flows of RJR Tobacco Holdings in particular quarterly or annual periods or the financial condition of RJR Tobacco Holdings could be materially affected by the ultimate outcome of pending litigation matters, including litigation costs. Management is unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate.

COMMITMENTS

    At December 31, 1998, commitments totalled approximately $400 million, principally for the purchase of leaf tobacco inventories and other contractual arrangements.

NOTE 11--STOCK PLANS

    NGH's 1989 stock plan provides for grants of options to purchase common stock of NGH to non-employee directors, directors and key employees. A maximum of 6,000,000 shares may be issued under this plan. The options granted under the plan generally vest over three years, are separately exercisable for primarily ten years from the date of grant and are exercisable at a price that is generally the fair market value of the stock at the grant date.

    NGH's 1990 long-term incentive plan, which this document refers to as the NGH LTIP, provides for grants of incentive stock options, other stock options, stock appreciation rights, restricted stock, purchase stock, dividend equivalent rights, performance units, performance shares and other stock-based grants to key employees. A maximum of 33,000,000 shares of common stock of NGH may be issued under the NGH LTIP. The options granted under the plan generally vest over three years, are exercisable for 10-15 years from date of grant, and are exercisable at a price that is generally the fair market value of the stock at the grant date. As of December 31, 1998, purchase stock, stock options other than incentive stock options, restricted stock and other stock-based grants have been granted under the LTIP.

    Certain RJR Tobacco Holdings and RJR Tobacco Company employees and non-employee directors were granted stock options under NGH's stock plans. Options to purchase approximately 17.5 million shares of NGH's common stock were outstanding at December 31, 1998. At December 31, 1998, options held by current and former RJR Tobacco Holdings and RJR Tobacco Company employees totaled approximately 12.4 million. The total number of options granted to RJR Tobacco Holdings and RJR Tobacco Company employees under NGH's option plans was 0.6 million, 0.6 million and 2.7 million in 1998, 1997 and 1996, respectively.

    NGH and its subsidiaries recognize and measure compensation costs related to employee stock plans utilizing the intrinsic value based method. Had compensation expense been determined based upon the fair value of awards granted to RJR Tobacco Holdings and RJR Tobacco Company employees under the plans, net income (loss) would have been effected by approximately $7 million, $8 million and $7 million in 1998, 1997 and 1996, respectively. These adjustments are not necessarily indicative of the effects on net income of future stock-based awards.

    The fair value of NGH's options granted to RJR Tobacco Holdings and RJR Tobacco Company employees was determined using the Black-Scholes option pricing model with the following weighted-average assumptions used by NGH:

                                                                                                 1998         1997         1996
                                                                                                 -----        -----        -----
Dividend yield..............................................................................         5.8%         5.8%         5.3%
Expected volatility.........................................................................          31%          31%          29%
Risk-free interest rate.....................................................................         5.8%         6.4%         6.2%
Expected option life (years)................................................................           5            5            5

    The weighted average fair value of NGH's stock options granted to RJR Tobacco Holdings and RJR Tobacco Company employees during 1998, 1997 and 1996 was $7.43, $6.79 and $7.02, respectively.

NOTE 12--RETIREMENT BENEFITS

    RJR Tobacco Holdings and RJR Tobacco Company sponsor a number of non-contributory defined benefit pension plans covering most U.S. employees. RJR Tobacco Holdings and RJR Tobacco Company also provide certain health and life insurance benefits for retired employees and their dependents. In 1998, RJR Tobacco Holdings adopted SFAS No. 132. All of the information is presented accordingly.

                                                                                                    POSTRETIREMENT
                                                                             PENSION BENEFITS          BENEFITS
                                                                           --------------------  --------------------
AS OF DECEMBER 31                                                            1998       1997       1998       1997
-------------------------------------------------------------------------  ---------  ---------  ---------  ---------
CHANGE IN BENEFIT OBLIGATION
Obligation at beginning of year..........................................  $   2,295  $   2,061  $     586  $     527
Service cost.............................................................         42         37          8          7
Interest cost............................................................        158        149         40         37
Actuarial loss...........................................................        143        208         58         45
Plan amendments..........................................................          1         (1)        --         --
Benefits paid............................................................       (195)      (159)       (40)       (30)
                                                                           ---------  ---------  ---------  ---------
Obligation at end of year................................................  $   2,444  $   2,295  $     652  $     586
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year...........................  $   2,009  $   1,835  $      --  $      --
Actual return on plan assets.............................................        203        261         --         --
Employer contributions...................................................         53         63         40         30
Benefits paid............................................................       (195)      (150)       (40)       (30)
                                                                           ---------  ---------  ---------  ---------
Fair value of plan assets at end of year.................................  $   2,070  $   2,009  $      --  $      --
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------

                                                                                                    POSTRETIREMENT
                                                                             PENSION BENEFITS          BENEFITS
                                                                           --------------------  --------------------
AS OF DECEMBER 31                                                            1998       1997       1998       1997
-------------------------------------------------------------------------  ---------  ---------  ---------  ---------
FUNDED STATUS
Funded status............................................................  $    (374) $    (286) $    (652) $    (586)
Unrecognized transition (asset) obligation...............................         --         (2)       (33)       (39)
Unrecognized prior service cost..........................................        (15)       (17)        --         --
Unrecognized loss........................................................        189         70        124         66
                                                                           ---------  ---------  ---------  ---------
Net amount recognized....................................................  $    (200) $    (235) $    (561) $    (559)
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------

Amounts recognized in the consolidated balance sheets consist of:
  Prepaid benefit cost...................................................  $       7  $       6  $      --  $      --
  Accrued benefit liability..............................................       (218)      (258)      (561)      (559)
  Intangible asset.......................................................          2          6         --         --
  Accumulated other comprehensive income.................................          9         11         --         --
                                                                           ---------  ---------  ---------  ---------
Net amount recognized....................................................  $    (200) $    (235) $    (561) $    (559)
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were approximately $3.58 billion, $3.23 billion, and $3.05 billion, respectively, as of December 31, 1998 and approximately $3.40 billion, $3.11 billion, and $3.00 billion, respectively, as of December 31, 1997.

    The components of net periodic benefit cost are as follows:

                                                                      PENSION BENEFITS              POSTRETIREMENT BENEFITS
                                                               -------------------------------  -------------------------------
YEARS ENDED DECEMBER 31                                          1998       1997       1996       1998       1997       1996
-------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Service cost.................................................  $      42  $      37  $      38  $       8  $       7  $       9
Interest cost................................................        158        149        145         40         37         35
Expected return on plan assets...............................       (178)      (162)      (151)        --         --         --
Amortization of transition asset.............................         --         --         --         (7)        (6)        (7)
Amortization of prior service cost...........................         (4)        (5)        (2)        --         --         --
Amortization of net loss.....................................          1          1          2          3         --         --
                                                               ---------  ---------  ---------  ---------  ---------  ---------
Net periodic benefit cost....................................  $      19  $      20  $      32  $      44  $      38  $      37
                                                               ---------  ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------  ---------

    The principal pension and postretirement benefit plans used the following weighted average actuarial assumptions as of December 31:

                                                                                    1998       1997
                                                                                  ---------  ---------
Discount rate...................................................................       6.75%      7.00%
Expected return on plan assets..................................................       9.50%      9.50%
Rate of compensation increase...................................................       5.00%      5.00%

    The assumed health care cost rate is 6.0% in 1998 and 5.5% in 1999, declining to 5% by the year 2000 and remaining at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                   1-PERCENTAGE-      1-PERCENTAGE-
                                                                  POINT INCREASE     POINT DECREASE
                                                                 -----------------  -----------------
Effect on postretirement benefit cost..........................      $       2          $      (1)
Effect on postretirement benefit obligation....................             26                (24)

NOTE 13--ADDITIONAL INFORMATION

    RJR Tobacco Company manufactures, markets and sells cigarettes in the United States and its territories, commonwealths, protectorates and possessions. Its largest brands include DORAL, WINSTON, CAMEL and SALEM. See note 10 for information regarding legislation and other matters affecting the domestic cigarette industry.

    The management of RJR Tobacco Holdings has historically evaluated the performance of its business based upon ongoing Operating Company Contribution, which this document refers to as OCC. OCC is operating income before amortization of trademarks and goodwill, restructuring expenses and initial, upfront tobacco settlement expenses.

    See notes 3 and 4 regarding significant non-cash expenses recorded relating to restructurings and tobacco settlement and related charges affecting RJR Tobacco Company.

    Net sales from one customer of RJR Tobacco Company were approximately 16.7% of RJR Tobacco Company's consolidated net sales for the year ended December 31, 1998.

    SEGMENT PROFIT (LOSS) AND ASSET INFORMATION:

YEARS ENDED DECEMBER 31                                                              1998       1997       1996
---------------------------------------------------------------------------------  ---------  ---------  ---------
Ongoing OCC:
  RJR Tobacco Company............................................................  $   1,664  $   1,551  $   1,493
  Corporate......................................................................       (81)       (77)       (72)
                                                                                   ---------  ---------  ---------
    Consolidated OCC.............................................................  $   1,583  $   1,474  $   1,421
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Depreciation:
  RJR Tobacco Company............................................................  $     130  $     140  $     166
  Corporate......................................................................          2          2          2
                                                                                   ---------  ---------  ---------
    Consolidated depreciation....................................................  $     132  $     142  $     168
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Additions to long-lived assets:
  RJR Tobacco Company............................................................  $      46  $      57  $      62
  Corporate......................................................................          1         --          1
                                                                                   ---------  ---------  ---------
    Consolidated additions to long-lived assets..................................  $      47  $      57  $      63
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

AS OF DECEMBER 31                                                                    1998       1997
---------------------------------------------------------------------------------  ---------  ---------
Segment assets:
  RJR Tobacco Company............................................................  $   1,808  $   2,231
  Unallocated intangibles, net(1)................................................     11,001     11,364
  Net assets of discontinued businesses..........................................      5,961      6,269
  Corporate......................................................................        631        387
                                                                                   ---------  ---------
    Total segment assets.........................................................  $  19,401  $  20,251
                                                                                   ---------  ---------
                                                                                   ---------  ---------

------------------------

(1) Represents unallocated goodwill, trademarks and tradename resulting from the 1989 leveraged buyout of RJR Tobacco Holdings.

    A reconciliation of consolidated OCC to consolidated income (loss) before income taxes is as follows:

YEARS ENDED DECEMBER 31                                                              1998       1997       1996
---------------------------------------------------------------------------------  ---------  ---------  ---------
Ongoing OCC......................................................................  $   1,583  $   1,474  $   1,421
Items excluded from OCC:
  Goodwill and trademark amortization............................................       (366)      (366)      (366)
  Interest and debt expense......................................................       (426)      (433)      (462)
  Other income (expense), net....................................................        (28)       (32)       (30)
  Tobacco settlement and related expenses........................................     (1,442)      (359)        --
  Restructuring expenses and related costs.......................................         --        (80)        --
                                                                                   ---------  ---------  ---------
    Income (loss) before income taxes............................................  $    (679) $     204  $     563
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    OTHER INFORMATION:

  YEARS ENDED DECEMBER 31                                                                     1998       1997       1996
------------------------------------------------------------------------------------------  ---------  ---------  ---------
  Advertising expense.....................................................................  $     245  $     195  $     137
  Research and development expense........................................................         64         62         65
  Rent expense............................................................................         49         47         41

NOTE 14--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                 FIRST     SECOND      THIRD     FOURTH
                                                                               ---------  ---------  ---------  ---------
1998(1)
  Net sales..................................................................  $   1,213  $   1,435  $   1,531  $   1,537
  Operating income (loss)....................................................        (72)       164        325       (642)
  Income (loss) from continuing operations...................................       (141)       (14)       121       (485)
  Income (loss) from discontinued operations.................................        133       (100)        49        (79)
  Net income (loss)..........................................................         (8)      (114)       170       (564)
Per share data:(3)
  Basic income (loss) per share:
    Continuing operations....................................................      (1.30)      (.13)      1.11      (4.46)
    Operations of discontinued businesses....................................       1.22       (.92)       .45       (.73)
    Net income (loss)........................................................       (.08)     (1.05)      1.56      (5.19)
  Diluted income (loss) per share:
    Continuing operations....................................................      (1.30)      (.13)      1.11      (4.46)
    Operations of discontinued businesses....................................       1.22       (.92)       .45       (.73)
    Net income (loss)........................................................       (.08)     (1.05)      1.56      (5.19)


                                                                                 FIRST     SECOND      THIRD     FOURTH
                                                                               ---------  ---------  ---------  ---------
1997(2)
  Net sales..................................................................  $   1,114  $   1,254  $   1,332  $   1,344
  Operating income...........................................................        282        297         57         33
  Income (loss) from continuing operations...................................         69         79        (57)       (72)
  Income (loss) from discontinued operations.................................        156        181        187       (110)
  Net income (loss)..........................................................        225        260        130       (182)
Per share data:(3)
  Basic income (loss) per share:
    Continuing operations....................................................        .63        .73       (.52)      (.66)
    Discontinued operations..................................................       1.44       1.67       1.72      (1.01)
    Net income (loss)........................................................       2.07       2.40       1.20      (1.67)
  Diluted income (loss) per share:
    Continuing operations....................................................        .63        .73       (.52)      (.66)
    Discontinued operations..................................................       1.44       1.67       1.72      (1.01)
    Net income (loss)........................................................       2.07       2.40       1.20      (1.67)

--------------------------

(1) The first quarter of 1998 includes $312 million, $199 million after-tax, related to the agreements reached by RJR Tobacco Company with the state of Minnesota and Blue Cross and Blue Shield of Minnesota, as well as other settlement related costs.

   The second quarter of 1998 includes $145 million, $97 million after-tax, of additional tobacco settlement charges relating to certain prior state settlement agreements.

   The fourth quarter of 1998 includes $985 million, $632 million after-tax, of tobacco settlement and related charges as a result of the Master Settlement Agreement.

(2) The third quarter of 1997 includes $219 million, $133 million after-tax, related to the settlement agreements reached by RJR Tobacco Company with the Florida and Mississippi state attorneys general and in certain class action cases.

   The fourth quarter of 1997 includes $80 million, $52 million after-tax, of restructuring expense and $140 million, $85 million after-tax, related to the settlement agreement reached by RJR Tobacco Company with the Texas state attorney general.

(3) Earnings per share is computed independently for each of the periods presented; therefore, the sum of the earnings per share amounts for the quarters may not equal the total for the year.

NOTE 15--CONDENSED CONSOLIDATING FINANCIAL INFORMATION

    The following condensed consolidating financial statements of RJR Tobacco Holdings include the accounts and activities of RJR Tobacco Holdings (the issuer of the notes described in this prospectus), RJR Tobacco Company (the guarantor of the notes) and the subsidiaries of RJR Tobacco Holdings and RJR Tobacco Company that are not guarantors of the notes and elimination adjustments.

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998

                                                  ISSUER     GUARANTOR    NON-GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                                 ---------  -----------  -----------------  -------------  -------------
                                                                          (DOLLARS IN MILLIONS)
Net sales......................................  $      --   $   5,663       $      53        $      --      $   5,716
Cost of products sold..........................         --       1,341              12               --          1,353
Selling, advertising, administrative and
  general expenses.............................         27       2,963            (210)              --          2,780
Tobacco settlement and related expenses........         --       1,442              --               --          1,442
Amortization of trademarks and goodwill........         --         260             106               --            366
                                                 ---------  -----------          -----            -----         ------
    Operating income (loss)....................        (27)       (343)            145               --           (225)
Interest and debt expense......................       (426)         --              --               --           (426)
Intercompany interest income (expense), net....        951        (955)              4               --             --
Other income (expense), net....................        (28)         59             (59)              --            (28)
                                                 ---------  -----------          -----            -----         ------
    Income (loss) before income taxes..........        470      (1,239)             90               --           (679)
Provision (benefit) for income taxes...........        124        (315)             31               --           (160)
                                                 ---------  -----------          -----            -----         ------
    Income (loss) before equity in income
      (loss) from subsidiaries from continuing
      operations...............................        346        (924)             59               --           (519)
Equity in income (loss) from subsidiaries from
  continuing operations........................       (865)         59              --              806             --
                                                 ---------  -----------          -----            -----         ------
    Income (loss) from continuing operations...       (519)       (865)             59              806           (519)
Equity in income (loss) from subsidiaries from
  discontinued operations......................          3          60              --              (63)            --
Income from discontinued operations............         --          --               3               --              3
                                                 ---------  -----------          -----            -----         ------
    Net income (loss)..........................  $    (516)  $    (805)      $      62        $     743      $    (516)
                                                 ---------  -----------          -----            -----         ------
                                                 ---------  -----------          -----            -----         ------

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997

                                                  ISSUER     GUARANTOR    NON-GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                                 ---------  -----------  -----------------  -------------  -------------
                                                                          (DOLLARS IN MILLIONS)
Net sales......................................  $      --   $   4,990       $      54        $      --      $   5,044
Cost of products sold..........................         --       1,196              13               --          1,209
Selling, advertising, administrative and
  general expenses.............................         29       2,515            (183)              --          2,361
Tobacco settlement and related expenses........         --         359              --               --            359
Amortization of trademarks and goodwill........         --         260             106               --            366
Restructuring expense..........................         --          80              --               --             80
                                                 ---------  -----------          -----            -----         ------
    Operating income (loss)....................        (29)        580             118               --            669
Interest and debt expense......................       (433)         --              --               --           (433)
Intercompany interest income (expense), net....        970        (971)              1               --             --
Other income (expense), net....................        (28)        180            (184)              --            (32)
                                                 ---------  -----------          -----            -----         ------
    Income (loss) before income taxes..........        480        (211)            (65)              --            204
Provision (benefit) for income taxes...........        165          20              --               --            185
                                                 ---------  -----------          -----            -----         ------
    Income (loss) before equity in income
      (loss) from subsidiaries from continuing
      operations...............................        315        (231)            (65)              --             19
Equity in income (loss) from subsidiaries from
  continuing operations........................       (296)        (65)             --              361             --
                                                 ---------  -----------          -----            -----         ------
    Income (loss) from continuing operations...         19        (296)            (65)             361             19
Equity in income from subsidiaries from
  discontinued operations......................        414          88              --             (502)            --
Income from discontinued operations............         --          --             414               --            414
                                                 ---------  -----------          -----            -----         ------
    Net income (loss)..........................  $     433   $    (208)      $     349        $    (141)     $     433
                                                 ---------  -----------          -----            -----         ------
                                                 ---------  -----------          -----            -----         ------

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996

                                                  ISSUER     GUARANTOR    NON-GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                                 ---------  -----------  -----------------  -------------  -------------
                                                                          (DOLLARS IN MILLIONS)
Net sales......................................  $      --   $   4,646       $      56        $      --      $   4,702
Cost of products sold..........................         --       1,173              13               --          1,186
Selling, advertising, administrative and
  general expenses.............................         29       2,141             (75)              --          2,095
Amortization of trademarks and goodwill........         --         313              53               --            366
                                                 ---------  -----------          -----            -----         ------
    Operating income (loss)....................        (29)      1,019              65               --          1,055
Interest and debt expense......................       (462)         --              --               --           (462)
Intercompany interest income (expense), net....        988        (988)             --               --             --
Other income (expense), net....................        (35)        101             (96)              --            (30)
                                                 ---------  -----------          -----            -----         ------
    Income (loss) before income taxes..........        462         132             (31)              --            563
Provision for income taxes.....................        157         185              (5)              --            337
                                                 ---------  -----------          -----            -----         ------
    Income (loss) before equity in income
      (loss) from subsidiaries from continuing
      operations...............................        305         (53)            (26)              --            226
Equity in income (loss) from subsidiaries from
  continuing operations........................        (79)        (26)             --              105             --
                                                 ---------  -----------          -----            -----         ------
    Income (loss) from continuing operations...        226         (79)            (26)             105            226
Equity in income from subsidiaries from
  discontinued operations......................        440         426              --             (866)            --
Income from discontinued operations............         --          --             440               --            440
                                                 ---------  -----------          -----            -----         ------
    Net income (loss)..........................  $     666   $     347       $     414        $    (761)     $     666
                                                 ---------  -----------          -----            -----         ------
                                                 ---------  -----------          -----            -----         ------

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

                                                  ISSUER     GUARANTOR   NON-GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 ---------  -----------  ---------------  ------------  -------------
                                                                        (DOLLARS IN MILLIONS)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
  Net income (loss)............................  $    (516)  $    (805)     $      62      $      743     $    (516)
  Less equity in (income) loss from
    subsidiaries from discontinued operations..         (3)        (60)            --              63            --
  Less income from discontinued operations.....         --          --             (3)             --            (3)
                                                 ---------  -----------  ---------------  ------------       ------
  Income (loss) from continuing operations.....       (519)       (865)            59             806          (519)

  Adjustments to reconcile net income (loss) to
    net cash flows from operating activities:
    Depreciation and amortization..............          2         390            106              --           498
    Deferred income tax benefit................        (47)       (290)           (37)             --          (374)
    Equity in (income) loss from subsidiaries,
      net of income taxes......................        865         (59)            --            (806)           --
    Tobacco settlement and related expenses,
      net of cash payments.....................         --         803             --              --           803
    Restructuring and restructuring-related
      expenses, net of cash payments...........         --         (41)            --              --           (41)
  Other changes that provided (used) cash:
    Accounts and notes receivable..............          3         (11)             3              --            (5)
    Inventories................................         --         106             --              --           106
    Accounts payable and accrued liabilities,
      including income taxes...................        (85)         (9)            --              --           (94)
    Other, net.................................        (34)         26              1              --            (7)
                                                 ---------  -----------  ---------------  ------------       ------
    Total adjustments..........................        704         915             73            (806)          886
  Net cash flows from continuing operating
    activities.................................        185          50            132              --           367
  Net cash flows with discontinued operations..        159          39              4              --           202
                                                 ---------  -----------  ---------------  ------------       ------
  Net cash flows from operating activities.....        344          89            136              --           569
                                                 ---------  -----------  ---------------  ------------       ------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
  Capital expenditures.........................         (1)        (46)            --              --           (47)
  Divestitures of certain assets...............         --           4             --              --             4
                                                 ---------  -----------  ---------------  ------------       ------
    Net cash flows used in investing
      activities...............................         (1)        (42)            --              --           (43)
                                                 ---------  -----------  ---------------  ------------       ------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
  Repayments of long-term debt.................        (68)         --             --              --           (68)
  Increase in short-term borrowings............         62          --             --              --            62
  Dividends paid to NGH........................       (607)         --             --              --          (607)
  Other, net...................................        170         (32)          (136)             --             2
                                                 ---------  -----------  ---------------  ------------       ------
    Cash flows used in financing activities....       (443)        (32)          (136)             --          (611)
                                                 ---------  -----------  ---------------  ------------       ------
    Net change in cash and cash equivalents....       (100)         15             --              --           (85)
  Cash and cash equivalents at beginning of
    period.....................................        140         (55)            --              --            85
                                                 ---------  -----------  ---------------  ------------       ------
  Cash and cash equivalents at end of period...  $      40   $     (40)     $      --      $       --     $      --
                                                 ---------  -----------  ---------------  ------------       ------
                                                 ---------  -----------  ---------------  ------------       ------

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

                                                  ISSUER     GUARANTOR   NON-GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 ---------  -----------  ---------------  ------------  -------------
                                                                        (DOLLARS IN MILLIONS)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
  Net income (loss)............................  $     433   $    (208)     $     349      $     (141)    $     433
  Less equity in (income) loss from
    subsidiaries from discontinued operations..       (414)        (88)            --             502            --
  Less income from discontinued operations.....         --          --           (414)             --          (414)
                                                 ---------  -----------  ---------------  ------------       ------
  Income (loss) from continuing operations.....         19        (296)           (65)            361            19

  Adjustments to reconcile net income (loss) to
    net cash flows from operating activities:
    Depreciation and amortization..............          3         399            106              --           508
    Deferred income tax expense (benefit)......          7        (106)           (34)             --          (133)
    Equity in (income) loss from subsidiaries,
      net of income taxes......................        296          65             --            (361)           --
    Tobacco settlement and related expenses,
      net of cash payments.....................         --         226             --              --           226
    Restructuring and restructuring-related
      expenses, net of cash payments...........         --          52             --              --            52
  Other changes that provided (used) cash:
    Accounts and notes receivable..............         23          (2)             3              --            24
    Inventories................................         --          97             --              --            97
    Accounts payable and accrued liabilities,
      including income taxes...................        (19)       (108)           (39)             --          (166)
    Other, net.................................         15         (30)            16              --             1
                                                 ---------  -----------  ---------------  ------------       ------
    Total adjustments..........................        325         593             52            (361)          609
  Net cash flows from continuing operating
    activities.................................        344         297            (13)             --           628
  Net cash flows with discontinued operations..        515        (173)             9              --           351
                                                 ---------  -----------  ---------------  ------------       ------
  Net cash flows from operating activities.....        859         124             (4)             --           979
                                                 ---------  -----------  ---------------  ------------       ------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
  Capital expenditures.........................         --         (57)            --              --           (57)
  Divestitures of certain assets...............         --          11             --              --            11
                                                 ---------  -----------  ---------------  ------------       ------
    Net cash flows used in investing
      activities...............................         --         (46)            --              --           (46)
                                                 ---------  -----------  ---------------  ------------       ------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt.....        345          --             --              --           345
  Repayments of long-term debt.................        (28)         --             --              --           (28)
  Decrease in short-term borrowings............       (331)         --             --              --          (331)
  Dividends paid to NGH........................       (834)         --             --              --          (834)
  Other, net...................................         80         (84)             4              --            --
                                                 ---------  -----------  ---------------  ------------       ------
    Cash flows from (used in) financing
      activities...............................       (768)        (84)             4              --          (848)
                                                 ---------  -----------  ---------------  ------------       ------
    Net change in cash and cash equivalents....         91          (6)            --              --            85
  Cash and cash equivalents at beginning of
    period.....................................         49         (49)            --              --            --
                                                 ---------  -----------  ---------------  ------------       ------
  Cash and cash equivalents at end of period...  $     140   $     (55)     $      --      $       --     $      85
                                                 ---------  -----------  ---------------  ------------       ------
                                                 ---------  -----------  ---------------  ------------       ------

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996

                                                 ISSUER     GUARANTOR   NON-GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                ---------  -----------  ---------------  ------------  ------------
                                                                       (DOLLARS IN MILLIONS)
CASH FLOWS FROM (USED IN) OPERATING
 ACTIVITIES:
  Net income (loss)...........................  $     666   $     347      $     414      $     (761)   $      666
  Less equity in (income) loss from
    subsidiaries from discontinued
    operations................................       (440)       (426)            --             866            --
  Less income from discontinued operations....         --          --           (440)             --          (440)
                                                ---------  -----------  ---------------  ------------  ------------
  Income (loss) from continuing operations....        226         (79)           (26)            105           226
  Adjustments to reconcile net income (loss)
  to net cash flows from operating activities:
    Depreciation and amortization.............          2         479             53              --           534
    Deferred income tax benefit...............         (8)        (33)           (20)             --           (61)
    Equity in (income) loss from subsidiaries,
      net of income taxes.....................         79          26             --            (105)           --
  Restructuring and restructuring-related
    expenses, net of cash payments............         --         (66)            --              --           (66)
  Other changes that provided (used) cash:
    Accounts and notes receivable.............         18           8              8              --            34
    Inventories...............................         --         244              1              --           245
    Accounts payable and accrued liabilities,
      including income taxes..................        (73)       (212)             9              --          (276)
    Other, net................................         72          22            (65)             --            29
                                                ---------  -----------  ---------------  ------------  ------------
    Total adjustments.........................         90         468            (14)           (105)          439
  Net cash flows from continuing operating
    activities................................        316         389            (40)             --           665
  Net cash flows with discontinued
    operations................................        606         (84)             4              --           526
                                                ---------  -----------  ---------------  ------------  ------------
  Net cash flows from operating activities....        922         305            (36)             --         1,191
                                                ---------  -----------  ---------------  ------------  ------------
CASH FLOWS FROM (USED IN) INVESTING
  ACTIVITIES:
  Capital expenditures........................         (1)        (62)            --              --           (63)
  Divestitures of certain assets..............         --         122             --              --           122
                                                ---------  -----------  ---------------  ------------  ------------
    Net cash flows from (used in) investing
      activities..............................         (1)         60             --              --            59
                                                ---------  -----------  ---------------  ------------  ------------
CASH FLOWS FROM (USED IN) FINANCING
  ACTIVITIES:
  Repayments of long-term debt................       (118)         --             --              --          (118)
  Increase in short-term borrowings...........        (24)         --             --              --           (24)
  Dividends paid to NGH.......................     (1,108)         --             --              --        (1,108)
  Other, net..................................        259        (295)            36              --            --
                                                ---------  -----------  ---------------  ------------  ------------
    Cash flows from (used in) financing
      activities..............................       (991)       (295)            36              --        (1,250)
                                                ---------  -----------  ---------------  ------------  ------------
    Net change in cash and cash equivalents...        (70)         70             --              --            --
  Cash and cash equivalents at beginning of
    period....................................        119        (119)            --              --            --
                                                ---------  -----------  ---------------  ------------  ------------
  Cash and cash equivalents at end of period..  $      49   $     (49)     $      --      $       --    $       --
                                                ---------  -----------  ---------------  ------------  ------------
                                                ---------  -----------  ---------------  ------------  ------------

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1998

                                                ISSUER     GUARANTOR   NON-GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                               ---------  -----------  ---------------  ------------  ------------
                                                                      (DOLLARS IN MILLIONS)
Cash and cash equivalents....................  $      40   $     (40)     $      --      $       --    $       --
Accounts and notes receivable, net...........         --          58             --              --            58
Inventories..................................         --         529             --              --           529
Prepaid expenses and excise taxes............        475          62             --              --           537
Investment in subsidiaries from discontinued
  businesses.................................      5,961       2,788             --          (8,749)           --
Net assets of discontinued businesses........         --          --          5,961              --         5,961
                                               ---------  -----------       -------     ------------  ------------
Total current assets.........................      6,476       3,397          5,961          (8,749)        7,085

Property, plant and equipment, net...........          3       1,112             --              --         1,115
Trademarks, net..............................         --          --          3,176              --         3,176
Goodwill, net................................          6       7,823             --              --         7,829
Other assets and deferred charges............         78         118             --              --           196
Intercompany note receivable.................     10,073          --            177         (10,250)           --
Intercompany receivable (payable), net.......      2,244          (4)        (2,240)             --            --
Investment in subsidiaries from continuing
  operations.................................     (2,998)          2             --           2,996            --
                                               ---------  -----------       -------     ------------  ------------
Total assets.................................  $  15,882   $  12,448      $   7,074      $  (16,003)   $   19,401
                                               ---------  -----------       -------     ------------  ------------
                                               ---------  -----------       -------     ------------  ------------

Short-term borrowings........................  $      29   $      --      $      --      $       --    $       29
Accounts payable.............................         --          53             --              --            53
Accrued liabilities..........................        160       1,351             --              --         1,511
Current maturities of long-term debt.........         62          --             --              --            62
Income taxes accrued.........................        313        (148)            --              --           165
                                               ---------  -----------       -------     ------------  ------------
Total current liabilities....................        564       1,256             --              --         1,820

Long-term debt (less current maturities).....      4,861          --             --              --         4,861
Intercompany note payable....................         --      10,250             --         (10,250)           --
Other noncurrent liabilities.................         44         887             --              --           931
Deferred income taxes........................        527         265          1,111              --         1,903

Common stock.................................          1         200             --            (200)            1
Paid-in capital..............................     10,861       1,785          6,354          (8,139)       10,861
Retained earnings (accumulated deficit)......       (516)     (1,981)            --           1,981          (516)
Accumulated other comprehensive income:
  Cumulative translation adjustment..........       (441)       (214)          (391)            605          (441)
  Minimum pension liability..................        (19)         --             --              --           (19)
                                               ---------  -----------       -------     ------------  ------------
  Total stockholder's equity.................      9,886        (210)         5,963          (5,753)        9,886
                                               ---------  -----------       -------     ------------  ------------
Total liabilities and stockholder's equity...  $  15,882   $  12,448      $   7,074      $  (16,003)   $   19,401
                                               ---------  -----------       -------     ------------  ------------
                                               ---------  -----------       -------     ------------  ------------

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                                ISSUER     GUARANTOR   NON-GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                               ---------  -----------  ---------------  ------------  ------------
                                                                      (DOLLARS IN MILLIONS)
Cash and cash equivalents....................  $     140   $     (55)     $      --      $       --    $       85
Accounts and notes receivable, net...........          3          47              2              --            52
Inventories..................................         --         635             --              --           635
Prepaid expenses and excise taxes............        111          79             --              --           190
Investment in subsidiaries from discontinued
  businesses.................................        973         983             --          (1,956)           --
Net assets of discontinued businesses........         --          --            973              --           973
                                               ---------  -----------       -------     ------------  ------------
Total current assets.........................      1,227       1,689            975          (1,956)        1,935

Property, plant and equipment, net...........          5       1,410             --              --         1,415
Trademarks, net..............................         --          --          3,281              --         3,281
Goodwill, net................................          3       8,083             --              --         8,086
Other assets and deferred charges............        125         113             --              --           238
Intercompany note receivable.................     10,275          --             20         (10,295)           --
Intercompany receivable (payable), net.......      2,213         (61)        (2,152)             --            --
Investment in subsidiaries from continuing
  operations.................................     (2,179)          2             --           2,177            --
Investment in subsidiaries from discontinued
  businesses.................................      5,296       1,853             --          (7,149)           --
Net assets of discontinued businesses........         --          --          5,296              --         5,296
                                               ---------  -----------       -------     ------------  ------------
Total assets.................................  $  16,965   $  13,089      $   7,420      $  (17,223)   $   20,251
                                               ---------  -----------       -------     ------------  ------------
                                               ---------  -----------       -------     ------------  ------------

Accounts payable.............................  $       2   $      93      $      --      $       --    $       95
Accrued liabilities..........................        169         860             --              --         1,029
Income taxes accrued.........................        115          17             --              --           132
                                               ---------  -----------       -------     ------------  ------------
Total current liabilities....................        286         970             --              --         1,256

Long-term debt (less current maturities).....      4,944          --             --              --         4,944
Intercompany note payable....................         --      10,295             --         (10,295)           --
Other noncurrent liabilities.................         82         773             --              --           855
Deferred income taxes........................        574         394          1,149              --         2,117

Common stock.................................          1         200             --            (200)            1
Paid-in capital..............................     11,491       1,792          6,612          (8,404)       11,491
Retained earnings (accumulated deficit)......         --      (1,114)            --           1,114            --
Accumulated other comprehensive income:
  Cumulative translation adjustment..........       (391)       (221)          (341)            562          (391)
  Minimum pension liability..................        (22)         --             --              --           (22)
                                               ---------  -----------       -------     ------------  ------------
  Total stockholder's equity.................     11,079         657          6,271          (6,928)       11,079
                                               ---------  -----------       -------     ------------  ------------
Total liabilities and stockholder's equity...  $  16,965   $  13,089      $   7,420      $  (17,223)   $   20,251
                                               ---------  -----------       -------     ------------  ------------
                                               ---------  -----------       -------     ------------  ------------

NOTE 16--SUBSEQUENT EVENTS

    DISCONTINUED OPERATIONS

    On March 9, 1999, RJR Tobacco Holdings and RJR Tobacco Company entered into a definitive agreement to sell the international tobacco business for approximately $8 billion, including the assumption of approximately $200 million of net debt, to Japan Tobacco Inc. The sale was substantially completed on May 12, 1999. Under the terms of the agreement, Japan Tobacco acquired substantially all of the business including intellectual property rights of the international tobacco business, including the international rights to the CAMEL, WINSTON and SALEM brand names. Proceeds from the sale have been used to reduce the debt of RJR Tobacco Holdings and for general corporate purposes. RJR Tobacco Holdings expects that this debt reduction will substantially strengthen the financial position of RJR Tobacco Holdings and RJR Tobacco Company.

    Also on March 9, 1999, NGH announced that its board of directors had approved a plan to separate the domestic tobacco business conducted by RJR Tobacco Company, from the food business conducted by Nabisco's operating subsidiaries. Under the plan, the separation was accomplished by the transfer of RJR Tobacco Holdings' 80.5% interest in Nabisco, together with approximately $1.6 billion in after-tax proceeds from the international tobacco sale, to NGH through a merger transaction that is intended to be tax-free and which occurred on May 18, 1999, followed by a spin-off to NGH stockholders of shares in RJR Tobacco Holdings that is intended to be tax-free.

    On May 12, 1999, NGH's board of directors approved the spin-off, which occurred on June 14, 1999. NGH will continue to exist as a holding company, owning 80.5% of Nabisco. Nabisco Group Holdings Corp. and Nabisco will each continue to trade as separate companies on The New York Stock Exchange and shares of RJR Tobacco Holdings, as the owner of 100% of RJR Tobacco Company, will also trade separately.

    The operating results of the international tobacco business and Nabisco are segregated and reported as discontinued operations in the accompanying consolidated financial statements. Prior period financial statements have been reclassified to conform to the current year presentation.

    Summarized operating results of the discontinued operations are as follows:

                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
Net sales....................................................  $  11,321  $  12,013  $  12,361
Provision for income taxes...................................        179        381        282
Net income...................................................          3        414        440

    Assets and liabilities of the discontinued businesses are as follows:

                                                                 1998       1997
                                                               ---------  ---------
Current assets...............................................  $   3,357  $   3,659
Property, plant and equipment, net...........................      4,183      4,524
Trademarks and goodwill, net.................................      7,710      8,277
Other assets and deferred charges............................        227        215
Current liabilities..........................................     (2,685)    (2,686)
Long-term debt (less current maturities).....................     (3,794)    (4,512)
Minority interest in Nabisco.................................       (752)      (812)
Deferred income taxes........................................     (1,195)    (1,343)
Other noncurrent liabilities.................................     (1,090)    (1,053)
                                                               ---------  ---------
  Net assets of discontinued businesses......................  $   5,961  $   6,269
                                                               ---------  ---------
                                                               ---------  ---------

NOTE 17--DEPARTMENT OF JUSTICE LAWSUIT

    On September 22, 1999, the U.S. Department of Justice brought an action in the United States District Court for the District of Columbia against various industry members, including RJR Tobacco Company. The government seeks to recover federal funds expended in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related and, in addition, seeks, pursuant to the federal RICO Act, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering "enterprise". RJR Tobacco Company believes that it has a number of valid defenses to this action and intends to defend this action vigorously.

    RJR Tobacco Holdings believes that, notwithstanding the quality of defenses available to RJR Tobacco Company in this litigation matter, it is possible that the results of operations or cash flows of RJR Tobacco Holdings in particular quarterly or annual periods or the financial condition of RJR Tobacco Holdings could be materially affected by the ultimate outcome of this pending litigation matter, including litigation costs. Management is unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate.

                            ------------------------

             UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             FOR THREE MONTHS ENDED
                            MARCH 31, 1999 AND 1998

             UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                    THREE MONTHS    THREE MONTHS
                                                                                       ENDED           ENDED
                                                                                   MARCH 31, 1999  MARCH 31, 1998
                                                                                   --------------  --------------
NET SALES*.......................................................................    $    1,693      $    1,213
                                                                                   --------------  --------------
Costs and expenses:
  Cost of products sold* (note 1)................................................           750             318
  Selling, advertising, administrative and general expenses......................           673             564
  Tobacco settlement and related expenses (notes 1 and 4)........................            --             312
  Amortization of trademarks and goodwill........................................            92              91
                                                                                   --------------  --------------
    OPERATING INCOME (LOSS)......................................................           178             (72)
Interest and debt expense........................................................          (105)           (107)
Other income (expense), net......................................................            (7)             (5)
                                                                                   --------------  --------------
    INCOME (LOSS) BEFORE INCOME TAXES............................................            66            (184)
Provision (benefit) for income taxes.............................................            36             (43)
                                                                                   --------------  --------------
    INCOME (LOSS) FROM CONTINUING OPERATIONS.....................................            30            (141)
Income from operations of discontinued businesses, net of income taxes...........            65             133
                                                                                   --------------  --------------
  NET INCOME (LOSS)..............................................................    $       95      $       (8)
                                                                                   --------------  --------------
                                                                                   --------------  --------------
BASIC NET INCOME (LOSS) PER SHARE:
  Income (loss) from continuing operations.......................................    $      .28      $    (1.30)
  Income from operations of discontinued businesses..............................    $      .60      $     1.22
  Net income (loss)..............................................................    $      .88      $     (.08)
DILUTED NET INCOME (LOSS) PER SHARE:
  Income (loss) from continuing operations.......................................    $      .28      $    (1.30)
  Income from operations of discontinued businesses..............................    $      .60      $     1.22
  Net income (loss)..............................................................    $      .88      $     (.08)
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (IN THOUSANDS):
  Basic..........................................................................       108,691         108,691
  Diluted........................................................................       108,691         108,691

------------------------

* Excludes excise taxes of $260 million and $304 million for the three months ended March 31, 1999 and 1998, respectively.

       SEE NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                                    THREE MONTHS    THREE MONTHS
                                                                                       ENDED           ENDED
                                                                                   MARCH 31, 1999  MARCH 31, 1998
                                                                                   --------------  --------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
  Net income (loss)..............................................................    $       95      $       (8)
  Less income from discontinued operations.......................................           (65)           (133)
                                                                                        -------         -------
  Income (loss) from continuing operations.......................................            30            (141)
                                                                                        -------         -------
  Adjustments to reconcile net income (loss) to net cash flows from
    (used in) operating activities:
      Depreciation and amortization..............................................           121             126
      Deferred income tax benefit................................................           (46)            (48)
      Changes in working capital items, net......................................           462            (261)
      Initial, upfront tobacco settlement and related expenses, net of cash
        payments.................................................................          (316)            265
      Other, net.................................................................            (3)             --
                                                                                        -------         -------
        Total adjustments........................................................           218              82
                                                                                        -------         -------
    Net cash flows from (used in) continuing operating activities................           248             (59)
    Net cash flows with discontinued operations..................................          (171)           (111)
                                                                                        -------         -------
    Net cash flows from (used in) operating activities...........................            77            (170)
                                                                                        -------         -------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
  Capital expenditures...........................................................           (10)            (10)
                                                                                        -------         -------
    Net cash flows used in investing activities..................................           (10)            (10)
                                                                                        -------         -------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
  Increase (decrease) in short-term borrowings...................................           (62)             95
                                                                                        -------         -------
    Net cash flows from (used in) financing activities...........................           (62)             95
                                                                                        -------         -------
    Net change in cash and cash equivalents......................................             5             (85)
Cash and cash equivalents at beginning of period.................................            --              85
                                                                                        -------         -------
Cash and cash equivalents at end of period.......................................    $        5      $       --
                                                                                        -------         -------
                                                                                        -------         -------
Income taxes paid, net of refunds................................................    $       --      $       84
Interest paid....................................................................    $      125      $      124
Tobacco settlement payments......................................................    $      316      $       47

       SEE NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                                MARCH 31, 1999  DECEMBER 31, 1998
                                                                                --------------  -----------------
ASSETS
Current assets:
  Cash and cash equivalents...................................................    $        5        $      --
  Accounts and notes receivable, net..........................................            46               58
  Inventories.................................................................           527              529
  Prepaid expenses and excise taxes...........................................           751              537
  Net assets of discontinued businesses (note 5)..............................         5,930            5,961
                                                                                     -------          -------
      TOTAL CURRENT ASSETS....................................................         7,259            7,085
                                                                                     -------          -------
Property, plant and equipment, net............................................         1,101            1,115
Trademarks, net...............................................................         3,150            3,176
Goodwill, net.................................................................         7,759            7,829
Other assets and deferred charges.............................................           207              196
                                                                                     -------          -------
                                                                                  $   19,476        $  19,401
                                                                                     -------          -------
                                                                                     -------          -------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term borrowings.......................................................    $       --        $      29
  Accounts payable and accrued liabilities....................................         1,646            1,564
  Current maturities of long-term debt........................................           123               62
  Income taxes accrued........................................................           267              165
                                                                                     -------          -------
      TOTAL CURRENT LIABILITIES...............................................         2,036            1,820
                                                                                     -------          -------
Long-term debt (less current maturities)......................................         4,743            4,861
Other noncurrent liabilities..................................................           925              931
Deferred income taxes.........................................................         1,898            1,903
Contingencies (note 4)
Stockholder's equity:
  Common stock (108,691,347 shares issued and outstanding)....................             1                1
  Paid-in capital.............................................................        10,860           10,861
  Retained earnings (accumulated deficit).....................................          (421)            (516)
  Accumulated other comprehensive income (loss)...............................          (566)            (460)
                                                                                     -------          -------
        TOTAL STOCKHOLDER'S EQUITY............................................         9,874            9,886
                                                                                     -------          -------
                                                                                  $   19,476        $  19,401
                                                                                     -------          -------
                                                                                     -------          -------

       SEE NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 1 -- INTERIM REPORTING

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of RJR Tobacco Holdings and its wholly-owned subsidiary, RJR Tobacco Company.

    In management's opinion, the accompanying unaudited consolidated condensed financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented. You should read the consolidated condensed financial statements in conjunction with the restated consolidated financial statements and footnotes of RJR Tobacco Holdings for the year ended December 31, 1998.

    For interim reporting purposes, specific costs and expenses are charged to operations in proportion to the estimated total annual amount expected to be incurred.

    The account balances and activities of the international tobacco business and Nabisco are segregated and reported as discontinued operations in the accompanying consolidated condensed financial statements. In addition, financial data for all periods has been restated to give effect to the number of shares issued in connection with the distribution of RJR Tobacco Holdings common stock to Nabisco Group Holdings stockholders. See note 5 for further discussion.

    RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

    On January 1, 1999, RJR Tobacco Holdings adopted SOP No. 98-5, Reporting on the Costs of Start-Up Activities. SOP No. 98-5 established standards on accounting for start-up and organization costs and, in general, requires such costs to be expensed as incurred. The adoption of SOP No. 98-5 did not have a material effect on RJR Tobacco Holdings' financial position or results of operations.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    During the second quarter of 1998, the Financial Accounting Standards Board issued SFAS No. 133, which must be adopted by January 1, 2000, with early adoption permitted. SFAS No. 133 requires that all derivative instruments be recorded on the consolidated balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. RJR Tobacco Holdings has not yet determined the timing of adoption or the impact that adoption or subsequent application of SFAS No. 133 will have on its financial position or results of operations.

    COMPREHENSIVE INCOME

    Total comprehensive income for the three months ended March 31, 1999 and 1998 was $(11) million and $(8) million, respectively. Total comprehensive income includes net income (loss), foreign currency translation adjustments and minimum pension liability adjustments.

    RESTRUCTURING EXPENSE

    In the fourth quarter of 1997, RJR Tobacco Company recorded a pre-tax restructuring expense of $80 million, $52 million after-tax, to reorganize its operations. For the three months ended March 31, 1999, $3 million of the restructuring accruals were utilized for employee severance and related benefits. All of the charges applied against the reserve were cash expenditures.

    TOBACCO SETTLEMENT AND RELATED EXPENSES

    In the first quarter of 1998, RJR Tobacco Company recorded $312 million, $199 million after-tax, for initial, upfront tobacco settlement costs relating to the agreements between RJR Tobacco Company and the Minnesota state attorney general and Blue Cross and Blue Shield of Minnesota. Ongoing tobacco settlement costs recorded in the first quarter of 1999 are included in cost of products sold.

    In the fourth quarter of 1998, RJR Tobacco Company recorded a $151 million expense for a workforce reduction of approximately 1,300 employees in response to changing business conditions which will likely result from the multi-state settlement agreement signed in November 1998. For the three months ended March 31, 1999, RJR Tobacco Company incurred $5 million of payments, which were applied against the reserve.

NOTE 2 -- INVENTORIES

    The major classes of inventory are as follows:

                                                                    MARCH 31,    DECEMBER 31,
                                                                      1999           1998
                                                                  -------------  -------------
Finished products...............................................    $      95      $      94
Leaf tobacco....................................................          326            334
Raw materials...................................................           24             26
Other...........................................................           82             75
                                                                       ------         ------
                                                                    $     527      $     529
                                                                       ------         ------
                                                                       ------         ------

NOTE 3 -- ADDITIONAL INFORMATION

    RJR Tobacco Company's management evaluates the performance of its business based upon ongoing OCC. OCC is operating income before amortization of trademarks and goodwill, restructuring expenses and other items deemed unusual by management. These items include initial, upfront tobacco settlement and related costs in 1998.

    SEGMENT PROFIT (LOSS) INFORMATION:

THREE MONTHS ENDED MARCH 31                                                                     1999       1998
--------------------------------------------------------------------------------------------  ---------  ---------
Ongoing OCC:
  RJR Tobacco Company.......................................................................  $     290  $     351
  Corporate.................................................................................        (20)       (20)
                                                                                              ---------  ---------
    Consolidated OCC........................................................................  $     270  $     331
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    A reconciliation of consolidated OCC to consolidated income before income taxes is as follows:

THREE MONTHS ENDED MARCH 31                                                                     1999       1998
--------------------------------------------------------------------------------------------  ---------  ---------
Ongoing OCC.................................................................................  $     270  $     331
Items excluded from OCC:
  Goodwill and trademark amortization.......................................................        (92)       (91)
  Interest and debt expense.................................................................       (105)      (107)
  Other income (expense), net...............................................................         (7)        (5)
  Tobacco settlement and related expenses...................................................         --       (312)
                                                                                              ---------  ---------
    Income (loss) before income taxes.......................................................  $      66  $    (184)
                                                                                              ---------  ---------
                                                                                              ---------  ---------

NOTE 4 -- CONTINGENCIES

TOBACCO LITIGATION

    OVERVIEW. Various legal actions, proceedings and claims are pending or may be instituted against RJR Tobacco Company or its affiliates or indemnitees, among which are those claiming that lung cancer and other diseases as well as addiction have resulted from the use of or exposure to RJR Tobacco Company's tobacco products. During the first quarter of 1999, 35 new actions were served against RJR Tobacco Company and/or its affiliates or indemnitees, as against 72 in the first quarter of 1998, and 49 actions were dismissed or otherwise resolved in favor of RJR Tobacco Company and/or its affiliates or indemnitees without trial. In recent years, there have been noteworthy increases in the number of cases pending. On March 31, 1999, there were 647 active cases pending, as compared with 550 on March 31, 1998 and 278 on March 31, 1997. As of May 14, 1999, 653 active cases were pending against RJR Tobacco Company and/or its affiliates or indemnitees: 649 in the United States; one in each of Canada, the Marshall Islands, Nigeria and Puerto Rico.

    The U.S. cases are pending in 41 U.S. states and the District of Columbia, although four states -- West Virginia, Florida, New York and California -- account for approximately 61% of these cases. The breakdown is as follows: 122 in West Virginia; 110 in New York; 107 in Florida; 55 in California; 34 in Massachusetts; 25 in Louisiana; 18 in Texas; 17 in Tennessee; 16 in Pennsylvania; 15 in the District of Columbia; 11 in New Jersey; ten in Alabama; nine in each of Illinois and Mississippi; seven in each of Iowa and Ohio; five in each of Indiana, Maryland, Minnesota, Missouri and Nevada; four in each of Arkansas, Georgia, Oklahoma and Rhode Island; three in each of Arizona, New Mexico, Virginia, Washington and Wisconsin; two in each of Colorado, Hawaii, Kentucky, Michigan, North Carolina, North Dakota, South Carolina, South Dakota and Utah; and one in each of Kansas, New Hampshire, and Oregon. Of the 649 active U.S. cases, 170 are pending in federal court, 474 in state court and five in tribal courts. Most of these cases were brought by individual plaintiffs, but a significant number, discussed below, seek recovery on behalf of third parties or large classes of claimants.

    THEORIES OF RECOVERY. The plaintiffs in these actions seek recovery on a variety of legal theories, including, among others, strict liability in tort, design defect, negligence, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, aiding and abetting, unjust enrichment, antitrust, RICO, indemnity, medical monitoring and common law public nuisance. In a number of cases, plaintiffs specifically plead punitive damages, often in amounts ranging into the hundreds of millions or even billions of dollars, in addition to compensatory and other damages. Nine of the 653 active cases in the United States involve alleged non-smokers claiming injuries purportedly resulting from exposure to environmental tobacco smoke. Fifty-nine cases purport to be class actions on behalf of thousands of individuals. Purported classes include individuals claiming to be addicted to cigarettes, individuals and their estates claiming illness and death from cigarette smoking, persons making claims based on alleged exposure to environmental tobacco smoke, African-American smokers claiming their civil rights have been violated by the sale of menthol cigarettes, purchasers of cigarettes claiming to have been defrauded and seeking to recover their costs and Blue Cross/Blue Shield subscribers seeking reimbursement for premiums paid. Approximately 103 of the active cases seek, INTER ALIA, recovery of health-related costs paid for treatment of individuals suffering from diseases or conditions allegedly related to tobacco use. Nine, brought by entities administering asbestos liability, seek contribution for the costs of settlements and judgments.

    DEFENSES. The defenses raised by RJR Tobacco Company and/or its affiliates, where applicable, include preemption by the Federal Cigarette Labeling and Advertising Act of some or all such claims arising after 1969; the lack of any defect in the product; assumption of the risk; contributory or comparative fault; lack of proximate cause; and statutes of limitations or repose; and, when applicable, additional statutory, equitable, constitutional and other defenses. RJR Tobacco Holdings and NGH have asserted additional defenses, including jurisdictional defenses, in many of these cases in which they are named.

    INDUSTRY TRIAL RESULTS. Juries have found for plaintiffs in six smoking and health cases in which RJR Tobacco Company was not a defendant. In one of these cases, no damages were awarded and the judgment was affirmed on appeal. The jury awarded plaintiffs $400,000 in another of these cases, CIPOLLONE V. LIGGETT GROUP, INC., but the award was overturned on appeal and the case was subsequently dismissed. In the third of these cases, on August 9, 1996, a Florida jury awarded damages of $750,000 to an individual plaintiff. That case, CARTER V. BROWN & WILLIAMSON, was overturned on appeal on June 22, 1998. In another Florida case brought by the same attorney, WIDDICK V. BROWN & WILLIAMSON, a state court jury awarded the plaintiff approximately $1 million in compensatory and punitive damages on June 10, 1998. On January 29, 1999, the Florida Court of Appeals reversed this verdict and ordered a new trial in a different location (Palm Beach County). On February 9-10, 1999, in HENLEY V. PHILIP MORRIS, INC., a San Francisco state court jury awarded an individual smoker $1.5 million in compensatory damages and $50 million in punitive damages. Philip Morris moved to have this verdict set aside or reduced. On April 16, 1999, the trial judge reduced the punitive damages award to $25 million, but otherwise denied Philip Morris' motions. Philip Morris is appealing the verdict. On March 30, 1999, in WILLIAMS V. PHILIP MORRIS, an Oregon state court jury returned a verdict against Philip Morris in the amount of $1.5 million in compensatory damages and $79 million in punitive damages. Although the judge in this case has reduced the punitive damages to $32 million, Philip Morris will appeal this verdict as well. The most recent verdict in a non-RJR Tobacco Company individual case was announced on May 13, 1999. In that case, STEELE V. BROWN & WILLIAMSON, a jury in Missouri federal court found that Brown & Williamson was not liable for the death of the plaintiff.

    On May 5, 1997, in an individual case filed against RJR Tobacco Company, CONNOR V. R. J. REYNOLDS TOBACCO CO., brought by the same attorney who represented plaintiffs in the CARTER and WIDDICK cases, a Florida state court jury found no RJR Tobacco Company liability. On October 31, 1997, in still another case, KARBIWNYK V. R. J. REYNOLDS TOBACCO COMPANY, brought by the same attorney, another Florida state court jury found no RJR Tobacco Company liability. On March 19, 1998, an Indiana state court jury found for RJR Tobacco Company, NGH and other defendants in an individual case, DUNN V. RJR NABISCO HOLDINGS CORP., in which plaintiffs sought damages for the alleged harm caused to a non-smoker by environmental tobacco smoke. On March 18, 1999, the jury in an Ohio federal district court found for the defendants, including RJR Tobacco Company, on all counts in a class-action union trust-fund case, IRONWORKERS LOCAL 17 V. PHILIP MORRIS. On May 10, 1999 in NEWCOMB V. R. J. REYNOLDS TOBACCO CO., one of three individual cases in Tennessee state court which had been consolidated for trial, a state-court jury refused to award damages against RJR Tobacco Company or Brown & Williamson. The tobacco company defendants in the other two cases were found to have no liability. Finally, on June 2, 1999, a Mississippi state court jury found in favor of defendants, including RJR Tobacco Company and RJR Tobacco Holdings, in an environmental tobacco smoke case, BUTLER
V. AMERICAN TOBACCO COMPANY. Finally, on July 9, 1999, a Louisiana state court jury found in favor of RJR Tobacco Company and Brown & Williamson as successor to American Tobacco Company in an individual smoker case, GILBOY V. AMERICAN TOBACCO COMPANY.

    CLASS-ACTION SUITS. In May 1996, in an early class action case, CASTANO V. AMERICAN TOBACCO COMPANY, the Fifth Circuit Court of Appeals overturned the certification of a purported nationwide class of persons whose claims related to alleged addiction to tobacco. Since this ruling by the Fifth Circuit, most purported class-action suits have sought certification of statewide, rather than nationwide, classes.

    Putative class-action suits based on claims similar to those asserted in CASTANO have been brought against RJR Tobacco Company, and in some cases RJR Tobacco Holdings, in state and, in a few instances, federal courts in Alabama, Arkansas, California, the District of Columbia (D.C. court), Florida, Hawaii, Illinois, Indiana, Iowa, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New Mexico, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and West Virginia. A putative class action filed in Tennessee seeks reimbursement of Blue Cross/Blue Shield premiums paid by subscribers throughout the United States. On October 19, 1998, a putative class action was filed in federal court in Philadelphia, Pennsylvania, on behalf of "all living Black Americans who have purchased or consumed menthol tobacco products since 1954 (including minors through their legal representatives)" seeking redress of alleged violations of the plaintiffs' civil rights. A purported class action suit against RJR Tobacco Company in New Jersey claims that the marketing of "lights" and "ultralight" cigarettes is deceptive. Plaintiffs have made similar claims in other lawsuits. Other types of class-action suits have also been filed in additional jurisdictions and there are also putative class action suits pending in Canada, Puerto Rico and Nigeria. Most of these suits assert claims on behalf of classes of individuals who claim to be addicted, injured, or at greater risk of injury by the use of tobacco or exposure to environmental tobacco smoke, or are the legal survivors of those persons.

    Despite the marked increase of purported class actions brought against tobacco companies, few purported class actions have been certified, or if certified, have survived on appeal. Most recently, on May 17, 1999 the U.S. Supreme Court declined review of a circuit court decision upholding the denial of class certification in a Pennsylvania medical monitoring case, BARNES V. AMERICAN TOBACCO. On April 12, 1999, in CHAMBERLAIN V. AMERICAN TOBACCO COMPANY, a federal district court in Ohio refused to certify a class of "nicotine-dependent" Ohio residents. On April 13, 1999, in AVALLONE V. AMERICAN TOBACCO COMPANY, a state court judge in New Jersey refused to certify a purported class of casino workers exposed to environmental tobacco smoke. On June 21, 1999, in GEIGER V. AMERICAN TOBACCO COMPANY, a New York State court refused to certify a class of New York State residents who were alleged to have contracted lung and throat cancer as a result of cigarette smoking. On June 29, 1999, in CLAY V. AMERICAN TOBACCO COMPANY, a federal district court in Illinois refused to certify a class of persons in 46 states who "as children, purchased and smoked cigarettes designed, manufactured, promoted or sold by the defendants".

    Class certification was granted in 1998 by a Maryland state court in RICHARDSON V. PHILIP MORRIS. The Maryland Court of Appeals is reviewing that decision. In addition, on November 5, 1998, a Louisiana state appeals court affirmed the certification of a medical monitoring and/or smoking cessation class of Louisiana residents who were smokers on or before May 24, 1996 (SCOTT
V. AMERICAN TOBACCO COMPANY). On February 26, 1999, the Louisiana Supreme Court denied the defendants' petition for writ of certiorari and/or review. Finally, defendants settled another class-action suit, BROIN V. PHILIP MORRIS, in October, 1997. The Florida Court of Appeals denied challenges to this settlement on March 24, 1999 and subsequently denied motions to reconsider.

    Trial is underway in a class-action suit pending in Florida, ENGLE V. R.J. REYNOLDS TOBACCO COMPANY, in which a class consisting of Florida residents or their survivors who claim to have diseases or medical conditions caused by their alleged "addiction" to cigarettes has been certified. The trial is divided into three phases. A jury determination of liability was handed down on July 7, 1999 against RJR Tobacco Company and the other cigarette manufacturer defendants in the initial phase, which included common issues related to liability, general causation and a potential award of or entitlement to punitive damages. We expect that individual liability and damages, if any, will not be determined until a verdict is reached in one or more trials involving the nine named class representatives during the second phase. No actual damages would have to be paid until the end of the trial and the appellate process.

    HEALTH-CARE COST RECOVERY CASES. In June 1994, the Mississippi attorney general brought an action, MOORE V. AMERICAN TOBACCO COMPANY, against various industry members, including RJR Tobacco Company. This case was brought on behalf of the state to recover state funds paid for healthcare and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. By making the State the plaintiff in the case and basing its claims on economic loss rather than personal injury, the State sought to avoid the defenses otherwise available against an individual plaintiff. Following the filing of the MOORE case, most other states, through their attorneys general and/ or other state agencies, sued RJR Tobacco Company and other U.S. cigarette manufacturers based on similar theories. The cigarette manufacturer defendants, including RJR Tobacco Company, settled the first four of these cases scheduled to come to trial, those of Mississippi, Florida, Texas and Minnesota, by separate agreements between the state and those manufacturers in each case.

    On November 23, 1998, the major U.S. cigarette manufacturers, including RJR Tobacco Company, entered into the Master Settlement Agreement with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. The Master Settlement Agreement settles all the health-care cost recovery actions brought by the settling states and contains releases of various additional present and future claims.

    When judicially approved, the Master Settlement Agreement will release RJR Tobacco Company and several of its indemnitees and RJR Tobacco Holdings and NGH from: (1) all claims of the settling states, and their respective political subdivisions and other recipients of state health-care funds, relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products; and (2) all monetary claims relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business.

    The Master Settlement Agreement is scheduled to become effective on the earlier of June 30, 2000 or the date on which final approval of the settlement has been obtained in courts of 80% of the settling states, both by number and percentage share of the settlement payments due. As of June 29, 1999, final approval was obtained in the requisite number of settling states (42), but those states' percentage shares comprise only 54.18%, rather than the necessary 80%, of the payments due.

    Payments for all tobacco litigation settlement agreements currently in effect, including the Master Settlement Agreement and four individual state settlements, will be approximately $1.6 billion in 1999 and will be funded through price increases. RJR Tobacco Company estimates payments in future years to exceed $2.0 billion per year, but these payments will be subject to adjustments based upon, among other things, the volume of cigarettes sold by RJR Tobacco Company, RJR Tobacco Company's market share and inflation.

    On April 20, 1999, the Canadian Province of British Columbia brought a case, similar to the U.S. attorney-general cases, against RJR Tobacco Company and other Canadian and U.S. tobacco companies and their parent companies, including RJR Tobacco Holdings, in British Columbia Provincial Court. This lawsuit relies heavily upon recently enacted legislation in British Columbia which is being separately challenged by Canadian tobacco companies. An agreement has been reached with the government in British Columbia that these separate constitutional challenges will be litigated prior to the health-care recovery action. These constitutional challenges are scheduled to be heard by the Canadian courts in the autumn of 1999.

    UNION CASES. Although the Master Settlement Agreement settled some of the most potentially burdensome health-care cost recovery actions, many other such cases have been brought by other types of plaintiffs. Approximately 70 lawsuits have been brought by union trust funds against cigarette manufacturers and others in the past two years. The funds seek recovery of payments made by them for medical expenses of their participants' union members and their dependents allegedly injured by cigarettes. The claims in these cases are almost identical, and more than 30 of the cases purport to be class actions on behalf of all union trust funds in a particular state.

    The defendants in these actions argue, among other things, the settled law that one who pays an injured person's medical expenses is legally too remote to maintain an action against the person allegedly responsible for the injury. In addition, they argue that the traditional subrogation remedy cannot be supplanted by a direct right of action for the trust fund that strips defendants of the defenses they would ordinarily have against the allegedly injured individual.

    In the first of these cases to be considered by a federal court of appeals, on March 29, 1999, the Third Circuit Court of Appeals affirmed a district court ruling dismissing a case, STEAMFITTERS LOCAL UNION 420 V. PHILIP MORRIS, on remoteness grounds. Then, a week later, the Second Circuit handed down its decision in LABORERS LOCAL 17 V. PHILIP MORRIS, reversing a district court's decision and remanding the case for dismissal, again on remoteness grounds. On July 14, 1999, the U.S. Court of Appeals for the Ninth Circuit affirmed the district court's dismissal in OREGON LABORERS V. PHILIP MORRIS on remoteness and standing grounds. Numerous trial court judges have also dismissed these cases on remoteness grounds, including most recently, on April 29, 1999, a federal district court in Minnesota in LYONS V. PHILIP MORRIS. Nonetheless, in other federal circuits, there are still some union cases that have survived motions to dismiss and that may proceed to trial. Most recently, on March 31, 1999, a federal district court denied defendants' motion to dismiss in UTAH LABORERS V. PHILIP MORRIS. One such case, NORTHWEST LABORERS V. PHILIP MORRIS, is scheduled for trial in a State of Washington federal district court in September 1999.

    The first union case to survive motions to dismiss and go to trial was IRON WORKERS LOCAL NO. 17 V. PHILIP MORRIS. This case, in which a class of approximately 111 union trust funds was certified by a federal district court in Ohio, went to trial on February 22, 1999 on the counts that survived motions to dismiss: state and federal RICO claims and civil conspiracy claims. The federal RICO claim was dismissed during the trial, and after the conclusion of plaintiffs' case, the court directed a verdict dismissing RJR Tobacco Holdings and NGH from the case. On March 18, 1999, the jury in this case returned a unanimous verdict for the defendants, including RJR Tobacco Company, on all remaining counts. On May 11, 1999, the trial court judge denied plaintiffs' motion for a new trial.

    OTHER HEALTH-CARE COST RECOVERY AND AGGREGATED CLAIMS PLAINTIFFS. Native American tribes have filed similar cases, five in tribal courts and one putative class action in San Diego Superior Court. Four groups of health-care insurers, as well as a private entity that purported to self insure its employee health-care programs, have also advanced claims similar to those found in the union health-care cost recovery actions. Two of these "insurer" cases, WILLIAMS & DRAKE V. AMERICAN TOBACCO and REGENCE BLUESHIELD V. PHILIP MORRIS, were dismissed in their entirety on "remoteness" grounds by federal district courts in Pennsylvania and Washington, respectively. In a third "insurers" case, GROUP HEALTH PLAN, INC. V. PHILIP MORRIS, a federal district judge in Minnesota, on April 29, 1999, dismissed all claims, except a state antitrust claim and a conspiracy claim. Five foreign countries have also brought health-care cost recovery suits against RJR Tobacco Company in U.S. courts. Other cost recovery suits have been brought by, among others, local governmental jurisdictions, taxpayers (on behalf of a governmental jurisdiction), a university and a hospital. Finally, nine actions have been filed against RJR Tobacco Company by asbestos companies and/or asbestos-related trust funds based on the theory that the plaintiffs "overpaid" claims brought against them to the extent that tobacco use, not asbestos exposure, was the cause of the alleged personal injuries for which they paid compensation.

    RECENT AND SCHEDULED TRIALS. As of June 11, 1999, there were 5 cases scheduled for trial in 1999 against RJR Tobacco Company alleging injuries relating to tobacco. In addition, one case is currently in progress, the ENGLE case in Florida. Cases against other tobacco company defendants are also scheduled for trial in 1999 and thereafter. Although trial schedules are subject to change and many cases are dismissed before trial, it is likely that there will be an increased number of tobacco cases, some involving claims for possibly billions of dollars, against RJR Tobacco Company and RJR Tobacco Holdings coming to trial over the next year.

    OTHER DEVELOPMENTS. In January of 1999, President Clinton announced that the U.S. Department of Justice is preparing a litigation plan for a lawsuit by the federal government to recover federal healthcare costs associated with cigarette smoking, and press reports have indicated that the Justice Department has engaged a private law firm to assist in such a lawsuit.

    On April 9, 1999, a class action complaint, A.D. BEDELL WHOLESALE CO. V PHILIP MORRIS INC., was filed on behalf of cigarette wholesalers and distributors against RJR Tobacco Company, Philip Morris and Brown & Williamson in the U.S. District Court for the District of Pennsylvania alleging violations of the federal antitrust laws based, in large part, on the Master Settlement Agreement.

    RJR Tobacco Company is aware of grand jury investigations being conducted in New York and Washington, D.C. that relate to the cigarette business. In addition, RJR Tobacco Company received a document subpoena, dated September 17, 1998, from a federal grand jury convened in the Eastern District of Pennsylvania by the Antitrust Division of the Department of Justice. RJR Tobacco Company understands that the grand jury is investigating possible violations of the antitrust laws related to tobacco leaf buying practices. RJR Tobacco Company is responding to the subpoena. RJR Tobacco Company is also responding to document subpoenas dated February 5 and March 10, 1999 arising from a grand jury investigation being conducted in the Western District of New York into the actions of some cigarette retailers and a distributor.

    On December 22, 1998, a now inactive tobacco subsidiary that was part of Reynolds International's business, Northern Brands International, Inc., entered into a plea agreement with the United States Attorney for the Northern District of New York. Northern Brands was charged with aiding and abetting certain customers who brought merchandise into the United States "by means of false and fraudulent practices. . . ." Northern Brands agreed to pay a $10 million forfeiture and a $5.2 million fine and special assessment. In the plea agreement, the U.S. Attorney agreed not to bring additional criminal charges in the Northern District against Northern Brands or its corporate affiliates, including NGH, RJR Tobacco Holdings, RJR Tobacco Company and Reynolds International, for actions from 1985 through 1998 that are related to those that gave rise to the agreement. RJR-MacDonald, Reynolds International's operating company in Canada, is cooperating with an investigation now being conducted by the Royal Canadian Mounted Police relating to the same events that gave rise to the Northern Brands investigation. Management cannot predict whether any other authorities in the United States or Canada will seek to take further actions with regard to these events.

    Litigation is subject to many uncertainties and it is possible that some of the tobacco-related legal actions, proceedings or claims could be decided against RJR Tobacco Company or its affiliates, including RJR Tobacco Holdings, or indemnitees. Determinations of liability or adverse rulings against other cigarette manufacturers that are defendants in similar actions, even if those rulings are not final, could adversely affect the litigation against RJR Tobacco Company or its affiliates or indemnitees and could encourage an increase in the number of those claims. There have been a number of political, legislative, regulatory, and other developments relating to the tobacco industry and cigarette smoking that have received wide media attention, including the Master Settlement Agreement referred to above.

These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the institution of additional similar litigation.

    Although it is impossible to predict the outcome of these events on pending litigation and the rate at which new lawsuits are filed against RJR Tobacco Company and RJR Tobacco Holdings, a significant increase in litigation and/or in adverse outcomes for tobacco defendants could have an adverse effect on any one or all of these entities. RJR Tobacco Company and RJR Tobacco Holdings each believes that it has a number of valid defenses to any of those actions and intends to defend those actions vigorously.

    RJR Tobacco Holdings believes that, notwithstanding the quality of defenses available to it and RJR Tobacco Company in litigation matters, it is possible that the results of operations or cash flows of RJR Tobacco Holdings in particular quarterly or annual periods or RJR Tobacco Holdings' financial condition could be materially affected by the ultimate outcome of pending litigation matters, including litigation costs. Management is unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate.

NOTE 5 -- THE REORGANIZATION

    On March 9, 1999, RJR Tobacco Holdings and RJR Tobacco Company entered into a definitive agreement to sell the international tobacco business for approximately $8 billion, including the assumption of approximately $200 million of net debt, to Japan Tobacco. The sale was substantially completed on May 12, 1999. Under the terms of the agreement, Japan Tobacco acquired substantially all of the business including intellectual property rights of the international tobacco business, including the international rights to the CAMEL, WINSTON and SALEM brand names. Proceeds from the sale have been used to reduce debt and for general corporate purposes RJR Tobacco Holdings expects that this debt reduction will substantially strengthen the financial position of RJR Tobacco Holdings and RJR Tobacco Company.

    Also on March 9, 1999, NGH announced that its board of directors had approved a plan to separate the domestic tobacco business conducted by RJR Tobacco Company, from the food business conducted by operating subsidiaries of Nabisco Holdings Corp. Under the plan, the separation was accomplished by the transfer of RJR Tobacco Holdings' 80.5% interest in Nabisco, together with approximately $1.6 billion in after-tax proceeds from the international tobacco sale, to NGH through a merger transaction that is intended to be tax-free and which occurred on May 18, 1999, followed by a spin-off to NGH stockholders of shares in RJR Tobacco Holdings that is intended to be tax-free.

    On May 12, 1999, NGH's board of directors approved the spin-off, which occurred on June 14, 1999. NGH will continue to exist as a holding company, owning 80.5% of Nabisco. Nabisco Group Holdings Corp. and Nabisco will each continue to trade as separate companies on the New York Stock Exchange and shares of RJR Tobacco Holdings, as the owner of 100% of RJR Tobacco Company, will also trade separately.

    On April 13, 1999, RJR Tobacco Holdings offered to purchase substantially all of its outstanding debt securities and sought consents from the holders of those securities to waive covenants that might have prevented some of the transactions described above. These consents were received as of April 26, 1999. The tender offers were completed on May 18, 1999, which resulted in RJR Tobacco Holdings repurchasing $4 billion of its debt with a portion of the proceeds from the sale of the international tobacco business.

    On May 7, 1999, RJR Tobacco Holdings entered into a $1.235 billion floating rate revolving credit agreement with a syndicate of commercial banks and on May 18, 1999, RJR Tobacco Holdings completed a private placement offering of $1.25 billion in debt securities (the notes that are subject to the exchange offer described in this prospectus). The net proceeds received will be used for general corporate purposes. RJR Tobacco Company has guaranteed RJR Tobacco Holdings' obligations under the revolving credit agreement and the debt securities.

    The operating results of the international tobacco business and Nabisco are segregated and reported as discontinued operations in the accompanying consolidated condensed financial statements. Prior period financial statements have been reclassified to conform to the current year presentation.

    Summarized operating results of the discontinued operations are as follows:

                                                                              THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------
Net sales..................................................................  $   2,528  $   2,734
Provision for income taxes.................................................         48         76
Net income.................................................................         65        133

    Assets and liabilities of the discontinued businesses are as follows:

                                                                       MARCH 31,   DECEMBER 31,
                                                                         1999          1998
                                                                      -----------  ------------
Current assets......................................................   $   3,407    $    3,357
Property, plant and equipment, net..................................       4,079         4,183
Trademarks and goodwill, net........................................       7,618         7,710
Other assets and deferred charges...................................         219           227
Current liabilities.................................................      (2,498)       (2,685)
Long-term debt (less current maturities)............................      (3,887)       (3,794)
Minority interest in Nabisco........................................        (727)         (752)
Deferred income taxes...............................................      (1,187)       (1,195)
Other noncurrent liabilities........................................      (1,094)       (1,090)
                                                                      -----------  ------------
  Net assets of discontinued businesses.............................   $   5,930    $    5,961
                                                                      -----------  ------------
                                                                      -----------  ------------